     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996

                                                      REGISTRATION NO. 333-04105
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CALYPTE BIOMEDICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                    3826                                   06-1226727
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                               1440 FOURTH STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 526-2541
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 JOHN P. DAVIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CALYPTE BIOMEDICAL CORPORATION
                               1440 FOURTH STREET
                           BERKELEY, CALIFORNIA 94710
                                 (510) 526-2541
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

              JOHN B. GOODRICH, ESQ.                             ALAN C. MENDELSON, ESQ.
               AARON J. ALTER, ESQ.                              ROBERT J. BRIGHAM, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                COOLEY GODWARD CASTRO HUDDLESON & TATUM
             PROFESSIONAL CORPORATION                       FIVE PALO ALTO SQUARE, 4TH FLOOR
                650 PAGE MILL ROAD                                 300 EL CAMINO REAL
         PALO ALTO, CALIFORNIA 94304-1050                   PALO ALTO, CALIFORNIA 94306-2155
                  (415) 493-9300                                     (415) 843-5000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                       PROPOSED           PROPOSED
                                                       MAXIMUM            MAXIMUM           AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO           OFFERING      AGGREGATE OFFERING    REGISTRATION
 SECURITIES TO BE REGISTERED    BE REGISTERED(1)  PRICE PER SHARE(2)      PRICE(2)            FEE(3)
- ----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
  value.......................     2,875,000            $10.00          $28,750,000         $9,913.80
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------


(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) Previously paid.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         CALYPTE BIOMEDICAL CORPORATION
                            ------------------------

                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

              ITEM NUMBER AND HEADING IN FORM S-1
                     REGISTRATION STATEMENT                  LOCATION OF CAPTION IN PROSPECTUS
      ----------------------------------------------------  -----------------------------------
  1.  Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus......................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus..........................................  Inside Front Cover Page; Outside
                                                            Back Cover Page
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds.....................................  Use of Proceeds
  5.  Determination of Offering Price.....................  Outside Front Cover Page;
                                                            Underwriting
  6.  Dilution............................................  Dilution
  7.  Selling Security Holders............................  Not Applicable
  8.  Plan of Distribution................................  Outside and Inside Front Cover
                                                            Pages; Underwriting; Outside Back
                                                            Cover Page
  9.  Description of Securities to be Registered..........  Prospectus Summary; Capitalization;
                                                            Description of Capital Stock;
                                                            Shares Eligible for Future Sale
 10.  Interests of Named Experts and Counsel..............  Legal Matters; Experts
 11.  Information with Respect to the Registrant..........  Outside and Inside Front Cover
                                                            Pages; Prospectus Summary; Risk
                                                            Factors; Use of Proceeds; Dividend
                                                            Policy; Capitalization; Dilution;
                                                            Selected Consolidated Financial
                                                            Data; Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operations; Business;
                                                            Management; Certain Transactions;
                                                            Principal Stockholders; Description
                                                            of Capital Stock; Shares Eligible
                                                            for Future Sale; Consolidated
                                                            Financial Statements; Outside Back
                                                            Cover Page
 12.  Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities......................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED JUNE 25, 1996


                                2,500,000 SHARES
                                      LOGO

                                  COMMON STOCK
                ------------------------------------------------

All of the shares of common stock ("Common Stock") offered hereby are being sold by Calypte Biomedical Corporation ("Calypte" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop or, if one does develop, that it will be sustained. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." Application has been made for inclusion of the Common Stock on the Nasdaq National Market under the symbol "CALY."

                ------------------------------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                ------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                     PRICE TO              DISCOUNTS AND            PROCEEDS TO
                                      PUBLIC              COMMISSIONS(1)            COMPANY(2)
- -----------------------------------------------------------------------------------------------------
Per Share....................            $                       $                       $
- -----------------------------------------------------------------------------------------------------
Total(3).....................            $                       $                       $
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriter.

(2) Before deducting expenses payable by the Company estimated at $1,020,000.


(3) The Company has granted to the Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."


                ------------------------------------------------

The shares of Common Stock are offered by the Underwriter, subject to prior sale, withdrawal, cancellation or modification of the offer without notice, delivery to and acceptance by the Underwriter, and certain other conditions. It is expected that delivery of the shares of Common Stock, offered hereby will be
made in New York, New York, on or about                , 1996.

                ------------------------------------------------

                         PACIFIC GROWTH EQUITIES, INC.

             The date of this Prospectus is                , 1996.

THE CALYPTE HIV-1 URINE-BASED TEST HAS NOT BEEN APPROVED BY THE FDA FOR MARKETING IN THE UNITED STATES. THE TEST CANNOT BE SOLD IN THE UNITED STATES UNLESS AND UNTIL SUCH FDA APPROVAL IS OBTAINED, IF AT ALL.


                               [Pictures to Come]


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

CalypteTM and SentinelTM are trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY


Calypte Biomedical Corporation ("Calypte" or the "Company") is a leader in the development of a urine-based screening test for the detection of Human Immunodeficiency Virus Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.33% sensitivity (as compared to blood). Specificity of the screening test with a companion western blot confirmatory test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company estimates that the cost of collecting, handling, testing and disposing of urine specimens will be significantly less than that of blood specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.



On March 28, 1996, the Company received a letter from the U.S. Food and Drug Administration ("FDA") stating that the Company's HIV-1 urine screening test was approvable pending finalization of the package insert and other labeling. The Company's screening test, when used with the western blot confirmatory test for urine licensed from Cambridge Biotech Corporation ("Cambridge Biotech"), will provide the only complete urine-based HIV testing system. This western blot test is already licensed by the FDA for use with blood, and is currently pending FDA clearance for use with urine. On June 21, 1996 the FDA Blood Products Advisory Committee determined that the clinical data and test protocol of the Cambridge Biotech urine confirmatory test supported its use in conjunction with the Calypte urine based HIV-1 test. The Company believes that the benefits of its testing system will enable it to penetrate existing markets and expand into new markets that are currently not served by blood-based and oral fluid-based HIV test systems.


The Company also intends to submit a pre-market application ("PMA") to the FDA for approval to market the Company's over-the-counter ("OTC") home urine collection kit. The Company's home collection kit would allow consumers, in the privacy of their homes, to take a urine sample, mail it to Calypte Biomedical Laboratories for analysis and then anonymously obtain results and professional counseling by telephone. On May 14, 1996, Direct Access Diagnostics, a subsidiary of Johnson & Johnson, received FDA clearance for the first OTC home blood collection kit for HIV. The Company believes that the Direct Access Diagnostics FDA approved OTC product will accelerate consumer acceptance and awareness of home collection for HIV. The Company believes that an OTC urine collection kit for HIV would have advantages compared to an OTC blood collection kit for HIV.

HIV is the leading cause of death for persons age 25 to 44 in the United States. Those infected with HIV are generally asymptomatic until several years after HIV infection, and during this period most are unaware of their HIV status. According to the World Health Organization, HIV currently infects approximately 10 million individuals and is forecasted to infect between 30 and 40 million individuals by the year 2000.


It is estimated that 27 million blood bank screening tests and 26 million other HIV screening tests were performed in 1994 in the United States. In addition to blood banks, the largest domestic demand for HIV testing is generated by physicians, the life insurance industry, the military, the criminal justice system and the Immigration and Naturalization Service. The high cost of testing blood for HIV has precluded large HIV public health screening programs. Even in the United States, only four million of the 14 million life insurance policies written each year currently utilize HIV screening.


The Company's objective is to be the leader in the development and commercialization of urine-based diagnostic tests. The Company's primary strategy is to exploit the advantages of using urine instead of blood for HIV testing in order to establish its diagnostic screening test as the screening method of choice for HIV. The Company plans to build upon its expertise in urine-based diagnostics to develop additional urine-based tests for sexually transmitted diseases and other human conditions. Initially, the Company intends to focus on developing and commercializing urine-based screening tests for HIV-2, Chlamydia and H. pylori. The key components of the Company's business strategy are to: (i) target and expand the life insurance testing market, (ii) penetrate the United States clinical laboratory market, (iii) pursue international markets through distributor relationships, (iv) establish Calypte Biomedical Laboratories, (v) enter the emerging OTC market, and (vi) develop additional urine-based diagnostics.

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE OFFERING


Common Stock offered by the Company..........   2,500,000 shares
Common Stock to be outstanding after the
  offering...................................   10,359,046 shares(1)
Use of proceeds..............................   Expand product development efforts and support
                                                clinical trials; develop Calypte Biomedical
                                                Laboratories; expand manufacturing capacity;
                                                redeem mandatorily redeemable preferred stock;
                                                repay certain indebtedness; and for working
                                                capital and general corporate purposes.
Proposed Nasdaq National Market symbol.......   CALY


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                 THREE MONTH PERIOD
                                                 YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                            ---------------------------------   ---------------------
                                              1993        1994        1995        1995        1996
                                            ---------   ---------   ---------   ---------   ---------
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue...................................  $      --   $      --   $      --   $      --   $      --
Loss from operations......................     (6,303)     (5,462)    (10,380)     (1,462)     (2,723)
Net loss attributable to common
  stockholders............................     (6,301)     (5,587)    (10,411)     (1,428)     (2,846)
Net loss per share attributable to common
  stockholders(2).........................  $   (1.22)  $   (0.90)  $   (1.40)  $   (0.19)  $   (0.38)
Weighted average shares used to compute
  net loss per share attributable to
  common stockholders(2)..................  5,182,594   6,187,396   7,450,692   7,450,212   7,450,241



                                                                          MARCH 31, 1996(1)
                                                                     ----------------------------
                                                                      ACTUAL      AS ADJUSTED(3)
                                                                     --------     ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................................  $  1,842        $  16,730
Working capital....................................................    (3,791)          14,348
Total assets.......................................................     4,826           19,714
Mandatorily Redeemable Series A Preferred Stock....................     1,766               --
Deficit accumulated during development stage.......................   (33,217)         (33,217)
Total stockholders' equity (deficit)...............................    (4,248)          15,657


- ---------------

(1) The actual and as adjusted information excludes, as of June 21, 1996, (i) 1,311,420 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's stock option plans at a weighted average exercise price of $0.54 per share, (ii) 1,303,007 shares of Common Stock available for future grant under the Company's stock option plans, (iii) warrants to purchase 1,066,355 shares of Common Stock at prices ranging from $5.00 to $7.50 per share and (iv) options to purchase 475,000 shares of Common Stock at $7.50 per share. See "Capitalization" and
    "Management -- Stock Option Plans" and Notes 9, 10 and 12 of Notes to Consolidated Financial Statements and Notes 5, 6 and 7 of Notes to Consolidated Condensed Financial Statements.


(2) See Note 2 of Notes to Consolidated Financial Statements and Note 2 of Notes to Consolidated Condensed Financial Statements.

(3) Adjusted to give effect to (i) the receipt of the net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, (ii) the redemption by the Company of its Mandatorily Redeemable Series A Preferred Stock including accumulated unpaid dividends and (iii) the repayment of $2.7 million of current notes payable. As adjusted information also reflects the repayment of $503,000 of current notes payable which were repaid by the Company in April 1996. See "Use of Proceeds" and "Capitalization."
                                ---------------


Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriter's over-allotment option, (ii) reflects the reincorporation of the Company into Delaware to be effected in July 1996, and
(iii) except in the Consolidated Financial Statements reflects, (a) the conversion of outstanding shares of Convertible Preferred Stock of the Company (except for the Mandatorily Redeemable Series A Preferred Stock being redeemed after the Offering) into Common Stock, which will occur automatically upon the completion of this Offering. See "Capitalization," "Description of Capital Stock" and "Underwriting."



                                  RISK FACTORS



     For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors" beginning on page 5.

                                  RISK FACTORS


This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors, which should be carefully considered by potential investors, before purchasing the Common Stock offered hereby:



UNCERTAINTY OF REGULATORY APPROVAL FOR HIV-1 SCREENING TEST. The Company has filed a product license application ("PLA") and an establishment licensing application ("ELA") with the FDA relating to its urine-based HIV-1 screening test. On March 28, 1996, the Company received a letter from the FDA stating that the Company's HIV-1 urine screening test was approvable, pending finalization of the package insert and other labeling. The satisfaction of these conditions is determined solely by the FDA, and the Company cannot predict when approval of its test may be received, if at all. There can be no assurance that the Company will ultimately receive approval for its urine-based HIV-1 test. Failure to obtain approval for its test would have a material adverse effect on the Company's business, financial condition and results of operations.



DEPENDENCE ON SOLE SOURCE OF SUPPLY AND REGULATORY APPROVAL OF CONFIRMATORY TEST. In order to minimize the possibility of false positive reports, positive HIV screening results must be confirmed with an additional test format before being reported to the physician or patient in the United States and in most developed countries. The Company has entered into an agreement with Cambridge Biotech under which both Calypte and Cambridge Biotech will market and distribute a urine-capable western blot confirmatory test which uses technology licensed from the Company. The western blot kit manufactured by Cambridge Biotech has already received FDA approval for blood testing, and is the only confirmatory test for which application has been made for FDA approval for use with urine. Failure of Cambridge Biotech to receive FDA approval of its application could have a material adverse effect on the Company's business, financial condition and results of operations.


LIMITED OPERATING HISTORY; HISTORY OF LOSSES. The Company has a limited history of operations, and since its inception in February 1988, the Company has been primarily engaged in research and development. As of March 31, 1996, the Company has generated revenues of $2.4 million primarily from research and development contracts. The Company has experienced significant operating losses since inception and, as of March 31, 1996, had an accumulated deficit of $33.2 million. The Company expects operating losses to continue as it initiates marketing and sales activities and expands research and development. The Company does not have experience in manufacturing, marketing or selling its products in commercial quantities. There can be no assurance that the Company's products will be successfully commercialized or that the Company will achieve significant product revenues. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RELIANCE ON PROPRIETARY TECHNOLOGY AND KNOW-HOW; LICENSE OBLIGATIONS. The Company's ability to compete effectively will depend in large part on its ability to develop and maintain proprietary aspects of its technology. The Company has the right to utilize certain patents and proprietary rights under licensing agreements with New York University ("NYU"), Cambridge Biotech, Repligen Corporation ("Repligen"), Texas A&M University System and Stanford University. These license arrangements secure intellectual property rights for the manufacture and sale of the Company's products. Pursuant to these license agreements, the Company must pay product royalties and under certain agreements the Company must make minimum royalty payments. In the event that the Company does not receive approval for its urine-based HIV-1 test or develop alternate sources of revenues, the obligation to make minimum royalty payments could have a material adverse impact on the Company's results of operations. Failure to make required minimum royalty payments may result in the loss of exclusivity or termination of the license. There can be no assurance that the Company will be able to maintain exclusivity or maintain its current license agreements. Termination of any of these licenses could have a material adverse effect on the Company's business, financial condition and results of operations.


The HIV testing industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation or interference proceedings could result in significant diversion of efforts by the Company's management and technical personnel. There are a number of filed and issued patents involved with the detection of HIV antibodies. One such patent is currently owned by Chiron Corporation. There can be no assurances that Chiron will not assert such claims against the Company. Patent litigation can be costly and protracted. The expense of litigating a claim against the Company for patent infringement could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that the Company was found to be infringing a validly issued patent, and the Company could not obtain a license to such patent on reasonable terms, the Company could be forced to pay damages, obtain a license to such patent at a significantly higher rate or, possibly, remove its urine-based HIV-1 test from the market. Such an event would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Reliance On Proprietary Technology and Know-How."


In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not have, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the U.S. or in international markets. There can be no assurance that the Company will not be required to obtain additional cross licenses in the future or that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to or licensed by the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others.

The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all information developed by or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company; however, certain of the Company's agreements with consultants, who typically are employed on a full-time basis by academic institutions or hospitals, do not contain assignment of invention provisions. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business -- Reliance on Proprietary Technology and Know-How."

UNCERTAINTY OF MARKET ACCEPTANCE; LACK OF SALES AND MARKETING EXPERIENCE. The Company's first product represents a new method of determining the presence of HIV antibodies in humans, and there can be no assurance that this product will gain market acceptance even if necessary international and U.S. regulatory and reimbursement approvals are obtained. The Company believes that recommendations and endorsements by the medical diagnostic community will be essential for market acceptance of this product, and there can be no assurance that any such recommendations or endorsements will be obtained. Failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.


The Company has no experience marketing and selling its product either directly or through distributors. The Company intends to establish a small direct sales force for sales to certain U.S. laboratories. There can be no assurance that the Company's marketing and direct sales efforts will be successful. The Company's sales and marketing strategy relies significantly upon third party distributors for the sale of its product. There can be no assurance that these distributors will market the Company's product successfully or that, if such relationships are terminated, the Company will be able to establish relationships with other distributors on satisfactory terms, if at all. Any disruption in the Company's distribution, sales or marketing network could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Marketing and Distribution."

DEPENDENCE ON A SINGLE PRODUCT. The Company's HIV-1 urine-based screening test, if licensed for marketing by the FDA, will be the Company's only FDA-approved product. Upon approval, there can be no assurance that the Company's marketing efforts will be successful. Furthermore, because the screening test will represent the Company's sole near-term product, the Company could be required to cease operations if this product fails to achieve market acceptance or generate significant revenue. See "Business -- Products."


DEPENDENCE UPON KEY SUPPLIERS. The Company purchases raw materials and components used in its products from various suppliers and relies on single sources for several of these components. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly. The Company has a number of single-source components, and any delay or interruption in supply of these components could significantly impair the Company's ability to manufacture its products in commercial quantities, and therefore would have a material adverse effect on the Company's business, financial condition and results of operations, particularly if and when the Company scales up its manufacturing activities in support of commercial sales. See
"Business -- Manufacturing."


LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK. The Company has only limited experience in manufacturing its product. The Company has primarily manufactured its product in limited quantities for submission to the FDA for ongoing compliance, international clinical trials and building its inventory in anticipation of commercialization. The Company does not have experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling-up production of new product, including problems involving production yields, quality control and assurance, raw material supply and shortages of qualified personnel. The Company's manufacturing relies on certain rare reagents including its viral seed stock, the loss of which would impair the Company's ability to manufacture its product. The Company currently manufactures its product in, and is awaiting final FDA license for, its Berkeley, California facility. The Company is completing qualification of a larger manufacturing facility in Alameda, California, and is preparing an amendment to its pending establishment license for this facility. Difficulties encountered by the Company in manufacturing scale-up to meet commercial demand, including delays in receiving FDA approval for the Alameda facility, could have a material adverse effect on its business, financial condition and results of operations. See "Business -- Manufacturing" and " -- Government Regulation."

DEPENDENCE UPON INTERNATIONAL DISTRIBUTORS AND SALES. The Company intends to market and sell its products internationally through a network of distributors, and the Company's international sales are dependent upon the marketing efforts of, and sales by, these distributors. The Company anticipates that a significant portion of its revenues for the next several years will be derived from international distributor sales. International sales and operations involve a number of inherent risks and may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in managing international operations and fluctuations in foreign currency exchange rates. The Company's distribution agreement with Otsuka Pharmaceutical Co. Ltd. is terminable without cause upon 120 days prior notice. Certain of the Company's distributors have limited international marketing experience, and there can be no assurance that the Company's distributors will be able to market successfully the Company's products in any international market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing and Distribution."


INTENSE COMPETITION IN COMPANY'S MARKETS AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS. Competition in the emerging market for HIV testing is intense and is expected to increase. The Company believes its principal competition will come from existing HIV blood-based assays and from oral fluid testing assays. Furthermore, new testing methodologies could be developed in the future that render the Company's urine-based HIV test impractical, uneconomical, or obsolete. Most of the Company's competitors have significantly greater financial, manufacturing, technical, research, marketing, sales, distribution and other resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than those developed by the Company or that would render the Company's technologies or products obsolete or otherwise commercially unattractive. In addition, there can be no assurance that competitors will not succeed in obtaining regulatory approval for such products, or introducing or commercializing them prior to the Company. Such developments could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company expects that its revenues and results of operations may fluctuate significantly from quarter to quarter and will depend on a number of factors, many of which are outside the Company's control. These factors include actions relating to regulatory matters, the extent to which the Company's products gain market acceptance, the timing and size of distributor purchases, introduction of alternative means for testing for HIV, competition, the timing and cost of new product introductions, and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


EXTENSIVE GOVERNMENT REGULATION. The Company's products are subject to extensive regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. The manufacture and sale of diagnostic products, including the Company's products, are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. In the U.S., the Company's products are regulated either as biologics, such as in the case of the Company's HIV-1 urine-based screening test, or as medical devices, as in the case of the Company's anticipated HIV-1 urine collection kit. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain, frequently requiring from one to several years from the date of FDA submissions if approval is obtained at all. Sales of diagnostic tests and products outside of the U.S. are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval and the requirements may differ. The preparation of required applications and the subsequent foreign regulatory approval process is expensive, lengthy and uncertain. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances in a timely manner or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. If the FDA believes that a company is not in compliance with the regulations, it can institute proceedings to detain or seize a product or prohibit marketing and sales of the Company's products, issue a recall, and assess civil and criminal penalties against the Company, its officers or its employees, and take other enforcement actions.


The Company intends to file a pre-market approval application ("PMA") with the FDA for the HIV-1 urine collection kit which constitutes an application for approval of over-the-counter sales of this urine collection device so that consumers could purchase the device for the collection and mailing of specimens directly to the Company for HIV testing. The Company believes that a submission for this device must set forth Calypte's plans for reporting results to the consumer and for providing counseling services as well as the collection kit itself. There can be no assurance that the FDA will approve the Company's HIV-1 urine collection device for over-the-counter distribution and sale. Furthermore, there can be no assurance that the FDA will not request additional data or require that the Company conduct further clinical studies causing the Company to incur further cost and delay. In addition, there can be no assurance that the FDA will not limit the intended use of the Company's products as a condition of PMA approval.

In addition, the manufacture, sale or use of the Company's products are subject to regulation by other federal entities, such as the Occupational Safety and Health Agency, the Environmental Protection Agency, and by various state agencies, including the California Environmental Protection Agency. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change and these changes could have a material adverse effect on the Company's business, financial condition and results of operations.

Distribution of the Company's products outside the U.S. is also subject to extensive government regulation. In a majority of foreign countries, FDA approval is required first in order to receive approval in that country. The export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, or failure to comply with regulatory requirements, would have a material adverse effect on the Company's business, financial condition and results of operations.

The Company will be required to adhere to applicable FDA regulations regarding current Good Manufacturing Practices ("cGMP") in the U.S. and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements, such as reporting requirements will be monitored through periodic inspections by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing products for unapproved uses, could result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for products, withdrawal of approvals and criminal prosecution. In addition, changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products or result in increased regulatory costs. Furthermore, once approval is granted, subsequent modifications to the approved product or manufacturing process may require a supplemental PLA and ELA or PMA as the case may be or may require the submission of a new PMA application, which could require substantial additional clinical data and FDA review.

Due to the nature of its manufacturing processes, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with land use and environmental regulations as manufacturing is scaled-up to commercial levels, nor that the operations, business or financial condition of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies. There can be no assurance that the Company will be able to obtain and maintain all required permits in connection with the operation of its manufacturing facilities. When and if the Company begins to produce products on a commercial scale, it will be a significant user and disposer of water. The disposal of water used in the Company's manufacturing processes must comply with applicable federal, state and local environmental protection laws, and compliance with these laws may be costly and difficult. See "Business -- Manufacturing."

ESTABLISHMENT AND REGULATION OF REFERENCE LABORATORY. The Company intends to establish a clinical reference laboratory in connection with seeking approval for an OTC home urine collection kit for HIV-1. There are a number of risks in establishing a reference laboratory especially for testing for HIV. The Company must, among other actions, seek to hire and retain key laboratory personnel, purchase necessary equipment, secure required permits, incur marketing expenses, obtain customers, and comply with government regulations. The Company's planned laboratory would test for HIV using the Company's urine-based HIV-1 test and, if approvals are obtained, receive home collected urine for HIV testing. The Company may be required to offer counseling in connection with the reporting of results to laboratory customers. There can be no assurance that the Company can establish or receive the necessary approval for the laboratory.


If the Company establishes a reference laboratory for the testing of urine samples using the Company's urine-based HIV-1 screening test, the Company's laboratory would be regulated under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the U.S. by requiring that any health care facility in which testing is performed meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance, and inspections. The regulations have established three levels of regulatory control based on the test's complexity: "waived," "moderately complex," and "highly complex." Calypte believes that its test will be categorized as highly complex, which would require the Company and laboratories using its test to meet certain quality control and personnel standards that are more rigorous than those for moderately complex tests. Under the CLIA regulations, all laboratories performing high or moderately complex tests are required to obtain either a registration certificate or certifications of accreditation from the Health Care Finance Administration ("HCFA"). There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have an adverse impact on the potential market for the Company's products. The Company would also be subject to state laboratory licensure standards and laws governing the disposal of infectious and/or hazardous wastes.

PRODUCT LIABILITY AND RECALL RISK; LIMITED INSURANCE COVERAGE. The manufacture and sale of medical diagnostic products entail significant risk of product liability claims or product recalls. While the Company maintains product liability insurance, the Company faces the risk of litigation in the event of false positive or false negative reports. There can be no assurance that the Company's existing insurance coverage limits will be adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, the Company may require increased product liability coverage as its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon a number of key management and technical personnel. The Company has employment agreements with the members of its core management team. The Company's ability to manage its transition to commercial-scale operations, and hence its success, will depend on the efforts of these individuals, among others. The loss of the services of one or more key employees could have a material adverse effect on the Company. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel.


William A. Boeger is the Chief Executive Officer and Chief Financial Officer of Pepgen, a 49% owned therapeutic subsidiary of the Company, and Dr. Howard B. Urnovitz is President and Chief Science Officer. In addition, Mr. Boeger and Dr. Unrovitz are both officers of the Chronic Illness Research Foundation, a non-profit organization. Accordingly, although these individuals will devote such amount of their working hours as they reasonably deem necessary to the business of the Company, these individuals do not devote all of their working hours to the Company's affairs. See "Business -- Employees" and "Management."


CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES. The Company's directors, executive officers and entities affiliated with them will, in the aggregate, beneficially own approximately 29.22% of the Company's outstanding Common Stock following the completion of this Offering. Accordingly, these stockholders, individually and as a group, would be able to effectively control the Company on substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."


NO PRIOR PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE;
DILUTION. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which is established by negotiations between the Company and the Underwriters, may not be indicative of prices that will prevail in the trading market. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the U.S. and internationally, changes in stock market analysts' recommendations regarding the Company, other medical products companies or the medical product industry generally and general market conditions may have a significant effect on the market price of the Common Stock. The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial net tangible book value dilution. See "Underwriting and Dilution."


RISK OF UNALLOCATED PROCEEDS. The Company expects that it will use a portion of the net proceeds of this offering for general corporate purposes, including working capital. The Company has no specific plans as to the use of the unallocated proceeds from this offering. Pending use, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. Accordingly, management will have significant flexibility in applying a portion of the net proceeds of this offering. See "Use of Proceeds."



POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE
SALE. Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this Offering, the Company will have 10,359,046 shares of Common Stock outstanding, of which the 2,500,000 shares offered hereby will be freely tradable (unless held by affiliates of the Company) and the remaining 7,859,046 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Holders of an aggregate of 7,611,736 shares of Common Stock and options to purchase 1,170,273 shares of Common Stock have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. Upon expiration of the 180-day lock-up agreements, approximately 5,805,713 shares of Common Stock will become eligible for immediate public resale subject to the volume limitations of Rule 144, under Rule 144(k) or by non-affiliates holding stock issued to them under Rule 701. A total of 7,392,010 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. See "Shares Eligible for Future Sale." In addition, 475,000 shares of Calypte Common Stock may be acquired by stockholders of Pepgen Corporation upon exercise of options issued to them, 1,066,355 shares may be acquired by warrantholders upon exercise of warrants issued to them, and an additional 1,311,420 shares may be acquired by other optionholders (to the extent vested), which shares will become eligible for public resale at various times two years after the acquisition of such shares. See
"Business -- Investment in Pepgen Corporation" and "Certain Transactions."



ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. Certain provisions of Calypte's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calypte. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit increases in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors of Calypte, without further stockholder approval, may issue Preferred Stock with such terms as the Board of Directors may determine, that could have the effect of delaying or preventing a change in control of Calypte. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. See "Description of Capital
Stock -- Change of Control Provisions."



DIVIDENDS. The Company has accumulated unpaid dividends on its Series A Preferred Stock, which accumulated dividends will be paid upon redemption of the Series A Preferred Stock upon the closing of this Offering. The Company currently intends to retain any future earnings for future growth and, therefore, does not anticipate either declaring or paying any cash dividends in the foreseeable future.

                                  THE COMPANY


Urnotech Calypte Biomedical Corporation was incorporated in California in November 1989, changed its name to Calypte Biomedical Corporation in November 1992 and will be reincorporated in Delaware in July 1996. The Company's principal office is located at 1440 Fourth Street, Berkeley, California 94710, and its telephone number is (510) 526-2541.


                                USE OF PROCEEDS


The net proceeds to the Company from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be $20 million ($23 million if the Underwriter's over-allotment option is exercised in full). Of the net proceeds of this Offering, the Company expects to expend approximately $5 million to expand product development efforts and to support clinical trials, approximately $4 million to fund the development of Calypte Biomedical Laboratories, approximately $2 million to expand manufacturing capacity, approximately $2 million to redeem the Company's Series A Preferred Stock, approximately $1.5 million to repay a loan bearing interest at the prime rate plus 3.5% (11.75% at June 21, 1996) due on July 5, 1996 to Silicon Valley Bank, $1 million to repay the Pepgen promissory note bearing interest at 4% per annum due on October 31, 1996, and approximately $250,000 to repay a note bearing interest at 10% per annum due on August 1, 1996 to the Purdue Frederick Corporation. The balance of the net proceeds amounting to approximately $4.2 million will be used for working capital and general corporate purposes. A portion of the proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies. From time to time the Company considers and engages in discussions with other parties regarding possible investments in or acquisitions of complementary businesses, products or technologies, although there are currently no agreements or understandings regarding any such investments or acquisitions. Pending the use of the proceeds as described above, the Company intends to invest such net proceeds in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

The Company has accumulated unpaid dividends on its Series A Preferred Stock, which accumulated dividends will be paid upon redemption of the Series A Preferred Stock upon the closing of this Offering. The Company currently intends to retain any future earnings for future growth and, therefore, does not anticipate either accumulating, declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to reflect (a) the automatic conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon the closing of this Offering and (b) the repayment of approximately $503,000 of current notes payable which were repaid by the Company in April 1996 and (iii) on an as adjusted basis to give effect to (a) the receipt by the Company of the net proceeds from the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, (b) the redemption by the Company of its mandatorily redeemable Series A Preferred Stock, including accumulated unpaid dividends and (c) the repayment of approximately $2,748,000 of current notes payable. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and the Consolidated Condensed Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                       MARCH 31, 1996
                                                          ----------------------------------------
                                                           ACTUAL       PRO FORMA      AS ADJUSTED
                                                          --------      ---------      -----------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                        SHARE DATA)
Long-term portion of capital lease obligations..........  $    683      $     683       $     683
Mandatorily Redeemable Series A Preferred Stock:
  100,000 shares authorized at $0.001 par value; 100,000
     shares issued and outstanding, actual; 100,000
     shares issued and outstanding, pro forma; no shares
     issued and outstanding, as adjusted................     1,766          1,766              --
Stockholders' equity (deficit):
  Convertible Preferred Stock, $0.001 par value,
     8,637,638 shares authorized; 6,832,416 shares
     issued and outstanding, actual; no shares issued or
     outstanding, pro forma and as adjusted.............         7             --              --
  Preferred Stock, no shares authorized, actual and pro
     forma; 5,000,000 shares authorized, as adjusted; no
     shares issued or outstanding, actual pro forma and
     as adjusted........................................        --             --              --
  Common Stock, $0.001 par value; 12,000,000 shares
     authorized, actual; 20,000,000 shares authorized,
     pro forma and as adjusted; 574,018 shares issued
     and outstanding, actual; 7,406,434 shares issued
     and outstanding, pro forma; 9,906,434 shares issued
     and outstanding, as adjusted (1)...................        --              7              10
  Additional paid-in capital............................    29,329         29,329          49,231
  Deferred compensation.................................      (367)          (367)           (367)
  Deficit accumulated during development stage..........  $(33,217)     $ (33,217)      $ (33,217)
                                                          ========       ========        ========
          Total stockholders' equity (deficit)..........  $ (4,248)     $  (4,248)      $  15,657
                                                          ========       ========        ========
          Total capitalization..........................  $ (1,799)     $  (1,799)      $  16,340
                                                          ========       ========        ========

- ---------------

(1) The actual, pro forma, and as adjusted information excludes, as of March 31, 1996, (i) 1,292,561 shares of Common Stock issuable upon exercise of outstanding options granted under the Company's stock option plans at a weighted average exercise price of $0.54 per share, (ii) 1,321,907 shares of Common Stock available for grant under the Company's stock option plans,
    (iii) warrants to purchase 1,762,101 shares of Common Stock at prices ranging from $5.00 to $7.50 per share and options to purchase 475,000 shares of Common Stock at $7.50 per share. See "Capitalization" and "Management -- Stock Option Plans" and Notes 9, 10 and 12 of Notes to Consolidated Financial Statements and Notes 5, 6 and 7 of Notes to Consolidated Condensed Financial Statements.

                                    DILUTION


As of March 31, 1996, the Company had negative pro forma net tangible book value of $(4,247,684) or $(0.57) per share of Common Stock. "Pro forma net tangible book value" per share represents the amount of total pro forma tangible assets less total pro forma liabilities and less total pro forma mandatorily redeemable Series A Preferred Stock divided by 7,406,434, the pro forma number of shares of Common Stock issued and outstanding after giving effect to the automatic conversion upon consummation of the offering of net outstanding shares of Convertible Preferred Stock at March 31, 1996 into Common Stock. Without taking into account any other changes in the pro forma net tangible book value after March 31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, the pro forma as adjusted net tangible book value of the Company as of March 31, 1996 would have been approximately $15,657,316 or $1.58 per share. This represents an immediate increase in net tangible book value of $2.15 per share to existing stockholders and an immediate dilution of net tangible book value of $7.42 per share to new investors purchasing shares at an assumed initial public offering price of $9.00 per share. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.....................            $ 9.00
      Pro forma net tangible book value per share before the offering...  (0.57)
      Increase per share attributable to new investors..................   2.15
                                                                          ------
    Pro forma net tangible book value per share after the offering......              1.58
                                                                                     -----
    Dilution per share to new investors.................................            $ 7.42
                                                                                     =====


The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between existing stockholders and purchasers of shares in the offering (at an assumed initial public offering price of $9.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                         SHARES                    TOTAL
                                       PURCHASED               CONSIDERATION
                                  --------------------     ----------------------     AVERAGE PRICE
                                   NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                  --------     -------     ----------     -------     -------------
    Existing stockholders.......  7,406,434      74.8%     $30,816,598      57.8%         $4.16
    New investors...............  2,500,000      25.2      22,500,000       42.2           9.00
                                  ---------     -----      -----------     -----
              Total.............  9,906,434     100.0%     $53,316,598     100.0%
                                  =========     =====      ===========     =====

The foregoing table assumes no exercise of stock options or warrants outstanding after March 31, 1996. As of March 31, 1996, there were options outstanding to purchase a total of 1,292,561 shares of Common Stock at a weighted average exercise price of $0.54 per share: there were warrants outstanding to purchase 1,762,101 shares of Common Stock at prices ranging from $5.00 to $7.50 per share; and there were options to purchase 475,000 shares of Common Stock at $7.50 per share. To the extent that any shares of Common Stock are issued on exercise of any of these options or warrants or additional options or warrants granted after March 31, 1996, there will be further dilution to new investors. See "Management -- Stock Plans" and Notes 9, 10 and 12 of Notes to Consolidated Financial Statements and Notes 5, 6 and 7 of Notes to Consolidated Condensed Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


The selected consolidated financial data as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company. The financial statements of the Company as of December 31, 1994 and 1995 and for each of the years in three-year period ended December 31, 1995, together with the notes thereto and the related report of KPMG Peat Marwick LLP independent certified public accountants, are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of and for the three months ended March 31, 1995 and 1996, and for the period from February 18, 1988 (inception) through March 31, 1996 were derived from unaudited consolidated condensed financial statements, which are included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the three months ended March 31, 1996 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus.



                                                                                                                     FEBRUARY 18,
                                                                                                                         1988
                                                                                              THREE MONTH PERIOD     (INCEPTION)
                                                 YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,         THROUGH
                                ---------------------------------------------------------   ----------------------    MARCH 31,
                                  1991        1992        1993        1994        1995        1995         1996          1996
                                ---------   ---------   ---------   ---------   ---------   ---------    ---------   ------------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenue earned under research
  and development contracts,
  substantially from related
  parties.....................  $      --   $      --   $      --   $      --   $      --   $      --    $      --     $  2,390
Operating expenses:
  Research and development....      1,205       2,604       4,519       3,644       5,018         971        1,827       22,174
  Purchased in-process
    research and development
    costs.....................         --          --          --          --       2,500          --           --        2,500
  Selling, general and
    administrative............      1,096       1,280       1,784       1,818       2,862         491          896       11,823
                                ---------   ---------   ---------   ---------   ---------    --------    ---------    ---------
Loss from operations..........     (2,301)     (3,884)     (6,303)     (5,462)    (10,380)     (1,462)      (2,723)     (34,107)
Interest income (expense),
  net.........................        (58)         45         108         (35)         78          43          (98)        (131)
Other income..................          5          38          15          31          12          21            5           76
                                ---------   ---------   ---------   ---------   ---------    --------    ---------    ---------
Loss before income taxes and
  extraordinary item..........     (2,354)     (3,801)     (6,180)     (5,466)    (10,290)     (1,398)      (2,816)     (34,162)
Income taxes..................        (51)         (1)         (1)         (1)         (1)         --           --          (61)
                                ---------   ---------   ---------   ---------   ---------    --------    ---------    ---------
Loss before extraordinary
  item........................     (2,405)     (3,802)     (6,181)     (5,467)    (10,291)     (1,398)      (2,816)     (34,223)
Extraordinary gain on debt
  extinguishment..............  485......          --          --          --          --          --           --          485
                                ---------   ---------   ---------   ---------   ---------    --------    ---------    ---------
Net loss......................     (1,920)     (3,802)     (6,181)     (5,467)    (10,291)     (1,398)      (2,816)     (33,738)
Less dividend on mandatorily
  redeemable Series A
  preferred stock.............       (120)       (120)       (120)       (120)       (120)        (30)         (30)        (766)
                                ---------   ---------   ---------   ---------   ---------    --------    ---------    ---------
Net loss attributable to
  common stockholders.........  $  (2,040)  $  (3,922)  $  (6,301)  $  (5,587)  $ (10,411)  $  (1,428)   $  (2,846)    $(34,504)
                                =========   =========   =========   =========   =========    ========    =========    =========
Net loss per share
  attributable to common
  stockholders before
  extraordinary item..........  $   (1.14)  $   (0.98)  $   (1.22)  $   (0.90)  $   (1.40)  $   (0.19)   $   (0.38)
Extraordinary gain on debt
  extinguishment, per share...       0.22          --          --          --          --          --           --
                                ---------   ---------   ---------   ---------   ---------    --------    ---------
Net loss per share
  attributable to common
  stockholders(1).............  $   (0.92)  $   (0.98)  $   (1.22)  $   (0.90)  $   (1.40)  $   (0.19)   $   (0.38)
                                =========   =========   =========   =========   =========    ========    =========
Weighted average shares used
  to
  compute net loss per share
  attributable to common
  stockholders(1).............  2,210,447   3,985,278   5,182,594   6,187,396   7,450,692   7,450,212    7,450,241


                                                                       DECEMBER 31,                           MARCH 31, 1996
                                                    --------------------------------------------------   ------------------------
                                                     1991      1992       1993       1994       1995      ACTUAL     PRO FORMA(2)
                                                    -------   -------   --------   --------   --------   --------    ------------
                                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................  $ 2,233   $ 7,254   $  1,492   $  4,478   $  2,559   $  1,842      $  1,339
Working capital...................................    1,196     6,042        867      3,117     (2,402)    (3,791)       (3,791)
Total assets......................................    2,561     7,770      2,887      5,965      5,337      4,826         4,323
Long-term portion of capital lease obligations and
  notes payable...................................      471       310        462        196        543        683           683
Mandatorily redeemable Series A preferred stock...    1,256     1,376      1,496      1,616      1,736      1,766         1,766
Deficit accumulated during development stage......   (4,659)   (8,461)   (14,643)   (20,110)   (30,401)   (33,217)      (33,217)
Total stockholders' equity (deficit)..............     (213)    4,812        (26)     2,659     (2,746)    (4,248)       (4,248)

- ---------------

(1) See Note 2 of Notes to Consolidated Condensed Financial Statements and Note 2 of Notes to Consolidated Condensed Financial Statements.

(2) Reflects the conversion of 6,832,416 shares of Convertible Preferred Stock into 6,832,416 shares of Common Stock as of March 31, 1996 and reflects the repayment of $503,000 of current notes payable which were repaid by the Company in April 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

Since commencement of operations in 1988, the Company has reported its results as a development stage company, engaged in research, development and commercialization of its products. The Company's efforts have been primarily focused on developing and obtaining approval for its urine-based diagnostic tests for sexually transmitted diseases. In March, 1996, the Company received a letter from the FDA stating that the Company's urine-based HIV-1 test was approvable pending finalization of the package insert and other labeling.

The Company has a limited history of operations and has experienced significant operating losses since inception. As of March 31, 1996, the Company had an accumulated deficit of $33.2 million. The Company has not begun to market its urine-based HIV-1 test. The Company expects operating losses to continue as it initiates marketing and sales activities and additional research and development. The Company's marketing strategy is to use distributors, focused direct selling and marketing partners to penetrate certain targeted domestic markets. The Company plans to maintain a small direct sales force to sell the Company's urine-based HIV-1 test to 12 major laboratories serving the life insurance, military, immigration and criminal justice markets. Other U.S. and all international markets will be penetrated utilizing diagnostic product distributors.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 and 1995

Research and development expense, consisting primarily of research, manufacturing and quality assurance personnel and materials related to the development of the urine-based HIV-1 test, increased 88% to $1.8 million for the three months ended March 31, 1996 from $971,000 for the three months ended March 31, 1995. The increase was principally due to additional personnel, facility and material costs required for increased manufacturing activity.

Selling, general and administrative expenses, consisting primarily of personnel, outside consultants, facility operating leases and related expenses, increased 82% to $896,000 for the three months ended March 31, 1996 from $491,000 for the three months ended March 31, 1995. The increase was primarily due to personnel additions and related expenses.

Interest income (expense) and other income, consisting primarily of interest earned on cash and cash equivalents, interest paid on equipment lease financing and interest paid or accrued on outstanding notes payable, decreased $157,000 to $(93,000) for the three months ended March 31, 1996 from $64,000 for the three months ended March 31, 1995. The decrease was primarily due to interest payments on the Company's bank line of credit and interest accrued on the note payable to Pepgen, and also due to lower interest income as a result of lower cash balances.

Years Ended December 31, 1995 and 1994

Research and development expenses increased 38% to $5.0 million in 1995 from $3.6 million for 1994. This increase was principally due to additional personnel and material costs required for increased manufacturing activities.

Purchased in-process research and development costs of $2.5 million were incurred in 1995; no such costs were incurred in 1994. The 1995 costs were attributable solely to the Company's investment in Pepgen Corporation and the resulting write-off of research and development in process acquired. Pepgen is a therapeutic research and development company engaged primarily in the development of therapeutic compounds.

Selling, general and administrative expenses, increased 57% to $2.9 million in 1995 from $1.8 million in 1994. This increase was primarily due to additional legal and consulting fees relating to general corporate matters and an increase in marketing personnel in anticipation of product launch.

Interest income (expense) and other income, increased $94,000 to $90,000 in 1995 from ($4,000) in 1994. This increase was primarily due to interest earned on proceeds from preferred stock offerings.

Years Ended December 31, 1994 and 1993

Research and development expenses decreased 19%, to $3.6 million in 1994 from $4.5 million in 1993. The decrease was due primarily to approximately $1.0 million of non-recurring payments made in 1993 for patent license fees and technology licenses.

Interest income (expense) and other income decreased $127,000 to ($4,000) for 1994 from $123,000 for 1993. This decrease related primarily to a full year of interest payments in 1994 on equipment lease lines.

LIQUIDITY AND CAPITAL RESOURCES


The Company has financed operations from inception primarily through the private placement of preferred stock and, to a lesser extent, from payments related to research and development agreements, bank lines of credit, equipment lease financings and borrowings from notes payable. Since inception through March 31, 1996, the Company has received approximately $30.3 million in net proceeds from private placements of the Company's equity securities. In addition, approximately $1.3 million was borrowed by the Company through equipment lease financings, of which approximately $1.1 million was outstanding as of March 31, 1996, and $2.4 million was received from research and development agreements. In addition, in December 1995 the Company executed a $2.0 million line of credit with a bank which was due on March 5, 1996. In March 1996 the Company signed an amendment to the agreement, whereby the Company agreed to repay $500,000 on the line of credit and the due date was extended to July 5, 1996. In April, the Company repaid the $500,000 and the line of credit was reduced to $1.5 million. In addition, the Company has a note payable to a former related party for $248,000 due August 1, 1996.


During the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993 the Company's cash used in operations was $2.1 million, $6.6 million, $4.6 million, and $6.6 million, respectively. The cash used in operations was primarily to fund research and development expenses related to the urine-based HIV-1 test along with general and administrative expenses of the Company.


The Company has entered into employment agreements with officers and other employees of the Company, with varying terms and lengths. Included in current liabilities at March 31, 1996 is $260,000 payable to an officer for relocation expense.



The Company acquired equipment and leasehold improvements during the three months ended March 31, 1996 and the years ended December 31, 1995, 1994, and 1993 of $217,000, $1.1 million, $625,000, and $813,000, respectively. Costs incurred included the purchase of equipment relating to build-out and scale-up of manufacturing facilities in 1996 and 1995, the build-out of the Company's Alameda facility in 1994 and the renovation of its manufacturing facility in Berkeley in 1994 and 1993.



During 1995, the Company acquired a 49% interest in Pepgen for $2.5 million, comprised of $1.0 million in cash paid at closing, a note payable of $1.0 million, and options to purchase 475,000 shares of Common Stock valued at $500,000. The note payable is due upon the earlier of (i) October 1996 or (ii) 60 days following either FDA approval of the Company's urine-based HIV-1 screening test or the closing of this Offering. Other than the payment of the $1.0 million promissory note, Calypte does not have any ongoing commitments to fund Pepgen.



The Company has entered into an agreement that provides for royalty payments to former related parties based on sales of certain products conceived by the former related parties prior to March 30, 1989.

The Company has entered into arrangements with various organizations to receive the right to utilize certain patents and proprietary rights under licensing agreements in exchange for the Company making certain royalty payments based on sales of certain products and services. The royalty obligations are based on a percentage of net sales of licensed products and include minimum annual royalty payments under some agreements.



In August 1993 and as amended in 1994, the Company entered into a research agreement that allowed for a university to perform certain research on behalf of the Company for a seven-year period. Under the terms of the agreement, the Company may negotiate certain license rights to the inventions made by the university resulting from this research. The Company's annual payment under this agreement is approximately $150,000 through 1999.



As of March 31, 1996, the Company had $1.8 million in cash and cash equivalents. Subsequent to March 31, 1996 and as of June 21, 1996 the Company received $3.4 million in proceeds related to the exercise of warrants issued in conjunction with the Series E Preferred Stock offering in May and June 1995. As of June 21, 1996, potential proceeds related to unexercised warrants expiring on June 23, 1996, totaled $1.1 million.


The Company expects to use a portion of the net proceeds of this Offering for research and development and clinical studies, increase of manufacturing capacity, repayment of a bank line of credit, redemption of the Series A Preferred Stock, repayment of the note payable to a former related party, repayment of the note issued to Pepgen, as well as for working capital and general corporate purposes. A portion of the proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies. Although the Company believes net proceeds from this Offering, together with current cash, will be sufficient to meet the Company's operating expenses and capital requirements for the next eighteen months, the Company's future liquidity and capital requirements will depend on numerous factors, including regulatory actions by the FDA and other international regulatory bodies, market acceptance of its products, and intellectual property protection. There can be no assurance that the Company will not be required to raise additional capital or that such capital will be available on acceptable terms, if at all.

                                    BUSINESS

THE COMPANY


Calypte Biomedical Corporation ("Calypte" or the "Company") is a leader in the development of a urine-based screening test for the detection of Human Immunodeficiency Virus, Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.3% sensitivity (as compared to blood). Specificity of the screening test with a companion western blot confirmatory test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company estimates that the cost of collecting, handling, testing and disposing of urine specimens will be significantly less than that of blood specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.



On March 28, 1996, the Company received a letter from the FDA stating that the Company's HIV-1 urine screening test was approvable pending finalization of the package insert and other labeling. The Company's screening test, when used with the western blot confirmatory test for urine licensed exclusively from Cambridge Biotech, will provide the only complete urine-based HIV testing system. This western blot test is already licensed by the FDA for use with blood, and is currently pending FDA clearance for use with urine. On June 21, 1996 the FDA Blood Products Advisory Committee determined that the clinical data and test protocol of the Cambridge Biotech urine confirmatory test supported its use in conjunction with the Calypte urine-based HIV-1 test. The Company believes that the benefits of its testing system will enable it to penetrate existing markets and expand into new markets that are currently not served by blood-based and oral fluid-based HIV test systems.


The Company also intends to submit a PMA to the FDA for approval of the Company's OTC home urine collection kit. The Company's home collection kit would allow consumers, in the privacy of their homes, to take a urine sample, mail it to Calypte Biomedical Laboratories for analysis and then anonymously obtain results and professional counseling by telephone. On May 14, 1996, Direct Access Diagnostics, a subsidiary of Johnson & Johnson, received FDA clearance for the first OTC home blood collection kit for HIV. The Company believes that the Direct Access Diagnostics FDA approved OTC product will accelerate consumer acceptance and awareness of home collection for HIV. The Company believes that an OTC urine collection kit for HIV would have advantages compared to an OTC blood collection kit for HIV.

The Company intends to develop and commercialize additional urine-based tests for other sexually transmitted diseases and other human retroviruses and diseases based on its enabling urine testing technologies. Initially, the Company intends to focus on developing and commercializing urine-based screening tests for HIV-2, Chlamydia and H. pylori.


Upon approval, the Company intends to market its urine-based HIV-1 screening test through direct sales personnel and distributors depending upon the market segment and the location of the market. Calypte believes that its urine-based test will achieve market acceptance because of safety, cost, convenience, and painless collection of the fluid to be tested. There can be no assurance that the Company's products or the Company's planned products will receive FDA clearance or approval and become commercially available.


BACKGROUND

HIV is the putative cause of AIDS, which is the leading cause of death for persons ages 25 to 44 in the U.S. Those infected with HIV generally do not show symptoms of AIDS until several years after HIV infection, if at all. Because most persons infected with HIV are asymptomatic for AIDS and are unaware of their HIV status, such persons do not avail themselves of medical treatment and may unknowingly expose others to the risk of infection. Prior exposure to HIV can be detected in laboratory tests even though the individual infected with HIV is asymptomatic.

According to the World Health Organization, Human Immunodeficiency Virus ("HIV") currently infects approximately 10 million individuals worldwide and will infect between 30 and 40 million individuals worldwide by the year 2000. HIV is spread by a transfer of bodily fluids primarily through sexual contact, blood transfusions, sharing intravenous needles, accidental needle sticks or transmission from infected mothers to newborns. The Rockefeller Foundation reports that heterosexual transmission accounts for 75% of HIV infection worldwide. The incidence of HIV-2 is insignificant except in certain countries in West Africa where its incidence is more frequently reported.


The discovery in 1984 of circulating HIV antibodies in the blood led to the development and widespread use of HIV blood screening tests. Testing by blood banks of blood used in transfusions soon followed in an effort to maintain and protect the integrity of the blood supply. Most HIV antibody screening tests are EIAs. These tests operate on the principle that antibodies will react with a known antigen; this reaction is detected by using enzymes as indicators. It is estimated that 27 million blood bank screening tests and 26 million other HIV screening tests were performed in 1994 in the United States. Outside of blood bank screening, the largest domestic demand for HIV testing is generated by physicians, the life insurance industry, the military, the criminal justice system and the Immigration and Naturalization Service.


To minimize the risk of incorrectly reporting that an individual is infected with HIV (a false positive result), most countries require a strict testing protocol. The protocol is to first test a sample for the presence of HIV. Any sample found to be reactive in the initial screen is then retested in duplicate. If either of the retests are reactive, the same sample is tested again using a more precise and expensive confirmatory test. The presence of HIV antibodies, based on the results of the confirmatory test, is considered diagnostic for HIV infection.

HIV blood testing can be expensive and poses risk of infection to health care personnel. The typical HIV screening test requires a trained health care worker or phlebotomist to draw and centrifuge a blood sample, which is then tested for the presence of HIV antibodies. Blood is typically drawn at physician offices, hospitals, or blood draw stations, where trained personnel are available, and then sent to a laboratory for HIV testing. Blood samples and related blood-sampling equipment require careful handling to avoid accidental exposure to blood-borne pathogens, including HIV. In addition, the use of blood-based tests has become increasingly costly because of the costs of disposing of potentially infected specimens, syringes, needles and transfer tubes. The overall cost of blood-based testing has precluded large public health screening programs, particularly in less developed countries, many of which have significantly higher rates of HIV infection than that of the U.S. Even in the United States, certain populations are not routinely screened due to the high cost of blood-based testing. For example, currently only four million of the approximately 14 million life insurance policies written each year utilize HIV screening.


In December 1994, the FDA approved the first non-invasive method for HIV-1 testing, an oral fluid-based screening test and collection device. Collection of oral fluid is technique dependent, and detailed instructions on the proper use of the oral fluid collection device need to be carefully followed. In addition, oral fluid is not commonly collected and is rarely tested for other diagnostic purposes. In June 1996, one manufacturer received approval from the FDA for a western blot oral-fluid confirmatory test.


HIV screening can also be performed by using a dried blood spot ("DBS") specimen. DBS sampling, which was developed in the late 1980's, is a variant of blood sampling for the testing of newborns. The DBS sampling method involves sticking a baby's heel or an adult's finger with a sharp lancet and collecting five or six drops of blood onto filter paper. The laboratory punches the dried blood spots out of the filter paper, and the non-cellular components of the blood spot are eluted back in liquid form by soaking the punches in diluent. The resulting fluid is then assayed by one of several traditional serum/plasma EIAs.

The DBS method, which is comparable in cost to traditional serum tests, is susceptible to problems in sample variability, the adequacy of volume for testing, pain on sample withdrawal, and invasiveness.

The Company believes that a large market opportunity exists for home urine collection and remote testing for HIV infection. On May 14, 1996, the FDA approved the first DBS OTC home collection kit for HIV. This collection kit, to be marketed by Direct Access Diagnostics, a subsidiary of Johnson & Johnson, is reported to retail for $40. Two other companies have submitted applications to the FDA for DBS OTC home collection kits for HIV. These companies are Home Access Health Corporation and ChemTrak Incorporated. The Company believes that the Direct Access Diagnostics FDA approved OTC product will accelerate consumer acceptance and awareness of home collection for HIV.

THE CALYPTE URINE-BASED HIV-1 SCREENING TEST

Calypte's proprietary urine-based HIV-1 screening test is non-invasive, easy to use, reliable and avoids many of the costs and risks associated with blood-based testing. The Company's screening test, when used with the western blot confirmatory test for urine licensed exclusively from Cambridge Biotech, will provide the only complete urine-based HIV testing system. Laboratories using the Company's system can complete the entire testing profile for HIV-1 using a single urine specimen. The Company believes that the benefits of its testing system will enable it to penetrate existing markets and expand into new markets that are not served currently by the more expensive blood and oral fluid-based HIV test systems. Key benefits of the Company's test include:

- -- Ease of Use/Non-Invasive Collection. Urine is the most commonly collected bodily fluid for laboratory testing. Because it requires no special preservatives or containers, it is also easier to collect, handle, and discard than blood. Furthermore, the Company's test is in standard EIA format and is designed to be used with standard laboratory equipment. Blood sampling is invasive and, for many patients, stressful and painful. The ability to screen non-invasively for HIV in all types of patients, including intravenous drug users and newborns, will enhance patient comfort and may significantly increase the voluntary testing rates in patients who might otherwise decline testing.

- -- Lower Overall Cost. The Company's urine-based screening test may lower significantly the overall cost of testing for HIV because the cost of collecting, transporting, testing and disposing of urine specimens can be significantly less than that of blood specimens, and less than the cost of an oral fluid screening test with a blood-based confirmatory test. Additional cost savings may accrue as a function of reduced needlestick incidents and associated counseling, testing and lost productivity.

- -- Safety. Independent studies have concluded that the likelihood of finding infectious HIV virus in urine is extremely low. There have been no reported cases of transmission of HIV virus through contact with urine of HIV-infected patients. Accordingly, the risk of HIV infection to health care and laboratory workers accidentally exposed to urine samples is negligible. Since no needles are used in the Calypte urine sampling process, the test eliminates this route of accidental infection. In developing countries, where the supply of sterile needles and syringes cannot be guaranteed, the safety benefits of using urine sampling extend to patients as well as to health care workers.


- -- Reliability. The Company has performed clinical studies demonstrating the effectiveness of using urine as a reliable and clinically valid sample for HIV testing. In Company-funded clinical trials conducted by or on behalf of the Company, for the HIV-1 urine EIA, a total of approximately 11,000 matched blood and urine specimens were tested. In two different studies, assay specificity was assessed by testing samples from a combined subset of low risk individuals, and specificity of the screening test in conjunction with the confirmatory tests was 100%. Sensitivity (correlation to blood tests) of the urine screening test was estimated by testing samples from a subset of individuals with a clinical diagnosis of AIDS at five sites, and sensitivity was 99.33%.



In spite of the benefits of the Company's urine-based screening test, such test represents a new method of determining the presence of HIV antibodies. Blood-based and oral-fluid based tests which constitute competitive products, have the advantage of already being commercially marketed and have gained acceptance from the medical community. There can be no assurance that the Company's urine-based screening test will gain any significant degree of market acceptance among physicians, patients or health care payors, even if necessary regulatory and reimbursement approvals are obtained.

The Company's test uses an industry standard 96 well microtiter plate to detect antibodies to HIV-1 in urine. The HIV-1 antibodies, when present in urine, bind to Calypte's proprietary antigen coated on prepared microtiter plates. A subsequent enzymatic reaction produces a color change revealing the presence of HIV-1 antibodies.

The test requires only 200 microliters of urine (approximately four drops) and can be performed using standard laboratory equipment. Collection of the urine can take place any time of day, and the test does not require a 24-hour voided specimen or a midstream, clean-catch sample. Samples can be shipped and stored at two to 30 degrees centigrade for up to 55 days before testing. The laboratory protocol for testing urine is nearly identical to that of blood, requiring few, if any, modifications to existing laboratory protocols.


The Company has entered into an agreement with Cambridge Biotech under which both Calypte and Cambridge Biotech will market and distribute a urine-capable western blot confirmatory test which uses technology licensed from the Company. The western blot kit manufactured by Cambridge Biotech has already received FDA approval for blood testing, and is the only confirmatory test for which application has been made for FDA approval for use with urine. Clinical data related to the Cambridge Biotech License Amendment Application was reviewed by the FDA Blood Products Advisory Committee on June 21, 1996. The Blood Products Advisory Committee provides guidance to the FDA on issues related to product licence applications currently under review by the FDA. At the June 21, 1996 meeting, the Blood Products Advisory Committee determined that the clinical data and test protocol of the Cambridge Biotech urine confirmatory test supported its use in conjunction with the Calypte urine-based HIV-1 test. There can be no assurance that the FDA will grant approval of the Cambridge Biotech urine confirmatory test.


STRATEGY

The Company's objective is to be the leader in the development and commercialization of urine-based diagnostic tests. The Company's primary strategy is to exploit the advantages of using urine instead of blood for HIV testing to establish its diagnostic screening test as the screening method of choice for HIV. In addition, building on its expertise in urine-based diagnostics, the Company intends to develop additional urine-based tests for sexually transmitted diseases and other human conditions. The key components of the Company's business strategy are to:

- -- Target and Expand Life Insurance Testing Market. Upon FDA approval, the Company intends to market its urine-based HIV screening test kit directly to the five major laboratories that perform the substantial majority of HIV tests for the domestic life insurance industry. These laboratories currently collect and test urine from most life insurance applicants for other diseases and risks. Because of the overall lower cost and because urine is already routinely collected, the Company believes that its test will enable life insurance companies to increase the number of applicants tested for HIV.

- -- Penetrate U.S. Clinical Laboratory Market. The Company, through its distributors, intends to market its tests to laboratories currently serving physicians. Because of restrictions on the collection of blood in the physician's office imposed by CLIA, many physicians refer their HIV "at-risk" patients to phlebotomists at outside laboratory service centers for blood collection. The Company's urine-based HIV test will allow physicians' offices to collect the specimen for use with the Company's HIV test.

- -- Pursue International Markets Through Distributor Relationships. Upon approval from appropriate regulatory authorities, the Company intends to market its HIV test in international markets pursuant to existing worldwide distribution agreements. Because of its safety, ease of collection and lower costs, the Company believes that its urine-based test may be widely employed in certain international markets not presently served by HIV blood tests.

- -- Enter Emerging OTC Market. The Company intends to file a PMA for FDA approval of its OTC urine collection kit for home collection. The Company believes that its OTC urine collection kit would be used by consumers who desire home urine collection and anonymous HIV testing through Calypte Biomedical Laboratories. The Company intends to collaborate with a corporate partner to market and distribute its collection kit to retail outlets in the United States.

- -- Establish Calypte Biomedical Laboratories. The Company intends to establish Calypte Biomedical Laboratories -- a reference testing laboratory to perform HIV testing of home-collected urine specimens.

- -- Develop Additional Urine-Based Diagnostics. The Company intends to develop and commercialize additional urine-based tests for other sexually transmitted diseases, other human retroviruses and non-sexually transmitted diseases based on its enabling urine testing technologies. Initially, the Company intends to focus on developing and commercializing a urine-based screening test for HIV-2, Chlamydia and H. pylori.

PRODUCTS UNDER DEVELOPMENT

OTC. The Company believes a market opportunity exists for home urine collection and remote testing for HIV infection. The Company intends to submit an application for FDA approval for an OTC home urine collection device, which the consumer would purchase at retail outlets instead of visiting a physician's office or laboratory for HIV testing. The consumer would provide a specimen sent in a prepaid mailer to the Company's testing laboratory, Calypte Biomedical Laboratories. The Company would perform the test, and the consumer will obtain the results by telephoning the Company and identifying himself or herself with a unique code to preserve anonymity. The Company believes that the FDA will require that the results of the tests be reported under strictly controlled protocols, including counseling. In the event that the Company's OTC HIV home urine collection kit is approved by the FDA, the Company intends to continue to manufacture the urine-based HIV-1 test and operate the testing laboratory. The Company plans to enter into an agreement with an OTC marketing partner to market and distribute the collection kit.

Chlamydia. The Company received a notice of allowance for a U.S. patent for the detection of Chlamydia antibodies in urine and is developing a urine-based Chlamydia detection test. It has been estimated that there are 4.0 million new cases of Chlamydia occurring annually in the United States and 15 to 20 million tests for Chlamydia are conducted each year in the United States. Existing tests for Chlamydia, because they require a urethral swab or a blood sample, are uncomfortable for the patient. The majority of Chlamydia patients are asymptomatic and therefore, seldom seek medical treatment. Chlamydia is estimated to be responsible for between one quarter to one half of all pelvic inflammatory diseases, about half of all cases of tubal infertility and about half of all ectopic pregnancies.

HIV-2. The Company is also developing a test for HIV-2, the less common form of HIV. The Company believes that such a test is important in certain export markets where the incidence of HIV-2 is higher or where such testing is mandated by government regulation. In addition, the Company believes that the ability to detect HIV-2 antibodies will be of value in protecting the Company's competitive position. The Company has the first right of negotiation with Cambridge Biotech for certain rights for the detection of HIV-2 under the Cambridge Biotech patent license from Sanofi Diagnostic Pasteur.

H. pylori. The Company is in discussions with Otsuka Pharmaceutical Co., Ltd. ("Otsuka") to obtain a license to distribute Otsuka's urine-based diagnostic test for Helicobacter pylori (H. pylori), the putative cause of gastric ulcers and other intestinal conditions. The H. pylori urine-based test is currently under development at Otsuka.

Other Diagnostics. The Company is also planning to evaluate the development of urine-based diagnostic tests for syphilis and herpes. Ultimately, the Company intends to expand its diagnostic test line so that it will be possible to test for a wide range of sexually transmitted and other diseases with a single, non-invasively collected urine sample.

SALES, MARKETING AND DISTRIBUTION

The Company's marketing strategy is to use distributors, focused direct selling and marketing partners to penetrate certain targeted domestic markets. The Company plans to maintain a small direct sales force to sell the Company's HIV-1 screening test and potential future products to 12 major laboratories serving the life insurance, military, immigration and criminal justice markets. Other U.S. and all international markets will be penetrated utilizing diagnostic product distributors. The Company will work collaboratively with its distributors to market and promote the products in their local markets.

The following table summarizes the markets and geographic regions covered by the Company and its distributors for its HIV-1 test:

        COMPANY              GEOGRAPHIC REGION                      MARKETS
    ----------------  --------------------------------  --------------------------------
    Calypte           United States                     12 laboratories serving the life
                                                        insurance, military, immigration
                                                        and criminal justice markets.
    Calypte           Canada                            All
    Seradyn           United States                     All but the above laboratories.
    Seradyn           Europe, Latin America, Africa,    All
                      Middle East
    Otsuka            Asia, Australia, New Zealand      All
    Travenol          Israel                            All

Seradyn, Inc. Seradyn, Inc. ("Seradyn") a subsidiary of Mitsubishi Chemical Corporation, is a manufacturer and distributor of clinical diagnostic and industrial/analytical instrumentation products. In April 1995, the Company entered into an agreement with Seradyn under which Seradyn was granted exclusive distribution rights for the HIV-1 tests under the trade name "Seradyn Sentinel" for all non-Calypte accounts in the United States, and all customers in Europe, Latin America, Africa and the Middle East (excluding Israel). The agreement provides for certain minimum purchases by Seradyn. If such minimum purchases are not met, the Company has the right to terminate the agreement or render Seradyn's rights non-exclusive for the region in which the minimum purchases were not met, provided that Seradyn will be guaranteed the prices given to Calypte's most favored customers in the territory. The initial term of the agreement extends through December 1998. Seradyn has the right to extend the agreement for successive two-year terms provided it has met minimum sales requirements. Seradyn has agreed to assist the Company in obtaining regulatory approvals in its distribution territory at the Company's expense. The agreement also grants Seradyn a right of first refusal on distribution rights for certain new products which may be developed during the term of the agreement.

Otsuka Pharmaceutical Co., Ltd. Otsuka Pharmaceutical Co., Ltd ("Otsuka") is a Japanese integrated health care and consumer products conglomerate. In August 1994 the Company entered into a distribution agreement with Otsuka, which gives Otsuka exclusive distribution rights for the urine-based HIV-1 test and to use the trademark "Calypte" to market the test in 22 Asian countries, Australia and New Zealand. To maintain exclusivity, the agreement requires that Otsuka purchase certain annual minimums, which increase each year, and total 70 million tests over ten years. Otsuka has agreed to use its best efforts to obtain regulatory approvals for the product in its territory. The agreement is for a term of ten years, and is terminable without cause by Otsuka upon 120-days notice. The Company has committed up to one-half of its total manufacturing capacity to Otsuka. If the Company is unable to meet Otsuka's manufacturing requirements, Otsuka has a right to manufacture tests itself. The agreement also grants Otsuka the right of first refusal to distribute certain new products which may be developed during the term of the agreement.

Travenol Laboratories (Israel) Ltd. In December 1994 the Company entered into an agreement with Travenol Laboratories (Israel) Ltd. ("Travenol"), a division of Baxter-Travenol Laboratories. The agreement gives Travenol exclusive rights to distribute the HIV-1 test and to use the trademark "Calypte" within Israel. Under the agreement, Travenol will undertake registration of the product in Israel with the Company paying regulatory fees. The term of the agreement is perpetual unless terminated earlier for specified causes. No minimum purchase levels are required.

The Company's products represent a new method of determining the presence of HIV antibodies and there can be no assurance that these products will gain any significant degree of market acceptance among physicians, patients or health care payors, even if necessary international and U.S. regulatory and reimbursement approvals are obtained. The Company believes that recommendations and endorsements by the medical community will be essential for market acceptance of the products, and there can be no assurance that any such recommendations or endorsements will be obtained. The Company has no experience marketing and selling its products either directly or through its distributors. The Company's marketing strategy relies upon its alliances with third-party distributors for the success of its products. There can be no assurance that the Company's direct sales force will be effective, that its distributors will market successfully the Company's products or that, if such relationships are terminated, the Company will be able to establish relationships with other distributors on satisfactory terms, if at all. Any disruption in the Company's distribution, sales or marketing network, or failure of the Company's products to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

The manufacture of the Company's urine-based HIV test involves antigen production, plate processing and preparation of certain washes and other reagents. Under cGMP, all steps are recorded, those requiring measurement or calculation are checked by a second technician and all components are inspected and/or tested at four stages by quality control technicians. Antigen production involves cell culture, antigen expression and purification. Following purification, the antigen is tested extensively and optimized for plate coating. The coating of standard 96 well microtiter plates with antigen is completed using standard plate coating equipment. Following binding of the antigen to the plates, the plates are blocked and stabilized to prevent nonspecific binding of the antigen. The plates are then dried and packaged in foil pouches. The washes and reagents are produced using standard solution preparation techniques.

Calypte's manufacturing operations are located in Berkeley, California with an annual capacity of approximately 4.5 million tests. The Company has applied for an establishment license from the FDA for the production of its HIV-1 screening test at this facility. The Company has completed a larger manufacturing facility in Alameda, California and is manufacturing pilot lots required for an amendment to its pending FDA license for approval of this facility. The capacity of the Alameda facility is approximately 20 million tests per year. Additionally, the Company has entered into a manufacturing agreement with Biomira Diagnostics, Inc., a Canadian corporation, for the production of the Company's tests for export to certain international markets, in compliance with Company specifications.


Calypte purchases raw materials and components used in the manufacture of its product from various suppliers and relies on single sources for several of these components. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly. The Company has a number of single-source components, and any delay or interruption in supply of these components could significantly impair the Company's ability to manufacture its products in sufficient quantities, and therefore would have a material adverse effect on the Company's business, financial condition and results of operations, particularly as the Company scales up its manufacturing activities in support of commercial sales.


The Company has limited experience in manufacturing its products. The Company currently manufactures its products in limited quantities for submission to FDA for ongoing compliance, international clinical trials and building its inventory in anticipation of commercialization. The Company does not have experience in manufacturing its products in commercial quantities. Manufacturers often encounter difficulties in scaling-up production of new products, including problems involving production yields, quality control and assurance, raw material supply and shortages of qualified personnel. Such assumptions may be incomplete or inaccurate and unanticipated events and circumstances are likely to occur. The larger Alameda facility will be needed if initial demand exceeds the more limited capacity of the Berkeley facility. Difficulties encountered by the Company in manufacturing scale-up to meet demand, including delays in receiving FDA approval for the Alameda facility, could have a material adverse effect on its business, financial condition and results of operations.

Due to the nature of its manufacturing processes, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with land use and environmental regulations as manufacturing is scaled-up to commercial levels, nor that the operations, business or financial condition of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies. There can be no assurance that the Company will be able to obtain and maintain all required permits in connection with the operation of its manufacturing facilities. When and if the Company begins to produce products on a commercial scale, it will be a significant user and disposer of water. The disposal of water used in the Company's manufacturing processes must comply with applicable federal, state and local environmental protection laws, and compliance with these laws may be costly and difficult.

TECHNOLOGY

The Company's HIV-1 urine-based test is based on the finding of scientists at the New York University Medical Center in 1988 that antibodies to HIV-1 could be found in urine. Prior to this discovery, it was commonly held that antibodies to systemic infections could not pass through the kidneys, and thus, could not be found in the urine of infected individuals. The researchers showed that HIV-1 envelope antibodies were present in all urine samples from HIV-1 seropositive subjects. Building on this discovery, the Company developed an HIV-1 urine enzyme immunoassay ("EIA") to detect antibodies to HIV-1 in urine. There are two proprietary features of the Company's HIV-1 urine-based EIA that result in a format sensitive enough to detect the low levels of HIV antibodies in urine: the antigen target and the sample buffer in the assay.

Recognizing the prominence of envelope antibodies in urine, the antigen target in the assay is a full length, recombinant glycosylated HIV-1 envelope protein, rgp160. Although this antigen is a recombinant glycoprotein, it is identical to the viral envelope protein gp160 in amino acid sequence and in the presence of carbohydrate at glycosylation sites. This kind of antigen target can efficiently capture the full range of HIV-1 envelope specific antibodies produced in the human polyclonal response to the virus. The microwell assay format permits the high availability of epitopes of the recombinant envelope glycoprotein for antibody binding. This availability of epitopes results in the sensitivity verified in clinical trials.

The Company has non-exclusive rights to the proprietary process used to express the recombinant HIV-1 envelope glycoprotein from Texas A&M University. This proprietary process for manufacture of rgp160 begins with the baculovirus expression vector system established in an insect cell culture. The consistent and high levels of rgp160 expression in baculovirus infected insect cell culture is a critical step in the overall manufacture of rgp160. The Company improved and upgraded the Repligen process with a proprietary process which uses a system in which the HIV-1 envelope protein is produced in the insect cell membrane rather than typical tissue culture systems where the protein is secreted into insect cell culture media. Rgp160 is an insoluble protein and requires detergent based extraction and purification procedures which are proprietary.

The Company developed and has obtained a U.S. patent claiming a sample buffer formulation, which is used in the HIV-1 urine test. This sample buffer acts as a diluent for urine in the assay procedure and significantly increases test specificity by reducing non-specific binding of immunoglobulins (non-specific antibodies) and other substances in urine that would decrease specificity and sensitivity of HIV-1 antibody binding. Sample buffer is manufactured in the Company's facilities.

The Company's products incorporate classical immunoassay technology based on antibody-antigen reactions. Antibodies are immune system proteins produced as a result of an organism's immune response to substances (antigens) foreign to the body and specifically bind to antigens and signal the immune system to assist in eliminating them. Immunoassays are used for diagnostic applications where the presence or absence of a specific analyte is being evaluated and allow the detection of some analytes at levels as low as one part per billion. Antigens include viruses, bacteria, parasites, chemical toxins and other foreign substances and hormones.

The HIV-1 urine assay format includes a standard 96 well microtiter plate which is compatible with standard laboratory instrumentation. The microwell plates are coated with proprietary recombinant HIV-1 envelope protein antigen. Patient urine and the unique specimen diluent are introduced to the microwell simultaneously. If HIV-1 antibodies are present, they bind to the antigen coated well and remain during the subsequent wash steps. An enzyme labeled conjugate is added to the well. This conjugate binds specifically to human antibody which remains from the previous step. Following another wash, substrate reagent is added and color development occurs due to the presence of the enzyme conjugate in the well. This color is measured spectrophotometrically on a standard laboratory microwell plate reader. The presence of HIV antibody in the specimen is indicated by the development of color in the microwell, and the intensity of the color is proportional to the amount of antibody.

CLINICAL TRIALS

The Company has performed preclinical and clinical studies which support the use of urine as a reliable and clinically valid sample. Four of the studies are described below:

Metpath Laboratories, Inc. The feasibility of HIV-1 antibody detection in urine was established in a large preclinical study at Metpath Laboratories, Inc. which included 7,357 urine samples from a low risk population. A positive prevalence rate for HIV-1 in urine of 0.80% agreed with the reported HIV-1 serum positive rate. Of the 1,746 urine samples matched to serum, five urine positives agreed with the five serum positives. For urine negatives, 1,736 out of 1,741 were correctly identified resulting in a 99.71% correlation to serum. In addition, in a study of 94 paired urine and serum samples from subjects previously determined to be HIV-1 seropositive, antibodies to HIV-1 were detected in all urine by Calypte's urine-based HIV-1 screening test.

Center for AIDS Prevention Studies and the University of California at San Francisco. Researchers at the Center for AIDS Prevention Studies and the University of California at San Francisco ("UCSF") carried out a large validation study of the diagnostic accuracy of the urine-based HIV-1 screening test for HIV envelope antibodies in urine. Matched blood and urine specimens collected from 586 recovering alcoholics were tested by two independent laboratories blinded to results at the other site. The matched urine samples were tested by and confirmed by a urine-based western blot. The urine-based HIV-1 screening test when confirmed by a urine western blot led to a correct diagnosis in all samples. The authors reported that the urine EIA demonstrated a specificity of 100% and a sensitivity also estimated to be 100%.

Multicenter Trial. In clinical trials for the urine-based HIV-1 screening test conducted at five geographic locations, approximately 11,000 matched blood and urine specimens were tested. Assay specificity was assessed by testing paired urine and serum samples from a combined subset of 7,074 low risk individuals. Specificity of the screening test (prior to confirmation with western blot) was determined to be 99.18%. In diagnosis of AIDS, sensitivity was estimated to be 99.33%. Paired urine and serum specimens from asymptomatic and symptomatic HIV-1 infected subjects and subjects at high risk for HIV-1 infection were also tested. Urine correlation with blood for these 614 samples was 98.20%.

Japanese Ministry of Health Study. An independent study of the performance of the urine-based HIV-1 screening test was carried out by the Japanese Ministry of Health and reported at the 1994 International AIDS Conference in Yokohama, Japan. Paired urine and serum samples from 200 HIV-1 infected subjects and 700 healthy subjects in a low risk population were tested using the urine-based HIV-1 screening test, confirmed by urine western blot and compared with serum EIA and serum western blot results. There was agreement between all 200 urine positives and serum positives and agreement between all 700 urine negative and serum negative results. Urine correlation with serum was 100% for all urine samples tested.

INVESTMENT IN PEPGEN

In October 1995 Calypte purchased a 49% equity interest in Pepgen, a therapeutic research and drug development company with two lead compounds in preclinical evaluation. The first compound is an interferon product, called interferon-tau, which in early animal trials has shown to be effective both as an anti-viral and anti-tumor agent with less toxicity than other interferons. Pepgen has planned further preclinical studies and if the preclinical studies are successful, Pepgen anticipates seeking approval from the FDA to commence human clinical trials. Pepgen's second lead compound is a growth factor called uteroferrin. This compound has stimulatory effects on the growth and differentiation of blood cells. Uteroferrin is a glycoprotein that is secreted by the uterine endometrioepithelium. Based on animal studies, the stimulation of hematopoietic cells by uteroferrin appears to act at an earlier stage of stem cell development than other known hematopoietic growth factors.

Pepgen holds an exclusive worldwide license to both of these compounds from the University of Florida. The Company purchased its equity position in Pepgen for $2.5 million, comprised of $1.0 million paid at closing,

$1.0 million payable to Pepgen pursuant to a promissory note and options to purchase the Company's Common Stock valued at $500,000. The $1.0 million promissory note is due and payable upon the earlier of (i) October 1996 or (ii) 60 days following either FDA approval of the Company's urine-based HIV-1 screening test or the closing of this Offering. The options were granted to Pepgen shareholders for the purchase of an aggregate of 475,000 shares of the Company's Common Stock at a price of $7.50 per share, of which 100,000 are immediately exercisable and the remaining 375,000 are exercisable upon attainment of certain milestones. The options expire at the earlier of September 2005 or three years after becoming exercisable. In addition, Calypte has the right of first negotiation to purchase the remaining 51% of Pepgen at fair market value, and the Company is entitled to elect two of the seven Board members of Pepgen. Other than the payment of the $1.0 million promissory note, Calypte does not have any ongoing commitments to fund Pepgen. See "Certain Transactions" and "Use of Proceeds."


PATENTS, PROPRIETARY RIGHTS AND LICENSES

The Company believes that its future success will depend in large part on its ability to protect its patents and proprietary rights. Accordingly, the Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company has one U.S. patent, four pending U.S. patent applications, and thirteen foreign patents, and sixteen pending foreign patent applications. In addition, the Company has the right to utilize certain patents and proprietary rights under licensing agreements with NYU, Cambridge Biotech, Repligen, Texas A&M University System and Stanford University. These license arrangements secure intellectual property rights for the manufacture and sale of the Company's products.

The Company has licensed from NYU, on an exclusive basis, a U.S. patent for the detection of antibodies to HIV in urine. The rights under the license extend until the expiration of the U.S. patent in 2009 provided the Company makes certain payments. The Company has the right to make, use, sell and sublicense products utilizing the technology described in the patent and is obligated to make certain fixed and royalty payments to NYU to maintain exclusivity of the license. In connection with the NYU license, the Company also funded research at NYU, and expects to continue to do so through 1999. The Company has exclusive worldwide license to NYU inventions that arise from the research funded by the Company.


The Company has sublicensed from Cambridge Biotech proprietary technology related to the HIV envelope glycoprotein. The Company has a non-exclusive worldwide sublicense to make, have made, use and sell products that relate to the licensed technology. The Company is required to pay Cambridge Biotech royalties on products incorporating the licensed technology. The license extends until the expiration of the licensed patents in 2005, although the Company can terminate the agreement at any time upon 30-day's written notice.



The Company has been granted a non-exclusive license from Texas A&M University to make, have made, use and sell products based on its proprietary recombinant expression systems. The Company is required to pay certain fixed and royalty payments to Texas A&M University on net sales varying with the content of Texas A&M's technology in the Company's products.



The Company licensed from Repligen HIV-1 gp160 recombinant virus seed stock. The Company has been granted (i) an exclusive license to make, have made, use and sell products incorporating this material for diagnostic purposes, and (ii) non-exclusive license to make, have made, use and sell the gp160 seed stock for research purposes. For seven years beginning on the date the Company first realizes net sales from products incorporating gp160, the Company must pay to Repligen certain royalties on net sales derived such from products and certain royalties on net sublicensing revenue derived from sales of products incorporating. In addition, the Company is required to pay certain fixed and royalty payments for a non-transferrable, non-exclusive license from Stanford University to a patent relating to recombinant DNA processes.


The HIV testing industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation or interference proceedings could result in significant diversion of efforts by the Company's management and technical personnel. There are a number of filed and issued patents involved with the detection of HIV antibodies. One such patent is currently owned by Chiron Corporation. While the Company, based on the opinion of its patent counsel, believes that its urine-based HIV-1 screening test does not infringe the Chiron patent, there can be no assurances that Chiron will not assert such claims against the Company. Patent litigation can be costly and protracted. The expense of litigating a claim against the Company for patent infringement could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that the Company was found to be infringing a validly issued patent, and the Company could not obtain a license to such patent on reasonable terms, the Company could be forced to pay damages, obtain a license to such patent at a significantly higher rate or, possibly, remove its urine-based HIV-1 screening test from the market. Such an event would have a material adverse effect on the Company's business, financial condition and results of operations.

There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions.

Although patent and intellectual property disputes in the medical diagnostic area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to maintain exclusivity under or maintain its current license agreements.

The Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company; however, certain of the Company's agreement with consultants, who typically are employed on a full-time basis by academic institutions or hospitals, do not contain assignment of invention provisions. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

GOVERNMENT REGULATION

Overview

The Company's products are subject to extensive regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. The Company's products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act (the "Act"), as amended by the Medical Device Amendments of 1976 and the Safe Medical Devices Act of 1990, among other laws. Under the Act, the FDA regulates the preclinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the U.S. The FDA prohibits a device, whether or not cleared under a 510(k) premarket notification or approved under a PMA, from being marketed for unapproved clinical uses. If the FDA believes that a company is not in compliance with the regulations, it can institute proceedings to detain or seize a product, issue a recall, prohibit marketing and sales of the Company's products and assess civil and criminal penalties against the Company, its officers or its employees. Furthermore, the Company plans to sell products in certain foreign countries of which impose local regulatory requirements. The preparation of required applications and subsequent FDA and foreign regulatory approval process is expensive, lengthy and uncertain. Failure to comply with FDA and similar foreign requirements could result in civil monetary penalties or criminal sanctions, restrictions on or injunctions against marketing of the Company's products. Additional enforcement actions may potentially include seizure or recall of the Company's products, and other regulatory action. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances in a timely manner or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

HIV-1 Screening and Diagnostic Tests

The Company's HIV-1 screening test is regulated by the FDA Center for Biologics Evaluation and Research. When the test was submitted to the FDA in September 1992, the FDA required a PLA and an ELA for the Company's Berkeley, California manufacturing facility.

OTC Home Urine Collection Kit

The Company intends to file a PMA with the FDA for the HIV-1 home urine collection kit which would allow consumers, in the privacy of their homes to take a urine sample, mail it to Calypte Biomedical Laboratories for analysis and then anonymously obtain results and professional counseling by telephone. The Company believes that a submission for FDA approval of this product must set forth the Company's plans for the reporting of results to the consumer and consumer counseling services. In addition, the PMA will need to include the results of extensive clinical studies and manufacturing information and may be reviewed by a panel of experts outside the FDA. Clinical studies need to be conducted in accordance with FDA requirements, and the failure to strictly comply with such requirements could result in the FDA's refusal to accept the data or in other sanctions.

There can be no assurance that the FDA will approve the Company's HIV-1 home urine collection kit for OTC distribution and sale. Furthermore, there can be no assurance that the FDA will not request additional data or require that the Company conduct further clinical studies causing the Company to incur additional costs and delay. In addition, there can be no assurance that the FDA will not limit the intended use of the Company's products as a condition of PMA approval. Failure to receive or delays in receipt of FDA approvals, or any FDA limitations on the intended use of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations.

Manufacturing Facilities


The FDA requires the Company's products to be manufactured in compliance with cGMP regulations. In addition, the Company is subject to certain additional manufacturing regulations imposed by the State of California. These regulations require that the Company manufacture its products and maintain related documentation for testing and control activities. The Company's facilities and manufacturing processes have been periodically inspected by the State of California and other agencies and remain subject to audit from time to time. The Company believes that it is in substantial compliance with all applicable federal and state regulations. Nevertheless, there can be no assurance its manufacturing facility will satisfy cGMP or California manufacturing requirements. Enforcement of the cGMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly enforced. In the event that the FDA determines the Company to be out of compliance with its regulations and to the extent that the Company is unable to convince the FDA of the adequacy of its compliance, the FDA has the power to assert penalties, including injunctions or temporary suspension of shipment until compliance is achieved. In addition, FDA will not approve ELA or PMA if the facility is found in noncompliance with cGMPs. Such penalties could have a material adverse effect on the Company's business, financial condition and results of operations.


In addition, the manufacture, sale or use of the Company's products are subject to regulation by other federal entities, such as the Occupational Safety and Health Agency, the Environmental Protection Agency, and by various state agencies, including the California Environmental Protection Agency. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change, and these changes could have a material adverse effect on the Company's business, financial condition and results of operations.

International

Distribution of the Company's products outside the United States is also subject to regulatory requirements that vary from country to country. In a number of foreign countries, FDA approval is required prior to approval in that country. The export by the Company of certain of its products which have not yet been approved for domestic commercial distribution may be subject to FDA export restrictions. To date, the Company has not received approval for the sale of its product in any foreign country. Failure to obtain necessary regulatory approvals or failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

Calypte Biomedical Laboratories

Any of Calypte's laboratory customers, using the Company's diagnostic devices for clinical use in the United States, and the Company itself when it establishes its own laboratory, will be regulated under CLIA. CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the United States by requiring that any health care facility in which testing is performed meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations have established three levels of regulatory control based on complexity: "waived," "moderately complex," and "highly complex." Calypte believes that its test will be categorized as highly complex tests for clinical use in the United States. Laboratories that perform either moderately or highly complex tests must meet quality control and personnel standards. Personnel requirements for highly complex tests are more rigorous than those for moderately complex tests, requiring that personnel have more education and experience than personnel conducting moderately complex tests. Under the CLIA regulations, all laboratories performing high or moderately complex tests are required to obtain either a registration certificate or certifications of accreditation from the Health Care Financial Administration. There can be no assurance that the CLIA regulations and future administrative interpretations of CLIA will not have an adverse impact on the potential market for the Company's products.

Therapeutic Products

If the Company exercises its rights to acquire a controlling interest in or substantially all of Pepgen, Calypte will be required to obtain FDA approval for Pepgen's therapeutic products, a process which has historically been substantially more costly and time consuming than for diagnostic products. To obtain such approval, the Company must conduct preclinical safety and toxicology studies in the laboratory and Phase I, II, and III clinical studies under FDA approved protocols. The results of the pre-clinical and clinical testing for a new drug, together with detailed manufacturing and other information, would then be submitted to the FDA in the form of a new drug application. In responding to a new drug application, the FDA may refuse to accept the application for filing, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. The process of completing clinical testing usually takes a number of years and requires the expenditure of substantial resources. The length of the FDA review period varies widely depending upon the amount and quality of the data in the application and the nature and indications of the proposed product. In addition, the FDA may require post-marketing reporting and may require surveillance programs to monitor the usage and side effects of the drug product after product approval. The Company has no current plans to acquire the remaining equity ownership in Pepgen or to develop Pepgen therapeutic products.

COMPETITION

Competition in the in vitro diagnostic market is intense and expected to increase. Within the United States, the Company will face competition from a number of well-established manufacturers of blood-based EIAs, plus at least one system for the detection of HIV antibodies using oral fluid samples. In addition, the Company may face intense competition from competitors with significantly greater financial, marketing and distribution resources than the Company, several of whom have already submitted applications to FDA for approval of their OTC products.

The suppliers of blood-based HIV tests in the United States include Abbott Laboratories ("Abbott"), Organon-Teknika Corporation ("Organon-Teknika"), Sanofi Diagnostic Pasteur ("Sanofi"), Ortho Diagnostics ("Ortho") and Cambridge Biotech. All of these companies have many years of HIV market experience, and they typically offer a number of different testing products. Abbott, Sanofi and Ortho currently sell FDA-licensed blood-based HIV-1/HIV-2 combination tests on the market in the United States, and other companies may be developing HIV-1/HIV-2 products.


The Company believes that HIV screening tests which permit the use of oral fluid may offer significant competition to the Company's urine-based HIV-1 screening test. The OraSure(TM) collection device manufactured by Epitope, Inc. ("Epitope") used in conjunction with an HIV-1 EIA manufactured by Organon-Teknika received FDA approval for marketing in the United States in December 1994. In June 1996, Epitope received approval from the FDA for a western blot oral-fluid confirmatory test.


The Company is not aware of any competitors which have submitted urine-based HIV screening tests to the FDA, but there can be no assurance that such tests will not be submitted in the future for approval by the FDA. The Company is aware of only one other manufacturer, Murex Corporation ("Murex"), which has publicly announced urine capability for an HIV test. Murex manufactures a number of HIV assays in microtiter format, none of which have been submitted to the FDA for review. One such microtiter assay, "gacelisa," is intended for use on saliva and urine samples but is marketed only outside of the U.S. primarily as a research assay. Murex markets one HIV product in the U.S., the SUDS(TM) rapid test, which is intended for use on serum and plasma only. Although urine capability for this test has been reported in scientific literature, the Company is not aware of any applications for expanded sampling claims for this assay. In addition, the SUDS(TM) assay format is not conducive to high-volume testing.


Essentially all of the Company's competitors actively market their diagnostic products outside of the U.S. In addition, outside of the U.S., where the regulatory requirements for HIV screening tests are less onerous than those of the FDA, a much wider range of competitors can be found. Manufacturers from Japan, Canada, Europe, and Australia offer a number of HIV screening tests in those markets including HIV-1/HIV-2 tests, rapid tests and other non-EIA format tests, which are not approved for sale in the U.S. market. There can be no assurances that the Company's products will compete effectively against these products in foreign markets, or that these competing products will not achieve FDA approval.


Three companies have submitted applications to the FDA for OTC HIV blood testing: Direct Access Diagnostics, a subsidiary of Johnson & Johnson, Home Access Health Corporation, and ChemTrak Incorporated. The FDA has approved the home collection kit for HIV blood testing developed by Direct Access Diagnostics. The Company believes that an OTC HIV testing system which does not require consumers to collect their own blood may compete favorably against DBS systems. However, there can be no assurances that the earlier market entry of these competitors, their substantial promotional and distribution resources, and future introduction of HIV-1/HIV-2 products will not prevent the Company from competing favorably. The Company's inability to compete favorably with respect to any of these factors could have a material adverse effect on its business, financial condition, and results of operations.

If the Company is successful in developing and introducing urine-based Chlamydia or other STD tests, it will face competition from established diagnostic testing companies with greater financial, marketing and distribution resources than the Company. Some of these companies are marketing established tests in widely-used formats. In addition, Abbott Laboratories has applied for FDA approval for a urine-based diagnostic test for chlamydia antigen.

EMPLOYEES

As of March 31, 1996, the Company had 59 full time employees, 13 of whom were engaged in or directly supported the Company's research and development activities, 29 of whom were in manufacturing, facilities and quality assurance, three of whom were in marketing and sales and 14 of whom were in administration. The Company's employees are not represented by a union or collective bargaining entity. The Company believes its relations with its employees are good.

FACILITIES

The Company currently leases approximately 20,000 square feet of office, research and manufacturing space in Berkeley, California. The existing lease expires in June 1997, with an option to renew the lease for two one-year terms. The Company also leases approximately 22,000 square feet of office and manufacturing space in Alameda, California. The existing lease expires in November, 1998, with an option to renew the lease for two successive five-year periods. The Company believes that existing facilities are adequate to support the Company's activities for the foreseeable future.

LEGAL PROCEEDINGS

An action was brought against the Company in California Superior Court by a former employee, alleging, in connection with the Company's termination of the employee, gender and age discrimination, wrongful termination, breach of contract and breach of implied covenant of good faith and fair dealing. This former employee has requested in her complaint compensatory and punitive damages along with attorneys fees and costs. The Company believes that the claims are without merit and plans to vigorously defend against them.

SCIENTIFIC ADVISORY BOARD

The Scientific Advisory Board is composed of certain of the Company's scientists and other leading scientists who have been actively involved in pioneering HIV research. Scientific Advisory Board members meet as a group and individually with management and key scientific employees of the Company on a regular basis. Scientific Advisory Board members have taken an active role in helping the Company identify scientific and product development opportunities and recruiting and evaluating the Company's scientific staff. The Company has granted options to acquire its Common Stock to members of the Scientific Advisory Board.

The members of the Scientific Advisory Board and their experience are set forth below:

ABUL K. ABBAS, M.D., Professor, Department of Pathology, Harvard Medical School. Dr. Abul Abbas is an expert in the cellular interactions and cytokine regulation of the immune response. Professor Abbas received his M.D. in India in 1968 and interned at Harvard Medical School in 1970. He has held the position of Professor of Pathology since 1991. Professor Abbas has also received the Parke-Davis Award for Experimental Pathology (1987).


ALVIN FRIEDMAN-KIEN, M.D., Professor, New York University Medical Center, New York. Since 1994, Dr. Friedman-Kien has been a Professor of Microbiology and Dermatology at New York University Medical Center and Bellevue Hospital. Dr. Friedman-Kien is a clinician and researcher with expertise in the field of AIDS and AIDS related opportunistic infections. In particular, Professor Friedman-Kien is an expert in the etiological relationship between HIV and other human viruses. The detection of antibodies to HIV in urine was first reported by Dr. Friedman-Kien. Dr. Friedman-Kien graduated in 1956 with a B.A. degree from Brown University and received an M.D. degree from Yale University Medical School in 1960.


TOBY D. GOTTFRIED, PH.D. is the Company's Director of Research and Development. See "Management -- Directors and Executive Officers."


HOWARD JOHNSON, PH.D., Graduate Research Professor, Department of Microbiology and Cell Science at the University of Florida in Gainesville. From 1985 to 1988 he was Professor in the Department of Comparative and Experimental Pathology at the University of Florida. Prior to this, Dr. Johnson was also on the faculty of the University of Texas. He was also Founder and President of PepTech, Inc., a subsidiary of Pepgen, and holds the patent on arginine vasopressin-binding antihypertensive peptide. He is currently a member of a National Advisory Council for the National Institutes of Health. Dr. Johnson received his B.S. and Ph.D. degrees from The Ohio State University.


NORMAN KLINMAN, M.D., PH.D., Member, Department of Immunology, The Scripps Research Institute, La Jolla, California. Dr. Klinman received his M.D. in 1962 and Ph.D. in Microbiology in 1965 from the University of Pennsylvania. He served on the faculty of the Department of Pathology and Microbiology at the University of Pennsylvania for 10 years before accepting his current position in 1978 in the Department of Immunology at Scripps.

DANIEL LANDERS, M.D., Director for the Division of Reproductive and Infectious Diseases and Immunology, Department of Obstetrics, Gynecology & Reproductive Sciences, Magee-Womens Hospital at the University of Pittsburgh. From 1992 to 1995, Dr. Landers was Associate Professor for the Department of Obstetrics, Gynecology and Reproductive Sciences at UCSF. He is a well-known expert in sexually transmitted diseases in women, and the recipient of numerous awards, including the Susman Memorial Award for the Infectious Diseases Society of America, Young Investigator Award for Infectious Disease Society for OB/GYN, an NIH Physician-Scientist Award, and the Pediatric AIDS Foundation Scholar Award. He received his M.D. in 1980 at UCSF.

LUC MONTAGNIER, M.D., Professor, Pasteur Institute, Paris, France. Professor Montagnier began his career as a researcher at the Centre National de la Recherche Scientifique. In 1972, he joined the Pasteur Institute and formed the Division of Viral Oncology. In 1983, he discovered the HIV virus and showed its etiologic role in AIDS. In 1985, his research team isolated the second human AIDS virus (HIV-2) from West African patients. Among the numerous honors and prizes received by Professor Montagnier are the Rosen Price (1971), the Gallien Prize (1985), the Lasker Prize (1986), the Gairdner Price (1987), the Japan Prize (1988), and the Amsterdam Prize (1994). He is also a Comandeur de l'Ordre National merite and is a Director of the French National Center of Scientific Research.

HOWARD B. URNOVITZ, PH.D. is the Company's Chief Science Officer and a Director. See "Management -- Directors and Executive Officers."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of the Company as of May 15, 1996:

             NAME                  AGE                        POSITION
- -------------------------------    ---     ----------------------------------------------
William A. Boeger (1)(2).......    46      Chairman of the Board of Directors
John P. Davis..................    54      President, Chief Executive Officer and Member
                                           of the Board of Directors
Howard B. Urnovitz, Ph.D.......    42      Chief Science Officer and Member of the Board
                                           of Directors
John J. DiPietro...............    38      Vice President of Finance, Chief Financial
                                           Officer and Secretary
Toby Gottfried, Ph.D...........    57      Director of Research and Development
Richard Van Maanen.............    36      Director of Marketing, Sales and Business
                                             Development
Jeffrey Lang...................    45      Director of Operations
Cynthia Green..................    49      Director of Regulatory Affairs and Quality
                                             Assurance and Quality Control
Kuo-Yu (Frank) Chiang..........    44      Member of the Board of Directors
David Collins (1)..............    62      Member of the Board of Directors
Julius R. Krevans, M.D. (2)....    71      Member of the Board of Directors
Mark Novitch, M.D. (1).........    64      Member of the Board of Directors
Roger Quy, Ph.D. (2)...........    45      Member of the Board of Directors
Hideji Nonomura................    49      Member of the Board of Directors

- ---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.


WILLIAM A. BOEGER has served as the Company's Chairman of the Board since January 1994. From January 1994 until September 1995, Mr. Boeger served as the Company's Chairman, President and Chief Executive Officer. Mr. Boeger has been a Director of the Company since 1991. He is a founder and Managing General Partner of Quest Ventures, a venture capital partnership founded in August 1985. Prior to that he was a General Partner of Continental Capital Ventures, a venture capital partnership. Before entering the venture capital field, he worked at Harvard Medical School and Peter Bent Brigham Hospital and served on the faculty of the Amos Tuck Business School at Dartmouth College. Mr. Boeger also serves as Chief Executive Officer and Chief Financial Officer of Pepgen Corporation, the 49% owned therapeutic subsidiary of Calypte. He also serves on the Board of Directors of IRIDEX Corporation and several private life sciences companies and non-profit corporations. Mr. Boeger received his M.B.A. from the Harvard Business School and his B.S. from Williams College.


JOHN P. DAVIS has served as the Company's President and Chief Executive Officer since September 1995. He joined the Company in May 1995 as President and Chief Operating Officer. Prior to joining the Company, from 1984 until 1995, Mr. Davis was co-founder, President and, later, Chief Executive Officer of Dianon Systems, Inc., a medical laboratory company specializing in oncology, urology, and anatomic pathology testing services and information systems. From 1981 until 1984, Mr. Davis was Division President of API, a diagnostic products division of American Home Products Corporation. Mr. Davis was employed from 1966 until 1981 by Abbott Laboratories, a multinational health care corporation company, where he held senior management positions in both the Ross Laboratories and the Diagnostics Products Divisions, most recently as Division Vice President and General Manager of the Diagnostic Products Business Unit. Mr. Davis also serves as a director of Pepgen and is a member of the board of directors of Athena Neuroscience Inc. He is a board member and Vice Chairman of the Board of Directors of Dianon Systems Inc. Mr. Davis received a B.S. from The Ohio State University.

HOWARD B. URNOVITZ, PH.D. is the founder of the Company and serves as Chief Science Officer. Prior to founding the Company in 1988, Dr. Urnovitz was a Senior Scientist at the Institute of Cancer Research in San Francisco from 1985 to 1987. He was Director of Molecular and Cellular Engineering at Xoma Corporation, a biotechnology corporation, from 1983 to 1985. Prior to this, he was Director of the Hybridoma Laboratory at the University of Iowa. Dr. Urnovitz received a B.S. in Microbiology and a Ph.D. in Microbiology from the University of Michigan, and completed a post-doctoral study at Washington University.


JOHN J. DIPIETRO has served as the Company's Vice President of Finance, Chief Financial Officer and Secretary since October 1995. Prior to joining the Company, he was Vice President of Finance, Chief Financial Officer and Secretary of Meris Laboratories, a full service clinical laboratory, from 1991 until 1995. While at Meris Laboratories, Mr. DiPietro, inter alia, was a respondent in an SEC administrative proceeding (No. 3-8484), dated September 26, 1994 in which, without admitting or denying the SEC's findings, Mr. DiPietro consented to the entry of an order that Mr. DiPietro cease and desist from committing or causing any violation, and any future violations of Sections 17(a)(2) and (3) of the Securities Act, Section 13(a) of the Exchange Act and Rules 126-20, 13a-1, and 13a-13 thereunder. From 1980 until 1983 and from 1986 until 1991, Mr. DiPietro was a Senior Manager at Price Waterhouse. Mr. DiPietro served as Credit Manager for Motorola, Inc., an electronics company, from 1983 until 1986. He is a Certified Public Accountant and received his M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in accounting from Lehigh University.


TOBY GOTTFRIED, PH.D. has served as Director of Research and Development since joining the Company in 1988. From 1983 until 1988 she was a founding Senior Scientist of Carcinex Corporation, a cancer therapeutic company. From 1978 until 1980, Dr. Gottfried was a scientist at the Hepatitis Research Laboratory of the University of California, San Francisco Medical Center. Dr. Gottfried received her Ph.D. in Biochemistry from the University of Pennsylvania and her B.S. from Cornell University.

RICHARD VAN MAANEN has served as Director of Marketing, Sales and Business Development since March 1993. Prior to joining Calypte, Mr. Van Maanen held several positions from 1987 until 1993 at ADI Diagnostics Inc., a medical manufacturing company, including Director of Sales and Marketing, Marketing Manager, and Canadian Business Manager. From 1983 until 1987 he held sales and marketing positions with the Diagnostics Division of Abbott Laboratories and from 1981 until 1983 he was with Millipore Corporation, a filtration products company. Mr. Van Maanen received a B.S. in Biology from the University of Guelph, Ontario.


JEFFREY LANG has served as Director of Operations since June 1993. From 1992 until 1993 he was Director of Operations at Varian Associates, a medical products company, supporting medical device operations. Prior to that, from 1983 until 1991 Mr. Lang held several positions with Airco Coating Technology, an engineering and glass coating company, including Vice President of Manufacturing and Engineering, Director of Manufacturing and Engineering, and Operations Manager. From 1973 until 1983, he held several positions with Miles Laboratories, a pharmaceutical company, including Production Manager, Senior Manufacturing Engineer, and Production Supervisor. Mr. Lang received his B.S. in Physics from California State University, Hayward.



CYNTHIA GREEN has served as Director of Regulatory Affairs, Quality Assurance and Quality Control since June 1992. From 1990 until 1992, she was Manager of Regulatory and Quality Assurance at CellPro Inc., a biotechnology company. Prior to that, from 1983 until 1990, Ms. Green worked at Genetic Systems, a manufacturer of HIV and hepatitis diagnostic products, as the Quality Assurance and Quality Control Manager. Ms. Green received a B.S. in Bacteriology and Public Health from Washington State University.


FRANK CHIANG has served on the Company's Board of Directors since March 1992. From 1972 to the present he has been employed by the Ta Chiang Corporation, Ltd., a Taiwanese holding corporation, where he has served in a number of executive capacities including his most recent position as President. Mr. Chiang also serves on the Board of Directors of the G.C.H. Company, the Ta Security Limited Company, and the Fidelity Venture Capital Corporation.

DAVID COLLINS has served on the Company's Board of Directors since December 1995. From 1989 until 1994 he served as Executive Vice President with Schering-Plough Corporation, a medical products company, and President of the HealthCare Products division, responsible for all OTC and consumer health care products. From 1988 to 1989, he was a founding partner of Galen Partners, a venture capital firm. From 1985 to 1988, he held several positions at Johnson & Johnson, including Vice Chairman Board of Directors for Public Affairs & Planning and Vice Chairman Executive Committee & Chairman Consumer Sector. He is also a member of the Board of Directors of Penederm, Inc., Lander, Inc., and Claneil Enterprises, Inc., a private company. Mr. Collins received his L.L.B. at Harvard Law School and his B.A. at the University of Notre Dame.



JULIUS KREVANS, M.D. has served on the Company's Board of Directors since March 1995. Dr. Krevans has been Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco since 1993. From 1982 until 1993, Dr. Krevans served as Chancellor at UCSF, and was Dean of the School of Medicine at UCSF from 1971 until 1982. Prior to this, Dr. Krevans served as Dean for Academic Affairs at The Johns Hopkins University School of Medicine where he also served on the faculty for 18 years and was Professor of Medicine from 1968 until 1971. He is also a director of Neoprobe. Dr. Krevans served as a director of Parnassus Pharmaceuticals Incorporated, which was liquidated under Chapter 7 of the Federal Bankruptcy Code in 1995. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at The Johns Hopkins University School of Medicine.



MARK NOVITCH, M.D. has served on the Company's Board of Directors since September 1995. Dr. Novitch has been a Professor of Health Care Sciences at George Washington University since the beginning of 1994. From 1985 until 1993, Dr. Novitch served in senior executive positions with the Upjohn Company, a medical products company, including Vice Chairman of the Board of Directors, Corporate Executive Vice President, Corporate Senior Vice President for Scientific Administration and Corporate Vice President. Prior to this, for 14 years, Dr. Novitch served with the FDA where from 1983 until 1984 he was Acting Commissioner. For seven years, Dr. Novitch was on the faculty at Harvard Medical School. He is also a member of the Board of Directors of Osiris Therapeutics, Inc., Neurogen Corporation, Guidant Corporation and Alteon, Inc. Dr. Novitch received his A.B. from Yale University, and his M.D. from the New York Medical College.



ROGER QUY, PH.D. has served on the Company's Board of Directors since November 1991. Dr. Quy has been general partner of Technology Partners, a venture capital firm focused on early stage companies since 1989. From 1982 to 1989, Dr. Quy held several management positions with Hewlett-Packard Corporation including member of Directors Staff for Hewlett-Packard Labs and Research and Development for HP Labs Europe. He serves as a Chairman or a Director of several early stage medical companies. Dr. Quy received an M.B.A. in finance from the Haas School of Business, University of California at Berkeley, a Ph.D. in Neuroscience and a B.A. from the University of Keele, England.



HIDEJI NONOMURA has served on the Company's Board of Directors since December 1995. Mr. Nonomura is currently the Director of the Diagnostic Reagents Division of Otsuka Pharmaceutical Company and has served in this capacity since April 1996. From January 1991 until March 1996, Mr. Nonomura served as the Director of Overseas Affairs of Otsuka Pharmaceutical Company. Mr. Nonomura holds a B.S. in Chemistry from Tokyo University of Education.


DIRECTOR COMPENSATION


The Company's directors are reimbursed for their out-of-pocket travel expenses associated with their attendance at Board meetings. Under the Company's 1995 Director Option Plan, non-employee directors of the Company receive automatic grants of stock options to purchase shares of Common Stock. In addition, all outside directors receive $5,000 per year in consideration of their attendance on the Board of Directors.


1995 DIRECTOR OPTION PLAN

The Company's Director Option Plan was adopted by the Company's Board of Directors in December 1995 and stockholders in 1996. Under the Director Option Plan, the Company reserved 200,000 shares of Common

Stock for issuance to the directors of the Company pursuant to nonstatutory stock options. Under the Director Option Plan directors who are also not employees or consultants of the Company automatically receive an option to purchase 12,000 shares of Common Stock (the "First Option") on the date on which such person first becomes a director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. Thereafter, each such person shall receive an option to acquire 3,000 shares of the Company's Common Stock (the "Subsequent Option") on each date of the Company's Annual Meeting of Stockholders where such outside director is reelected. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company's Common Stock on the date such option was granted. Twenty-five percent of the First Option shall vest one year after the date of grant, with 25% vesting each anniversary thereafter. Twelve and one-half percent of the shares subject to the Subsequent Option shall be exercisable on the first day of each month following the date of grant. The Plan shall be in effect for a term of ten years unless sooner terminated under the Director Option Plan.


EXECUTIVE COMPENSATION



The following table sets forth certain compensation awarded or paid by the Company during the year ended December 31, 1995 to its Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus for such fiscal year were in excess of $100,000 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                       SECURITIES
                                                                                       UNDERLYING
                                                     ANNUAL COMPENSATION                OPTIONS
                                            -------------------------------------       GRANTED
       NAME AND PRINCIPAL POSITION           SALARY          BONUS         OTHER          (#)
- ------------------------------------------  --------        -------       -------     ------------
William A. Boeger, Chief Executive Officer
  and Chairman of the Board of
  Directors(1)............................  $272,500(2)     $    --       $ 7,210(3)     220,000(4)
John P. Davis, President and Chief
  Executive Officer(5)....................   126,602             --        15,819(6)     320,000
Howard B. Urnovitz, Chief Science
  Officer.................................   139,691         16,816            --        180,000
Cynthia Green, Director of Regulatory
  Affairs and QA/QC.......................   192,000(7)          --         9,961(3)          --

- ---------------

(1) Mr. Boeger served as the Company's Chairman of the Board of Directors, Chief Executive Officer, and President until May 1995. From May 1995 to September 1995 he served as Chairman of the Board of Directors and Chief Executive Officer. Since September 1995 he has served as Chairman of the Board of Directors.

(2) $135,000 was paid to an affiliate of Quest Ventures, a venture capital partnership of which Mr. Boeger is Managing General Partner, in 1995 for services rendered by Mr. Boeger in 1994. $118,750 was paid to an affiliate of Quest Ventures in 1995 for services rendered by Mr. Boeger in 1995. $18,750 was paid to Pepgen Corporation, a subsidiary of the Company of which Mr. Boeger is President and Chief Financial Officer, in 1995 for services rendered by Mr. Boeger in 1995.

(3) Represents reimbursements for living expenses.

(4) Excludes options to purchase 67,303 shares issued to an affiliate of Quest Ventures.

(5) Mr. Davis joined the Company in May 1995 as its President and Chief Operating Officer. In September 1995 Mr. Davis was named President and Chief Executive Officer.

(6) Represents reimbursements for living expenses. Excludes $75,000 which the Company accrued for reimbursement of moving expenses. Such amount was not paid in 1995.

(7) Ms. Green is retained by the Company as a consultant.

The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1995.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                              NUMBER OF       PERCENT OF                               ANNUAL RATES OF STOCK
                              SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO     EXERCISE                     OPTION TERM(3)
                               OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
            NAME               GRANTED      FISCAL YEAR(1)   ($/SH)(2)      DATE        5%($)        10%($)
- ----------------------------  ----------    --------------   ---------   ----------   ----------   ----------
William A. Boeger...........    220,000(4)       22.2%         $0.50       01/25/01   $2,543,389   $3,397,691
John P. Davis...............    320,000(5)       32.2%         $0.50       05/31/05   $4,531,217   $7,309,978
Howard B. Urnovitz..........    180,000(6)       18.1%         $0.50       01/25/01   $2,080,955   $2,779,929
Cynthia Green...............         --        --              --                --           --           --

- ---------------
(1) Based on an aggregate of 992,371 options granted under the Company's Incentive Stock Plan to employees and directors of, and consultants to, the Company during the year ended December 31, 1995, including the Named Executive Officers.

(2) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(3) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the public offering price of $9.00 per share appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. With respect to options granted at fair market value, no gain to the optionee is possible unless the stock price increases over the option term.

(4) Options granted become exercisable at the rate of 110,000 of the shares subject to the option at January 25, 1995 and 8.34% of the remaining 110,000 shares subject to the option each month thereafter for the next 12 months. The options expire six years from the date of grant, or earlier upon termination of employment.

(5) Options granted become exercisable at the rate of 20% of the shares subject to the option at May 1, 1996 and at the rate of 1.67% per month thereafter for the next four years. The options expire ten years from the date of grant, or earlier upon termination of employment.

(6) Options granted become exercisable at the rate of 25% of the shares subject to the option at January 25, 1996 and at the rate of 2.08% per month thereafter for the next three years.

The following table sets forth information concerning option exercises for the year ended December 31, 1995, with respect to each of the Named Executive Officers.

                      AGGREGATED OPTION EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISABLE            IN-THE-MONEY
                                                                  OPTIONS                OPTIONS AT
                                  SHARES                    AT DECEMBER 31, 1995      DECEMBER 31, 1995
                                ACQUIRED ON      VALUE         (EXERCISABLE/             (EXERCISED/
             NAME               EXERCISE($)   REALIZED($)      UNEXERCISABLE)         UNEXERCISABLE)(1)
- ------------------------------  -----------   -----------   --------------------   -----------------------
William A. Boeger.............       --            --          210,831/   9,169    $ 1,792,063/ $   77,937
John P. Davis.................       --            --       -- / 320,000           $--   / $2,720,000
Howard B. Urnovitz............       --            --          105,000/ 180,000    $   921,900/ $1,530,000
Cynthia Green.................       --            --           10,625/  27,625    $    90,462/ $ 234,913

- ---------------
(1) Value realized and value of unexercised in-the-money options is based on a value of $9.00 per share of the Company's Common Stock, the estimated public offering price, even though at the December 31, 1995 the fair market value of the Common Stock was determined by the Board of Directors to be $5.00 per share. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Dr. Krevans, Dr. Quy and Mr. Boeger, who is a non-voting member.

INCENTIVE STOCK PLAN

A total of 2,740,992 shares of Common Stock have been reserved for issuance under the Company's Incentive Stock Plan (the "Stock Plan"). As of March 31, 1996, 126,524 shares had been issued upon the exercise of stock options granted under the Stock Plan, 1,292,561 shares were subject to outstanding options and 1,321,907 remained available for future grant. The Stock Plan is administered by the compensation committee of the board of directors. Under the Stock Plan, options may be granted to employees, including directors who are employees, and consultants. Only employees may receive "incentive stock options," which are intended to qualify for certain tax treatment; nonemployees receive "nonstatutory stock options," which do not qualify for such treatment. In the event of a change in control of the Company, including a merger or sale of substantially all of the Company's assets, outstanding options may be assumed by any successor corporation or may become exercisable. The exercise price of incentive stock options under the Stock Plan must at least equal the fair market value of the Common Stock on the date of grant, while the exercise price of nonstatutory options must at least equal 85% of such market value. Options granted under the Stock Plan generally vest on a cumulative monthly basis over four or five years, and in the case of incentive stock options, must be exercised within six or ten years. The Board may amend or modify the Stock Plan at any time. The Stock Plan will terminate in 2001, unless sooner terminated by the Board.

1995 EMPLOYEE STOCK PURCHASE PLAN

The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in December 1995 and stockholders in June 1996. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 300,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of an offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which the national stock exchanges and The Nasdaq Stock Market are open for trading, on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this Offering and will end on October 31, 1996. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year, who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS


Prior to the closing of the Offering, the Company intends to reincorporate in Delaware, in part to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Certificate of Incorporation and Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers.


The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware General Corporation Law or (iv) for transactions from which the director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent provided by Delaware law, including those circumstances where indemnification would otherwise be discretionary under Delaware law. The Company believes that indemnification under its Bylaws covers at least negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY AND RELATED TRANSACTIONS


From its inception to June 21, 1996, the Company has issued or sold shares of Common Stock at prices ranging from $0.20 to $8.10, and Series B, Series C, Series D and Series E Preferred Stock at prices of $1.86, $3.70, $5.00 and $5.00 to $7.50 per share, respectively, to the following directors, entities affiliated with directors, and 5% stockholders.



                                                             SERIES    SERIES    SERIES    SERIES
                      NAME                         COMMON       B         C         D         E
- -------------------------------------------------  -------   -------   -------   -------   -------
Directors
  William A. Boeger..............................       --        --        --        --        --
  John P. Davis..................................       --        --        --        --        --
  Howard B. Urnovitz.............................  139,000        --        --        --        --
  David Collins..................................       --        --        --        --        --
  Julius R. Krevans..............................       --        --        --        --     4,000
  Mark Novitch...................................       --        --        --        --        --
  Roger Quy......................................       --        --        --        --        --
  Hideji Nonomura................................       --        --        --        --        --
  Kuo-Yu (Frank) Chiang..........................    5,662        --   556,082        --        --
Entities Affiliated with Directors
  Quest Ventures II (1)..........................   29,322    79,680    83,482    14,850        --
  Quest Ventures International(1)................   20,042    54,461    57,059    10,150        --
  Otsuka Pharmaceutical Co., Ltd.(2).............       --   268,282   164,685   260,000   600,000
  Technology Partners West Fund IV(3)............       --        --   270,270   150,000   200,000
  Steven F. Urnovitz(4)..........................    1,569        --        --        --        --
Other 5% Stockholders
  Suez Technology Fund...........................   30,853   134,141   209,459    50,000    66,500
  H&Q HealthCare Investors.......................       --        --        --   200,000    50,400
  H&Q Life Sciences Investors....................       --        --        --   100,000    48,300
  Entities Affiliated with MVP Investors,
     L.P. .......................................       --        --   216,217   242,000        --


- ---------------

(1) William A. Boeger is a founder of the Company and Managing General Partner of Quest Ventures, an affiliate of these entities.

(2) Hideji Nonomura is the Director of the Diagnostic Reagents Division of Otsuka Pharmaceutical Co., Ltd.

(3) Roger Quy is a general partner of Technology Partners, an affiliate of Technology Partners West Fund IV.

(4) Steven F. Urnovitz is the brother of Howard B. Urnovitz.

Upon the completion of this Offering, each outstanding share of Series B, C, D and E Preferred Stock will be converted into one share of Common Stock.

PEPGEN CORPORATION


In October 1995, Calypte purchased a 49% equity interest in Pepgen Corporation. Pepgen is a research and development stage company involved in the field of human therapeutics. Calypte purchased the equity position for a total of $2,500,000, with $1,000,000 paid in cash at closing, a promissory note in the amount of $1,000,000 and options to purchase 475,000 shares of Common Stock valued at $500,000. The note is due and payable the earlier of (i) October 1996 or (ii) 60 days following either the Company's approval by the FDA of its HIV-1 urine assay or the completion of a public offering of securities. In addition to its 49% ownership, Calypte has the first right of negotiation to purchase the remaining 51% of Pepgen at fair market value.

Calypte is also entitled to elect two of seven members of the Pepgen board of directors. Other than the second installment of the equity purchase described above, Calypte does not anticipate that it will use any of the proceeds from this Offering for Pepgen (see "Use of Proceeds"). Pepgen expects to fund its product development through loans, grants, collaborations, or equity investment from corporate partners and governmental agencies. Calypte has no ongoing obligation to provide Pepgen with any additional funds beyond its original equity investment. The option grants by the Company in connection with its purchase of 49% of Pepgen, were granted to the current Pepgen shareholders and consisted of options to purchase an aggregate of 475,000 shares of Calypte Common Stock at an exercise price of $7.50 per share. 100,000 of such shares are exercisable immediately, with the remaining shares subject to exercise upon the attainment of the following milestones:


                       MILESTONE                            CALYPTE SHARES SUBJECT TO ADDITIONAL OPTIONS
- --------------------------------------------------------    --------------------------------------------
Upon signing of a Research and Development Contract with
  proceeds of $1,000,000 or more to Pepgen                                 100,000 shares
Upon signing of a licensing agreement with proceeds of
  $5,000,000 or more to Pepgen                                             100,000 shares
Upon the filing of an Investigation of New Drug ("IND")
  application with the FDA or with similar agencies in
  Europe or Japan                                                           25,000 shares
Upon the filing of a New Drug Application ("NDA") with
  the USFDA or with similar agencies in Europe or Japan                     50,000 shares
Upon first commercial sales of a Pepgen product based on
  an NDA                                                                   100,000 shares

EMPLOYMENT ARRANGEMENTS


On April 10, 1995, and amended as of April 22, 1996, the Company entered into an employment agreement with John P. Davis providing for employment of Mr. Davis as the Company's President and Chief Executive Officer for a term from May 1, 1995 through December 31, 1996. The agreement is automatically renewable each year subject to 90 days notice prior to the end of each calender year. Mr. Davis' salary under this agreement initially $185,000 per year, increased to $195,000 per year upon his appointment as Chief Executive Officer of the Company, which occurred in September 1995. Mr. Davis is also eligible for a maximum $35,000 bonus in 1996. This agreement also entitles Mr. Davis to moving expenses in connection with relocating Mr. Davis and his family from Connecticut to California, which expenses shall not exceed $150,000 and which expenses shall be increased sufficiently to reimburse Mr. Davis for the taxes owed on such expenses. In addition, Mr. Davis shall be entitled to receive $1,000 per month as reimbursement for temporary living expenses for up to nine months. The agreement also provides that Mr. Davis shall receive a $375 car allowance and reimbursement for all operating expenses, maintenance, licence fees, and insurance. Mr. Davis shall also be entitled to vacation and other benefits provided to the Company's employees generally. Mr. Davis was granted an option to purchase 320,000 shares of Common Stock at $0.50 per share, which option Mr. Davis can exercise as to 64,000 of the shares on May 1, 1996, and 5,333 shares per month thereafter, or in the event of an acquisition of the Company as to all of the shares subject to the option. In the event Mr. Davis's employment with the Company is terminated by the Company other than for cause (i) during the first year of employment, Mr. Davis shall receive his base salary for 12 months;
(ii) during the second year or employment, Mr. Davis shall receive his base salary for nine months; and (iii) thereafter, he shall receive his base salary for six months.


On January 10, 1994, the Company entered into an employment agreement with William Boeger, the Company's Chairman of the Board and a Director, and the Company's former Chief Executive Officer. This agreement provided that Mr. Boeger would devote not less than one-half time to the Company, and the Company would issue to Mr. Boeger or Quest Ventures, an investment partnership with which Mr. Boeger served as a principal prior to joining the Company, an option to acquire 154,276 shares of the Company at an exercise price of $0.50 per share.


On January 25, 1995, the Company entered into an employment agreement with Howard Urnovitz, a Founder, Director, and Chief Science Officer of the Company. This agreement provides for annual salary of $140,000 plus an annual bonus not to exceed $35,000 per year. Dr. Urnovitz will also be entitled to vacation and other benefits available to the Company's employees generally. The agreement provides that on the date the Company's urine-based HIV test is approved by the FDA, the Company will forgive $42,500 in principal owed to the Company on the promissory note and reduce the collateral securing the note by one-half, and, pay Dr. Urnovitz a one-time bonus to defray the federal tax liability on the deemed income from the forgiveness of the note. When this agreement was executed, all of Dr. Urnovitz's unvested stock options immediately vested, and Dr. Urnovitz was granted an option to acquire 180,000 shares of the Company's Common Stock at $0.50 per share, which option Dr. Urnovitz can exercise as to 25% of the shares one year after grant and 2.08% of the shares per month thereafter, subject to ratable 48-month vesting. If the Company terminates Dr. Urnovitz's employment other than for cause, Dr. Urnovitz would be entitled to six months of base salary.

In March 1992, the Company loaned Dr. Howard Urnovitz $85,000. The loan is evidenced by the above-mentioned promissory note and secured by shares of Common Stock of the Company owned by Dr. Urnovitz. The note, as amended, provides for current interest payments at the rate of 7% per annum, and a lump-sum remaining principal repayment in March 1997.

In May 1993, the Company entered into a Business Consultant Agreement with Cynthia L. Green, the Company's Director of Regulatory Affairs and Quality Assurance and Quality Control. The agreement is automatically renewable each year unless cancelled by either party on 90 days notice. Ms. Green's fee for acting as Director of Regulatory Affairs and Quality Assurance and Quality Control for the Company was set at $16,000 per month. In addition, Ms. Green received an option to acquire 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option vests 20% one year after grant, plus 1.66667% per month thereafter. In September 1992, Ms. Green was granted an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option vests 20% one year after grant, plus 1.66667% per month thereafter. In January 1994, Ms. Green was issued 8,250 shares of Common Stock at a purchase price equal to the fair market value of the Common Stock on the date of issuance. Such shares vested 11 months after issuance. In March 1994, Ms. Green was issued an option for 25,000 shares at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such option vests upon FDA approval of the Company's HIV-1 urine-based test.

In October 1995, the Company entered into an employment agreement with John J. DiPietro, providing for the employment of Mr. DiPietro as the Company's Vice President, Finance and Chief Financial Officer, for a term from October 1995 through December 1996. The agreement is automatically renewable each year subject to 90 days notice prior to the end of each calendar year. Mr. DiPietro's salary under this agreement is initially $125,000 per year. This agreement also provides Mr. DiPietro with reimbursement for the cost of a corporate apartment, which expenses shall be increased sufficiently to reimburse Mr. DiPietro for the taxes owed on such expenses. Mr. DiPietro is also eligible for a bonus under the Company's bonus plan and shall be entitled to vacation and other benefits provided to the Company's employees generally. Mr. DiPietro was granted an option to purchase 35,000 shares of Common Stock at $1.00 per share, which option Mr. DiPietro can exercise as to 20% of the shares one year after grant and 583 shares per month thereafter, or in the event of certain defined events or an acquisition of the Company, as to all of the shares subject to the option. In the event Mr. DiPietro's employment with the Company is terminated by the Company other than for cause, (i) during the first year of employment, Mr. DiPietro shall receive his base salary for nine months; (ii) thereafter, Mr. DiPietro shall receive his base salary for six months.

FUTURE TRANSACTIONS

All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of May 10, 1996, and as adjusted to reflect the sale of Common Stock offered by the Company hereby and conversion of all outstanding shares of Preferred Stock into shares of Common Stock, for
(i) each who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.


                                                                                                      PERCENT OF TOTAL(2)
                                                                                    SHARES          -----------------------
                                                                                 BENEFICIALLY        BEFORE         AFTER
                    5% STOCKHOLDERS, DIRECTORS AND OFFICERS                        OWNED(1)         OFFERING       OFFERING
- -------------------------------------------------------------------------------  ------------       --------       --------
Otsuka Pharmaceutical Co., Ltd.(3).............................................     1,493,147         18.99%         14.14%
  463-10 Kagasuno
  Kawauchi-cho
  Tokoshima Japan
Hideji Nonomura(3).............................................................     1,493,147         18.99          14.14
Entities Affiliated with Quest Ventures(4).....................................       723,322          9.00           6.74
  126 South Park
  San Francisco, CA 94107
William A. Boeger(4)...........................................................       723,322          9.00           6.74
Technology Partners(5).........................................................       620,270          8.09           5.65
  1550 Tiburon Boulevard, Suite A
  Belvedere, CA 94920
Roger Quy, Ph.D.(5)............................................................       620,270          8.09           5.65
Kuo-Yu (Frank) Chiang..........................................................       561,744          7.33           5.42
Suez Technology Fund(6)........................................................       557,453          7.21           5.35
  3000 Sand Hill Road
  Bldg. 2, Suite 160
  Menlo Park, CA 94028
Entities Affiliated with MVP Investors, L.P....................................       458,217          5.98           4.42
  45 Milk Street
  Boston, MA 02109
Entities Affiliated with H&Q Capital Management(7).............................       417,400          5.43           4.02
Howard B. Urnovitz, Ph.D.(8)...................................................       307,749          3.93           2.92
John P. Davis(9)...............................................................        69,333             *              *
Richard Van Maanen(10).........................................................        25,902             *              *
Toby Gottfried, Ph.D.(11)......................................................        15,462             *              *
Cynthia Green(12)..............................................................        11,207             *              *
Jeffrey Lang(13)...............................................................         5,083             *              *
Julius R. Krevans, M.D.(14)....................................................         4,000             *              *
John J. DiPietro...............................................................            --             *              *
David Collins..................................................................            --             *              *
Mark Novitch, M.D..............................................................            --             *              *
All directors and executive officers as a group
  (14 persons)(3)(4)(5)(8)(9)(10)(11)(12)(13)(14)..............................     3,837,219         44.98%         33.93%


- ---------------

  *  Represents beneficial ownership of less than 1%


 (1) Based on 7,664,651 shares outstanding prior to the Offering and 10,359,046 shares outstanding after the Offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 10, 1996 are deemed outstanding. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment proves with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 1440 Fourth Street, Berkeley, California 94710.


 (2) Assumes no exercise of the Underwriters' over allotment option to purchase up to 375,000 additional shares of Common Stock. See "Underwriting."

 (3) Includes 200,000 shares subject to warrants exercisable within 60 days. Mr. Nonomura is a director of the Company and an affiliate of Otsuka Pharmaceutical Co., Ltd.


 (4) Includes 154,276 shares subject to options exercisable within 60 days owned by entities affiliated with Quest Ventures. Also includes 220,000 shares subject to options exercisable within 60 days owned by Mr. Boeger. Mr. Boeger is a partner of Quest Ventures.


 (5) Includes 620,270 shares owned by Technology Partners. Mr. Quy is a director of the Company and an affiliate of Technology Partners.

 (6) Includes 66,500 shares subject to warrants exercisable within 60 days.

 (7) Includes 18,700 shares subject to warrants exercisable within 60 days.

 (8) Includes 168,749 shares subject to options exercisable within 60 days.

 (9) Includes 69,333 subject to options exercisable within 60 days.

(10) Includes 25,902 shares subject to options exercisable within 60 days.

(11) Includes 10,062 shares subject to options exercisable within 60 days.

(12) Includes 11,207 shares subject to options exercisable within 60 days.

(13) Includes 5,083 shares subject to options exercisable within 60 days.

(14) Includes 2,000 shares subject to warrants exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, after giving effect to the restatement of the Company's Articles of Incorporation upon the closing of this Offering. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part, and by applicable law.

COMMON STOCK


As of June 21, 1996 there were 7,859,046 shares of Common Stock outstanding, which were held of record by 227 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon the closing of this Offering will be fully paid and nonassessable.


PREFERRED STOCK

The board of directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS


As of June 21, 1996, the Company had outstanding warrants to purchase 1,066,355 shares of Common Stock, at a weighted average exercise price of $5.42 per share. Such warrants expire on various dates, the latest of which is 7 years from the effective date of the Offering. The holders of such warrants are entitled to certain registration rights with respect to the Common Stock issued upon exercise thereon. See "Description of Capital Stock -- Registration Rights."


CHANGE OF CONTROL PROVISIONS

Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Antitakeover Law") regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of the Antitakeover Law.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


The holders of 7,392,010 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 30% of the Registrable Securities may require, on two occasions beginning after three months from the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of Registrable Securities may also require the Company (not more than once during any 12-month period) to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1.0 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company's Common Stock is First Interstate Bank of California. Its telephone number is (415) 773-7801.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described below, no shares currently outstanding will be available for sale immediately after this Offering due to certain legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


Upon the completion of this Offering, the Company will have 10,359,046 shares of Common Stock outstanding, assuming no exercise of options or warrants after June 21, 1996. Of these shares, the 2,500,000 shares sold in this Offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 7,859,046 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Stockholders who in the aggregate hold 97% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this Offering have entered into lock-up agreements under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives of the Underwriters. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options.

As of June 21, 1996, 2,852,775 shares were subject to outstanding options and warrants. Of these shares 75% are subject to the lock-up agreements described above. Approximately 120 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1991 Stock Plan (including shares subject to then outstanding options), 1995 Director Option Plan and 1995 Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable agreements.



Upon expiration of the lock-up agreements, approximately 2,465,586 shares of Common Stock will become eligible for immediate public resale, pursuant to Rule 144(k) or for non-affiliates in certain cases pursuant to Rule 701. An additional 3,220,560 shares will be available for resale subject to the volume limitations of Rule 144. 7,392,010 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.


In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 101,000 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modification will have a material effect on the time when shares of the Company's Common Stock become eligible for resale.

                                  UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives Pacific Growth Equities, Inc., have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                   NAME                                NUMBER OF SHARES
        ----------------------------------------------------------    ------------------
        Pacific Growth Equities, Inc..............................

                                                                         ----------
        Total.....................................................
                                                                      ==============

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow and such dealers may reallow
a concession not in excess of $          per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

Stockholders, including the executive officers and directors, who will own in the aggregate 7,428,879 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Pacific Growth Equities, Inc. offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Pacific Growth Equities, Inc. offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue. Upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock and employee stock purchase plans, provided that, without the prior written consent of Pacific Growth Equities, Inc., such additional options shall not be exercisable during such period. Sales of such shares in the future could adversely affect the market price of the Common Stock.


The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.


At the request of the Company, the Underwriters have reserved up to 125,000 shares of Common Stock for sale at the initial public offering price to officers, directors, employees and certain other persons associated with the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Reserved shares purchased by individuals will, except as restricted by applicable securities laws, be available for resale following the Offering.


                                 LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. As of the date of this Prospectus, certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation and investment partnerships of which such persons are partners beneficially own 10,000 shares of the Company's Common Stock.

                                    EXPERTS


The consolidated financial statements of Calypte Biomedical Corporation and subsidiary (a development stage company) as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and for the period from February 18, 1988 (inception) through December 31, 1995, and the financial statements of Pepgen Corporation and subsidiary (a development stage enterprise) as of December 31, 1993 and 1994, and for the period from July 8, 1992 (inception) through December 31, 1992 and for each of the years in the two-year period ended December 31, 1994 and for the period from July 8, 1992 (inception) through December 31, 1994, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


The statements in this Prospectus in paragraphs 2 and 3 under the caption "Risk Factors -- Reliance on Proprietary Technology and Know-How" and in paragraphs 6 and 7 under the caption "Business -- Patents, Proprietary Rights and Licenses" have been reviewed and approved by Arnold, White & Durkee, special patent counsel for the Company, as experts in such matters, and included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION


The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. A copy of the Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commisison through the Electronic Data Gathering, Analysis, and Retrieval system.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
CONSOLIDATED FINANCIAL STATEMENTS, CALYPTE BIOMEDICAL CORPORATION (A DEVELOPMENT STAGE
  ENTERPRISE)
     Independent Auditors' Report.....................................................    F-2
     Consolidated Balance Sheets as of December 31, 1994 and 1995.....................    F-3
     Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the period from February 18, 1988 (inception) through December
      31, 1995........................................................................    F-4
     Consolidated Statements of Stockholders' Equity (Deficit) for the period from
      February 18, 1988 (inception) through December 31, 1995.........................    F-5
     Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the period from February 18, 1988 (inception) through December
      31, 1995........................................................................    F-7
     Notes to Consolidated Financial Statements.......................................    F-8
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, CALYPTE BIOMEDICAL CORPORATION (A
  DEVELOPMENT STAGE ENTERPRISE) (UNAUDITED)
     Consolidated Condensed Balance Sheets as of December 31, 1995 and March 31,
      1996............................................................................   F-23
     Consolidated Condensed Statements of Operations for the three-months ended March
      31, 1995 and 1996 and for the period from February 18, 1988 (inception) through
      March 31, 1996..................................................................   F-24
     Consolidated Condensed Statements of Cash Flows for the three-months ended March
      31, 1995 and 1996 and for the period from February 18, 1988 (inception) through
      March 31, 1996..................................................................   F-25
     Notes to Consolidated Condensed Financial Statements.............................   F-26
PRO FORMA FINANCIAL INFORMATION, CALYPTE BIOMEDICAL CORPORATION (A DEVELOPMENT STAGE
  ENTERPRISE) (UNAUDITED)
     Pro Forma Financial Information..................................................   F-30
     Pro Forma Consolidated Condensed Statement of Operations for the year ended
      December 31, 1995...............................................................   F-31
CONSOLIDATED FINANCIAL STATEMENTS, PEPGEN CORPORATION (A DEVELOPMENT STAGE ENTERPRISE)
     Independent Auditors' Report.....................................................   F-32
     Consolidated Balance Sheets as of December 31, 1993 and 1994.....................   F-33
     Consolidated Statements of Operations for the period from July 8, 1992
      (inception) through December 31, 1992, for the years ended December 31, 1993 and
      1994 and the period from July 8, 1992 (inception) through December 31, 1994.....   F-34
     Consolidated Statements of Shareholders' Equity (Deficiency) for the period from
      July 8, 1992 (inception) through December 31, 1994..............................   F-35
     Consolidated Statements of Cash Flows for the period from July 8, 1992
      (inception) through December 31, 1992, for the years ended December 31, 1993 and
      1994 and the period from July 8, 1992 (inception) through December 31 1994......   F-36
     Notes to Consolidated Financial Statements.......................................   F-37
CONSOLIDATED FINANCIAL STATEMENTS, PEPGEN CORPORATION (A DEVELOPMENT STAGE ENTERPRISE)
  (UNAUDITED)
     Consolidated Balance Sheet as of December 31, 1995...............................   F-43
     Consolidated Statements of Operations for the year ended December 31, 1995 and
      for the period from July 8, 1992 (inception) through December 31, 1995..........   F-44
     Consolidated Statements of Shareholders' Equity (Deficiency) for the period July
      8, 1992 (inception) through December 31, 1995...................................   F-45
     Consolidated Statements of Cash Flows for the year ended December 31, 1995 and
      for the period from July 8, 1992 (inception) through December 31, 1995..........   F-46
     Notes to Consolidated Financial Statements.......................................   F-47

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Calypte Biomedical Corporation:


We have audited the accompanying consolidated balance sheets of Calypte Biomedical Corporation and subsidiary (a development stage enterprise) (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, and for the period from February 18, 1988 (inception) through December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calypte Biomedical Corporation and subsidiary (a development stage enterprise) as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, and for the period from February 18, 1988 (inception) through December 31, 1995, in conformity with generally accepted accounting principles.



                                          KPMG Peat Marwick LLP


San Francisco, California
January 16, 1996

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)


                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                                   DECEMBER 31,
                                                                           -----------------------------
                                                                               1994             1995
                                                                           ------------     ------------
Current assets:
  Cash and cash equivalents..............................................  $  4,477,924     $  2,558,650
  Other current assets...................................................        40,956          755,572
                                                                           ------------     ------------
     Total current assets................................................     4,518,880        3,314,222
Property and equipment, net..............................................     1,255,521        1,854,010
Note receivable from officer.............................................        85,000           42,500
Other assets.............................................................       105,115          126,144
                                                                           ------------     ------------
                                                                           $  5,964,516     $  5,336,876
                                                                            ===========      ===========
                                  LIABILITIES, MANDITORILY REDEEMABLE
                          PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................................  $    169,429     $  1,053,536
  Accrued expenses.......................................................       365,850          643,911
  Notes payable -- current portion.......................................       277,255        3,258,456
  Capital lease obligations -- current portion...........................        89,519          260,214
  Deferred revenue.......................................................       500,000          500,000
                                                                           ------------     ------------
     Total current liabilities...........................................     1,402,053        5,716,117
Deferred rent obligation.................................................        91,280           87,357
Notes payable -- long-term portion.......................................        10,613               --
Capital lease obligations -- long-term portion...........................       185,232          542,725
                                                                           ------------     ------------
     Total liabilities...................................................     1,689,178        6,346,199
Mandatorily redeemable Series A preferred stock, $0.001 par value;
  100,000 shares authorized, issued, and outstanding; aggregate redemption and liquidation value of $1,000,000 plus cumulative
  dividends..............................................................     1,616,438        1,736,438
Commitments and contingencies
Stockholders' equity (deficit):
  Series B convertible preferred stock, $0.001 par value; 804,860 shares authorized; 804,846 shares issued and outstanding as of December 31,
     1994 and 1995; aggregate liquidation value of $1,500,235 as of
     December 31, 1994 and 1995..........................................           805              805
  Series C convertible preferred stock, $0.001 par value; 1,702,727 shares authorized; 1,702,705 shares issued and outstanding as of
     December 31, 1994 and 1995; aggregate liquidation value of
     $6,300,004 as of December 31, 1994 and 1995.........................         1,703            1,703
  Series D convertible preferred stock, $0.001 par value; 2,130,051 shares authorized; 2,116,999 shares issued and outstanding as of
     December 31, 1994 and 1995; aggregate liquidation value of
     $10,584,995 as of December 31, 1994 and 1995........................         2,117            2,117
  Series E convertible preferred stock, $0.001 par value; 4,000,000 shares authorized; 1,077,500 and 1,967,866 shares issued and outstanding as of December 31, 1994 and 1995, respectively;
     aggregate liquidation value of $5,387,500 and $9,839,330 as of
     December 31, 1994 and 1995, respectively............................         1,077            1,967
  Common stock, $0.001 par value; 12,000,000 shares authorized; 569,352 and 573,899 shares issued and outstanding as of December 31, 1994
     and 1995, respectively..............................................           569              574
  Additional paid-in capital.............................................    22,762,330       28,014,030
  Deferred compensation..................................................            --         (365,871)
  Deficit accumulated during development stage...........................   (20,109,701)     (30,401,086)
                                                                           ------------     ------------
     Total stockholders' equity (deficit)................................     2,658,900       (2,745,761)
                                                                           ------------     ------------
                                                                           $  5,964,516     $  5,336,876
                                                                            ===========      ===========


          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             PERIOD FROM
                                                                                             FEBRUARY 18,
                                                                                                 1988
                                                                                             (INCEPTION)
                                                       YEARS ENDED DECEMBER 31,                THROUGH
                                               -----------------------------------------     DECEMBER 31,
                                                  1993           1994           1995             1995
                                               ----------     ----------     -----------     ------------
Revenue earned under research and
  development contracts, substantially from
  related parties..........................    $       --     $       --     $        --     $  2,390,187
Operating expenses:
  Research and development.................     4,518,984      3,643,781       5,017,545       20,346,564
  Purchased in-process research and
     development costs.....................            --             --       2,500,000        2,500,000
  Selling, general and administrative......     1,784,318      1,818,560       2,862,049       10,926,405
                                               -----------    -----------    ------------    ------------
          Loss from operations.............    (6,303,302)    (5,462,341)    (10,379,594)     (31,382,782)
Interest income............................       163,509         47,714         194,944          569,828
Interest expense...........................       (55,274)       (81,782)       (116,842)        (603,019)
Other income...............................        15,395         31,027          11,707           70,443
                                               -----------    -----------    ------------    ------------
          Loss before income taxes and
            extraordinary item.............    (6,179,672)    (5,465,382)    (10,289,785)     (31,345,530)
Income taxes...............................        (1,600)        (1,600)         (1,600)         (60,750)
                                               -----------    -----------    ------------    ------------
          Loss before extraordinary item...    (6,181,272)    (5,466,982)    (10,291,385)     (31,406,280)
Extraordinary gain on debt
  extinguishment...........................            --             --              --          485,453
                                               -----------    -----------    ------------    ------------
          Net loss.........................    (6,181,272)    (5,466,982)    (10,291,385)     (30,920,827)
Less dividend on mandatorily redeemable
  Series A preferred stock.................      (120,000)      (120,000)       (120,000)        (736,438)
                                               -----------    -----------    ------------    ------------
Net loss attributable to common
  stockholders.............................    $(6,301,272)   $(5,586,982)   $(10,411,385)   $(31,657,265)
                                               ===========    ===========    ============    ============
Net loss per share attributable to common
  stockholders.............................    $    (1.22)    $    (0.90)    $     (1.40)
                                               ===========    ===========    ============
Weighted average shares used to compute net
  loss per share attributable to common
  stockholders.............................     5,182,594      6,187,396       7,450,692
                                               ===========    ===========    ============


          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) PERIOD FROM FEBRUARY 18, 1988 (INCEPTION) THROUGH DECEMBER 31, 1995

                                    JOINT             CONVERTIBLE PREFERRED STOCK                    ADDITIONAL
                                 VENTURERS'    -----------------------------------------   COMMON      PAID-IN       DEFERRED
                                   CAPITAL     SERIES B   SERIES C   SERIES D   SERIES E    STOCK      CAPITAL     COMPENSATION
                                 -----------   --------   --------   --------   --------   -------   -----------   ------------
Issuance of common stock as of
 February 18, 1988 (date of
 inception)....................  $        --     $ --      $   --     $   --     $   --    $75,500   $        --    $       --
Capital contributions..........    1,610,779       --          --         --         --        --             --            --
Exchange of Calypte, Inc. stock
  for 100,000 shares of common
  stock and 100,000 shares of
  mandatorily redeemable Series
  A preferred stock of the
  Company on November 11, 1989
  at $0.001 per share..........           --       --          --         --         --    (75,400)           --            --
Common stock of 60,035 shares
  issued for cash..............           --       --          --         --         --        60         99,837            --
Compensation paid by issuance
  of 170,610 shares of common
  stock........................           --       --          --         --         --       171         33,951            --
Conversion of notes payable to
  61,426 shares of common
  stock........................           --       --          --         --         --        60         12,225            --
Conversion of notes payable to
  29,506 shares of Series B
  convertible preferred
  stock........................           --       30          --         --         --        --         54,970            --
Series B convertible preferred
  stock of 775,340 shares
  issued for cash..............           --      775          --         --         --        --      1,387,333            --
Series C convertible preferred
  stock of 810,812 shares
  issued for cash..............           --       --         811         --         --        --      2,946,008            --
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............           --       --          --         --         --        --        (90,000)           --
Net loss.......................   (1,610,779)      --          --         --         --        --             --            --
                                 -----------   --------   --------   --------   --------   -------   -----------   ------------
Balances as of December 31,
  1991.........................           --      805         811         --         --       391      4,444,324            --
Exercise of stock options for
  68,083 shares of common
  stock........................           --       --          --         --         --        68         13,128            --
Compensation paid by issuance
  of 31,670 shares of common
  stock........................           --       --          --         --         --        32          5,267            --
Series C convertible preferred
  stock of 891,893 shares
  issued for cash..............           --       --         892         --         --        --      3,208,379            --
Series D convertible preferred
  stock of 800,000 shares
  issued for cash..............           --       --          --        800         --        --      5,718,631            --
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............           --       --          --         --         --        --       (120,000)           --
Net loss.......................           --       --          --         --         --        --             --            --
                                 -----------   --------   --------   --------   --------   -------   -----------   ------------
Balances as of December 31,
  1992.........................  $        --     $805      $1,703     $  800     $   --    $  491    $13,269,729    $       --

                                   DEFICIT
                                 ACCUMULATED        TOTAL
                                    DURING      STOCKHOLDERS'
                                 DEVELOPMENT       EQUITY
                                    STAGE         (DEFICIT)
                                 ------------   -------------
Issuance of common stock as of
 February 18, 1988 (date of
 inception)....................  $         --   $      75,500
Capital contributions..........            --       1,610,779
Exchange of Calypte, Inc. stock
  for 100,000 shares of common
  stock and 100,000 shares of
  mandatorily redeemable Series
  A preferred stock of the
  Company on November 11, 1989
  at $0.001 per share..........      (924,600)     (1,000,000)
Common stock of 60,035 shares
  issued for cash..............            --          99,897
Compensation paid by issuance
  of 170,610 shares of common
  stock........................            --          34,122
Conversion of notes payable to
  61,426 shares of common
  stock........................            --          12,285
Conversion of notes payable to
  29,506 shares of Series B
  convertible preferred
  stock........................            --          55,000
Series B convertible preferred
  stock of 775,340 shares
  issued for cash..............            --       1,388,108
Series C convertible preferred
  stock of 810,812 shares
  issued for cash..............            --       2,946,819
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............      (166,438)       (256,438)
Net loss.......................    (3,567,913)     (5,178,692)
                                 ------------   -------------
Balances as of December 31,
  1991.........................    (4,658,951)       (212,620)
Exercise of stock options for
  68,083 shares of common
  stock........................            --          13,196
Compensation paid by issuance
  of 31,670 shares of common
  stock........................            --           5,299
Series C convertible preferred
  stock of 891,893 shares
  issued for cash..............            --       3,209,271
Series D convertible preferred
  stock of 800,000 shares
  issued for cash..............            --       5,719,431
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............            --        (120,000)
Net loss.......................    (3,802,496)     (3,802,496)
                                 ------------   -------------
Balances as of December 31,
  1992.........................  $ (8,461,447)  $   4,812,081

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
      PERIOD FROM FEBRUARY 18, 1988 (INCEPTION) THROUGH DECEMBER 31, 1995

                                    JOINT             CONVERTIBLE PREFERRED STOCK                    ADDITIONAL
                                 VENTURERS'    -----------------------------------------   COMMON      PAID-IN       DEFERRED
                                   CAPITAL     SERIES B   SERIES C   SERIES D   SERIES E    STOCK      CAPITAL     COMPENSATION
                                 -----------   --------   --------   --------   --------   -------   -----------   ------------
Balances as of December 31,
  1992.........................  $        --     $805      $1,703     $  800     $   --    $  491    $13,269,729    $       --
Common stock of 2,500 shares
  issued for cash..............           --       --          --         --         --         3          1,997            --
Exercise of stock options for
  22,444 shares of common
  stock........................           --       --          --         --         --        23          8,640            --
Compensation paid by issuance
  of 10,000 shares of common
  stock........................           --       --          --         --         --        10          7,990            --
Series D convertible preferred
  stock of 199,999 shares
  issued for cash..............           --       --          --        200         --        --      1,444,729            --
Dividends requirements on
  mandatorily redeemable Series
  A preferred stock............           --       --          --         --         --        --       (120,000)           --
Net loss.......................           --       --          --         --         --        --             --            --
                                        ----     ----      ------     ------     ------      ----    -----------      --------
Balances as of December 31,
  1993.........................           --      805       1,703      1,000         --       527     14,613,085            --
Conversion of Series D
  convertible preferred stock
  into 1.5 shares for each
  share outstanding as of March
  3, 1994; 500,000 additional
  shares issued................           --       --          --        500         --        --           (500)           --
Common stock of 11,250 shares
  issued for cash..............           --       --          --         --         --        11          8,839            --
Exercise of stock options for
  31,334 shares of common
  stock........................           --       --          --         --         --        31         12,034            --
Series D convertible preferred
  stock of 617,000 shares
  issued for cash..............           --       --          --        617         --        --      2,885,466            --
Series E convertible preferred
  stock of 1,077,500 shares
  issued for cash..............           --       --          --         --      1,077        --      5,363,406            --
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............           --       --          --         --         --        --       (120,000)           --
Net loss.......................           --       --          --         --         --        --             --            --
                                        ----     ----      ------     ------     ------      ----    -----------      --------
Balance as of December 31,
  1994.........................           --      805       1,703      2,117      1,077       569     22,762,330            --
Series E convertible preferred
  stock of 888,446 shares
  issued for cash, 1,920 issued
  for other than cash..........           --       --          --         --        890        --      4,302,278            --
Exercise of stock options for
  4,547 shares of common
  stock........................           --       --          --         --         --         5          2,431            --
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............           --       --          --         --         --        --       (120,000)           --
Options issued upon the
  investment in Pepgen
  Corporation..................           --       --          --         --         --        --        500,000            --
Compensation relating to
  granting of stock options....           --       --          --         --         --        --        566,991      (566,991)
Amortization of deferred
  compensation.................           --       --          --         --         --        --             --       201,120
Net loss.......................           --       --          --         --         --        --             --            --
                                        ----     ----      ------     ------     ------      ----    -----------      --------
Balances as of December 31,
  1995.........................  $        --     $805      $1,703     $2,117     $1,967    $  574    $28,014,030    $ (365,871)
                                        ====     ====      ======     ======     ======      ====    ===========      ========

                                   DEFICIT
                                 ACCUMULATED        TOTAL
                                    DURING      STOCKHOLDERS'
                                 DEVELOPMENT       EQUITY
                                    STAGE         (DEFICIT)
                                 ------------   -------------
Balances as of December 31,
  1992.........................  $ (8,461,447)  $   4,812,081
Common stock of 2,500 shares
  issued for cash..............            --           2,000
Exercise of stock options for
  22,444 shares of common
  stock........................            --           8,663
Compensation paid by issuance
  of 10,000 shares of common
  stock........................            --           8,000
Series D convertible preferred
  stock of 199,999 shares
  issued for cash..............            --       1,444,929
Dividends requirements on
  mandatorily redeemable Series
  A preferred stock............            --        (120,000)
Net loss.......................    (6,181,272)     (6,181,272)
                                 -------------    -----------
Balances as of December 31,
  1993.........................   (14,642,719)        (25,599)
Conversion of Series D
  convertible preferred stock
  into 1.5 shares for each
  share outstanding as of March
  3, 1994; 500,000 additional
  shares issued................            --              --
Common stock of 11,250 shares
  issued for cash..............            --           8,850
Exercise of stock options for
  31,334 shares of common
  stock........................            --          12,065
Series D convertible preferred
  stock of 617,000 shares
  issued for cash..............            --       2,886,083
Series E convertible preferred
  stock of 1,077,500 shares
  issued for cash..............            --       5,364,483
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............            --        (120,000)
Net loss.......................    (5,466,982)     (5,466,982)
                                 -------------    -----------
Balance as of December 31,
  1994.........................   (20,109,701)      2,658,900
Series E convertible preferred
  stock of 888,446 shares
  issued for cash, 1,920 issued
  for other than cash..........            --       4,303,168
Exercise of stock options for
  4,547 shares of common
  stock........................            --           2,436
Dividend requirements on
  mandatorily redeemable Series
  A preferred stock............            --        (120,000)
Options issued upon the
  investment in Pepgen
  Corporation..................            --         500,000
Compensation relating to
  granting of stock options....            --              --
Amortization of deferred
  compensation.................            --         201,120
Net loss.......................   (10,291,385)    (10,291,385)
                                 -------------    -----------
Balances as of December 31,
  1995.........................  $(30,401,086)  $  (2,745,761)
                                 =============    ===========

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               PERIOD FROM
                                                                                                            FEBRUARY 18, 1988
                                                                        YEARS ENDED DECEMBER 31,               (INCEPTION)
                                                                ----------------------------------------   THROUGH DECEMBER 31,
                                                                   1993          1994           1995               1995
                                                                -----------   -----------   ------------   --------------------
Cash flows from operating activities:
  Net loss....................................................  $(6,181,272)  $(5,466,982)  $(10,291,385)      $(30,920,827)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization...........................      198,445       331,760        465,585          1,817,247
      Loss on sale or disposal of equipment...................        5,254            --         73,581            115,192
      Extraordinary gain on debt extinguishment...............           --            --             --           (485,453)
      Amortization of deferred compensation...................           --            --        201,120            201,120
      Compensation paid by stock issuance.....................        8,000            --             --             47,421
      Purchased in-process research and development costs.....           --            --      2,500,000          2,500,000
      Changes in operating assets and liabilities:
         Other current assets.................................     (235,269)      254,426       (714,616)          (516,732)
         Organizational costs.................................           --            --             --           (123,074)
         Other assets.........................................      (33,537)      (52,925)        21,471           (407,484)
         Accounts payable and accrued expenses................     (395,206)      319,802      1,162,168          2,099,517
         Deferred rent obligation.............................       33,422        57,858         (3,923)            87,350
         Note payable in exchange for expenses paid on behalf
           of the Company.....................................           --            --             --            191,964
                                                                -----------   -----------   ------------       ------------
           Net cash used in operating activities..............   (6,600,163)   (4,556,061)    (6,585,999)       (25,393,759)
                                                                -----------   -----------   ------------       ------------
Cash flows from investing activities:
  Proceeds from disposition of equipment......................           --            --             --             25,000
  Purchase of equipment.......................................     (504,343)     (625,231)      (476,299)        (2,276,552)
  Investment in Pepgen........................................           --            --     (1,000,000)        (1,000,000)
                                                                -----------   -----------   ------------       ------------
           Net cash used in investing activities..............     (504,343)     (625,231)    (1,476,299)        (3,251,552)
                                                                -----------   -----------   ------------       ------------
Cash flows from financing activities:
  Proceeds from the sale of stock.............................    1,510,664     8,493,415      4,444,516         28,279,403
  Expenses paid related to sale of stock......................      (55,072)     (221,934)      (138,912)          (870,006)
  Prepaid license fee.........................................           --            --             --            500,000
  Principal payments on notes payable.........................     (188,890)      (76,322)       (29,412)          (916,926)
  Principal payments on capital lease obligations.............       (5,520)      (28,137)      (133,168)          (166,824)
  Proceeds from notes payable.................................       81,860            --      2,000,000          2,692,035
  Capital contributions.......................................           --            --             --             75,500
  Joint ventures' capital contributions.......................           --            --             --          1,610,779
                                                                -----------   -----------   ------------       ------------
           Net cash provided by financing activities..........    1,343,042     8,167,022      6,143,024         31,203,961
                                                                -----------   -----------   ------------       ------------
Net (decrease) increase in cash and cash equivalents..........   (5,761,464)    2,985,730     (1,919,274)         2,558,650
Cash and cash equivalents at beginning of period..............    7,253,658     1,492,194      4,477,924                 --
                                                                -----------   -----------   ------------       ------------
Cash and cash equivalents at end of period....................  $ 1,492,194   $ 4,477,924   $  2,558,650       $  2,558,650
                                                                ===========   ===========   ============       ============
Supplemental disclosure of cash flow activities:
  Cash paid for interest......................................  $    52,975   $    83,036   $    104,509       $    478,178
  Cash paid for income taxes..................................        1,600         1,600          1,600             60,100
Supplemental disclosure of noncash activities:
  Acquisition of equipment through obligations under capital
    leases....................................................      308,408            --        661,356            969,764
  Accrued liabilities converted to notes payable..............           --            --             --            363,091
  Accrued liabilities converted to common stock...............           --            --             --             38,978
  Notes payable converted to common stock.....................           --            --             --            458,760
  Notes payable converted to Series B convertible preferred
    stock.....................................................           --            --             --             50,000
  Note payable issued upon investment in Pepgen Corporation...           --            --      1,000,000          1,000,000
  Options issued upon investment in Pepgen Corporation........           --            --        500,000            500,000
  Dividend on mandatorily redeemable Series A preferred
    stock.....................................................      120,000       120,000        120,000            736,438
  Deferred compensation attributable to stock grants..........           --            --        566,991            566,991

          See accompanying notes to consolidated financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994, AND 1995

(1) THE COMPANY AND BASIS OF PRESENTATION

Calpyte Biomedical Corporation (the Company) was incorporated on November 11, 1989 and is a development stage enterprise. The Company's primary activities have been to obtain funding and to perform research and development. The Company is in the process of applying for approvals to market and sell its product in both domestic and foreign markets.

The accompanying consolidated financial statements include the results of operations of the Company and its wholly owned subsidiary, Calypte, Inc., and Calypte Biomedical Company (the Joint Venture). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company accounts for its 49% interest in Pepgen Corporation (Pepgen) under the equity method (Note 12).

In December 1995, the Board of Directors authorized the incorporation of a wholly owned subsidiary in the state of Delaware. After receipt of stockholder approval and upon closing of the Company's initial public offering (IPO), the Board of Directors intends to direct management to merge the Company into the Delaware subsidiary, with the Delaware company becoming the surviving entity. The Board of Directors has authorized 20 million shares of common stock in the Delaware company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash equivalents consist primarily of fixed income securities. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Machinery and equipment, furniture and fixtures, and computer equipment are depreciated using the straight-line method over the estimated useful life of the assets, generally four to five years. Leasehold improvements and equipment under capital leases are amortized or depreciated over the shorter of the lease term or the useful life of the improvement.


Fair Value of Financial Instruments



Financial assets and liabilities have carrying values which approximate their fair values for all periods presented.


Revenue

Revenue from product sales is recognized upon product shipment.

Deferred Revenue

Deferred revenue is accrued on payments received from customers in advance of product shipment and will be recognized as revenue upon shipment of the related products.

Income Taxes

Prior to January 1, 1993, income taxes were provided for all items included in the accompanying consolidated statements of operations regardless of when such items were reported for income tax purposes in accordance with the requirements of Accounting Principles Board Opinion No. 11, Accounting for Income Taxes.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability approach for the financial reporting of income taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Reclassifications

Certain reclassifications in the accompanying consolidated financial statements have been made in order to conform to the December 31, 1995 consolidated financial statement presentation.

Net Loss Per Share Attributable to Common Stockholders

Except as noted below, net loss per share attributable to common stockholders is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 83, common stock issued for consideration below the assumed initial public offering (IPO) price and warrants exercised, warrants granted and stock options granted with exercise prices below the IPO price during the 12-month period preceding the date of the initial filing of the Registration Statement, even when antidilutive, have been included in the calculation of common equivalent shares, using the treasury stock method based on the assumed IPO price, as if they were outstanding for all periods presented.

Furthermore, common equivalent shares from convertible preferred stock that will be converted upon the completion of the Company's IPO are included using the "as if converted" method.


In accordance with paragraph 23 of Accounting Principles Board Opinion No. 15, pro forma net loss per share has been presented to reflect the use of proceeds from the Company's IPO to repay the mandatorily redeemable Series A preferred stock and to repay certain debt obligations as of the beginning of the period presented. The pro forma weighted average shares for the year ended December 31, 1995 were 7,948,465 and pro forma net loss was $10,174,543 which resulted in pro forma net loss per share of $1.28 for the year ended December 31, 1995.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

(3) OTHER CURRENT ASSETS

Other current assets as of December 31, 1994 and 1995 consisted of the following:

                                                                   1994         1995
                                                                  -------     --------
        Receivable under equipment lease line of credit.......    $    --     $315,846
        Deferred public offering costs........................         --      200,667
        Other prepaid expenses................................     13,732      205,977
        Other.................................................     27,224       33,082
                                                                  -------     --------
                                                                  $40,956     $755,572
                                                                  =======     ========

(4) PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 1994 and 1995 consisted of the following:

                                                               1994            1995
                                                            -----------     -----------
        Computer equipment..............................    $   133,993     $   237,405
        Machinery and equipment.........................        775,878       1,403,520
        Furniture and fixtures..........................        225,961         187,657
        Leasehold improvements..........................      1,257,605       1,415,402
                                                            -----------     -----------
                                                              2,393,437       3,243,984
        Accumulated depreciation and amortization.......     (1,137,916)     (1,389,974)
                                                            -----------     -----------
        Property and equipment, net.....................    $ 1,255,521     $ 1,854,010
                                                             ==========      ==========


During 1988, property was purchased from an unrelated party subject to a note for $442,052. The note was subsequently assigned to Purdue Frederick Diagnostics, Inc., a former related party of the Company. The Company's remaining obligation is reflected in notes payable (Note 6). The Company recognized depreciation expense of $178,000, $315,000 and $466,000 for the years ended December 1993, 1994 and 1995, respectively.


(5) ACCRUED EXPENSES

Accrued expenses as of December 31, 1994 and 1995 consisted of the following:

                                                                   1994         1995
                                                                 --------     --------
        Accrued minimum royalty payments.....................    $120,000     $160,000
        Accrued management fee to shareholder................     135,000           --
        Other................................................     110,850      483,911
                                                                 --------     --------
                                                                 $365,850     $643,911
                                                                 ========     ========

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

(6) NOTES PAYABLE

Notes payable as of December 31, 1994 and 1995 consisted of the following:

                                                                 1994          1995
                                                                -------     ----------
        Prime plus 3.5%; 12% as of December 31, 1995; note
          payable to a bank; secured by property and
          equipment; due March 1996.........................    $    --     $2,000,000
        10% note payable to a former related party; secured
          by property and equipment; due October 1995.......    247,843        247,843
        12% note payable; secured by equipment; due April
          1996..............................................     40,025         10,613
        4% note payable to Pepgen, due the earlier of: 60
          days following either FDA approval of the
          Company's urine-based HIV-1 test or completion of
          an IPO; or April 23, 1996.........................         --      1,000,000
                                                                -------     ----------
             Notes payable..................................    287,868      3,258,456
        Less current portion................................    277,255      3,258,456
                                                                -------     ----------
        Long-term portion...................................    $10,613     $       --
                                                                =======      =========

In December 1995, the Company entered into a line of credit agreement with a bank to borrow up to $2,000,000 at an interest rate of prime plus 3.5%. The agreement requires the Company to maintain a balance of cash and cash equivalents of not less than $700,000 as of the last day of each month during the term of the agreement. In addition, borrowings under the line of credit agreement are secured by the Company's assets. Borrowings under the line of credit are due upon the earlier of the closing of the Company's sale of its common stock in an IPO or March 5, 1996, at which time the line of credit agreement will expire.

The note payable to Pepgen relates to the Company's September 1995 investment in Pepgen (Note 12).

The Company intends to extend the note payable to a former related party.

In March 1991, the Company issued 61,426 shares of common stock in satisfaction of notes payable of $458,760 and accrued interest of $38,978. The difference between the fair market value of the common stock and the exchange value of $8.103 per share resulted in an extraordinary gain on debt extinguishment of $485,453.

(7) LEASES

Capital Leases

In 1993, and as amended in 1995, the Company obtained two equipment lease lines of credit which aggregated $2,300,000 and were collateralized by the related equipment acquired with the borrowings. The Company's ability to draw additional funds on these lease lines of credit expired in December 1995. However, drawdowns subsequent to the expiration have been allowed under one of the lease lines. Lease payments under the lines of credit are based on the total delivered equipment cost multiplied by a monthly rate factor of approximately 3.5% (approximate effective interest rate of 18% per annum). In addition, as partial consideration for obtaining the lease lines, the Company issued certain warrants to purchase common stock of the Company (Note 9).

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Equipment acquired under the lease lines of credit as of December 31, 1994 and 1995 consisted of the following:

                                                                 1994          1995
                                                               ---------     ---------
        Machinery and equipment............................    $ 226,251     $ 887,607
        Leasehold improvements.............................       82,157        82,157
                                                               ---------     ---------
                                                                 308,408       969,764
        Accumulated depreciation and amortization..........     (129,959)     (250,149)
                                                               ---------     ---------
                                                               $ 178,449     $ 719,615
                                                               =========     =========

Future minimum lease payments under capital leases as of December 31, 1995 were:

                                   YEAR ENDED
                                  DECEMBER 31,
            --------------------------------------------------------
                 1996...............................................    $390,028
                 1997...............................................     349,063
                 1998...............................................     314,964
                                                                        --------
                                                                        1,054,055
            Less amount representing interest.......................     251,116
                                                                        --------
            Present value of capital lease obligations..............     802,939
            Less current portion of capital lease obligations.......     260,214
                                                                        --------
            Capital lease obligations -- long-term portion..........    $542,725
                                                                        ========

Operating Leases

The Company leases office and manufacturing space in Berkeley and Alameda, California, under two noncancelable operating leases. Under the Alameda lease agreement, the Company is required to provide a security deposit in the form of a letter of credit in the amount of $50,000, secured by a $50,000 certificate of deposit which is included in other assets in the accompanying consolidated balance sheets. Total rent expense, net of income from a one-year sublease agreement of $184,000 in 1995, under these leases was $209,627, $504,971, and $327,056 for the years ended December 31, 1993, 1994, and 1995, respectively. Future minimum rental payments under all noncancelable operating leases as of December 31 were:

                                   YEAR ENDED
                                  DECEMBER 31,
            ---------------------------------------------------------
               1996..................................................  $ 559,560
               1997..................................................    472,560
               1998..................................................    314,405
               1999..................................................     11,004
               2000..................................................      7,866
                                                                       ----------
                      Total..........................................  $1,365,395
                                                                       ==========

(8) MANDATORILY REDEEMABLE PREFERRED STOCK

In February 1988, a Joint Venture was formed between Calypte, Inc. and CBC Diagnostics, Inc. (CBC), formerly known as Purdue Frederick Diagnostics, Inc. When the Company was incorporated, the Company issued common stock and mandatorily redeemable Series A preferred stock in exchange for all the common

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

stock of Calypte, Inc. and all of the interests of the venturers in the Joint Venture. The Joint Venture's losses up to total capital contributions were allocated to CBC, who reported the losses on its income tax return.

Holders of mandatorily redeemable Series A preferred stock shares are entitled to a preference over holders of common stock in involuntary or voluntary liquidation, in the amount of $10.00 per share plus all accrued but unpaid dividends (the redemption value) at the date of liquidation. The Company has the option to voluntarily redeem all or a portion of the mandatorily redeemable Series A preferred stock at any time that funds are legally available. The Company is required to redeem all shares of mandatorily redeemable Series A preferred stock within 60 days of any fiscal year-end in which the Company attains $3,000,000 in retained earnings, and funds are legally available. The mandatorily redeemable Series A preferred stock is nonvoting.

Holders of mandatorily redeemable Series A preferred stock shares are entitled to receive cumulative dividends at the rate of $1.20 per share per annum. Through December 31, 1995, cumulative preferred dividends totaling $736,438 have been charged to stockholders' equity to accrete for the mandatorily redeemable Series A preferred stock redemption value with a corresponding increase in the recorded amount of the mandatorily redeemable Series A preferred stock.

(9) STOCKHOLDERS' EQUITY

Reverse Stock Split

On November 22, 1994, the stockholders and the Board of Directors approved a 1-for-10 reverse stock split of the Company's common and preferred stock. Par value remained at $0.001. The stock accounts have been reduced and additional paid-in capital has been increased to reflect the change in the cumulative par value of the stock issued. All share and per share information in the accompanying consolidated financial statements have been adjusted to reflect this reverse stock split.

Series B Convertible Preferred Stock

Holders of Series B convertible preferred stock are entitled to a preference over the holders of mandatorily redeemable Series A preferred stock in involuntary or voluntary liquidation in the amount of $1.864 per share, subject to certain limitations.

Series C Convertible Preferred Stock

Holders of Series C convertible preferred stock are entitled to a preference over the holders of mandatorily redeemable Series A preferred stock and the holders of Series B convertible preferred stock in involuntary or voluntary liquidation in the amount of $3.70 per share, subject to certain limitations.

Series D Convertible Preferred Stock

In 1992, 800,000 shares of Series D convertible preferred stock were issued at a price of $7.50 per share.

In 1993, an additional 199,999 shares of Series D convertible preferred stock were issued at a price of $7.50 per share.

In March 1994, in accordance with certain antidilution rights, each outstanding share of Series D convertible preferred stock was converted into 1.5 shares of Series D convertible preferred stock. The liquidation preference and conversion price of the Series D convertible preferred stock was reduced to $5.00 per share. Also, the Company issued an additional 617,000 shares of Series D convertible preferred stock during 1994 at a price of $5.00 per share.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Holders of the Series D convertible preferred stock are entitled to a preference over the holders of mandatorily redeemable Series A preferred stock and the holders of Series B and C convertible preferred stock in involuntary or voluntary liquidation in the amount of $5.00 per share, subject to certain limitations.

Series E Convertible Preferred Stock

In November 1994, the Board of Directors authorized the issuance of up to 3,200,000 shares of Series E convertible preferred stock. In May 1995, the Board of Directors increased the authorized shares of Series E convertible preferred stock to 4,000,000. During 1994, 1,077,500 shares of Series E convertible preferred stock along with warrants to purchase an additional 1,079,100 shares of Series E convertible preferred stock were issued at $5.00 per share. Each warrant gives the holder the right to purchase a share of Series E convertible preferred stock for $5.00 per share.

During 1995, an additional 890,366 shares of Series E convertible preferred stock were issued at a price of $5.00 per share. In connection with this issuance, warrants to purchase an additional 885,046 shares of Series E convertible preferred stock were issued. Each of the warrants gives its holder the right to purchase a share of Series E convertible preferred stock for $7.50.

Holders of Series E convertible preferred stock are entitled to a preference over the holders of mandatorily redeemable Series A preferred stock, and the holders of Series B, C, and D convertible preferred stock in involuntary or voluntary liquidation in the amount of $5.00 per share, subject to certain limitations.

Rights of Convertible Preferred Stockholders

Holders of the Series B, C, D, and E convertible preferred stock are entitled to
(i) receive one vote for each share of common stock into which their shares are convertible; (ii) elect members of the Company's Board of Directors; and (iii) receive dividends prior and in preference to any payment of any dividend on common stock.

Automatic Conversion of Convertible Preferred Stock

The Series B, C, D and E convertible preferred stock is convertible at any time into common stock of the Company at the initial ratio of one share of common stock for one share of Series B, C, D or E convertible preferred stock. The conversion ratio is adjustable under certain circumstances. Dividends are not cumulative and will not accrue unless declared.

Series B, C, D, and E convertible preferred stock are automatically convertible into shares of common stock immediately upon the closing of the Company's IPO at a per share price of not less than $7.50 and which results in aggregate cash proceeds to the Company of at least $8,000,000.

Common Stock Warrants and Options

During 1993, the Company issued stock warrants for the purchase of 35,155 shares of the Company's common stock at exercise prices ranging from $5.00 to $7.50 per share as partial consideration for obtaining two lease lines of credit (Note 7). These warrants expire upon the later of 2003 or five years after the closing of the Company's sale of its common stock in a public offering.

During 1995, the Company made an investment in Pepgen, a development stage enterprise. The Company's investment consisted in part, of options for the purchase of up to 475,000 shares of the Company's common stock at an exercise price of $7.50 per share (see Note 12).

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Convertible Preferred Stock Warrants

In conjunction with the Series D convertible preferred stock offerings during 1993 and 1994, the Company issued a stock warrant for the purchase of 18,000 shares of the Company's Series D convertible preferred stock at an exercise price of $5.60 per share. This warrant expires on the earlier of the warrant's expiration date of February 1996, the date of closing of the Company's sale of common stock at a per share price of not less than $10.00 and which results in aggregate cash proceeds to the Company of at least $10,000,000, or upon the occurrence of certain other events as set forth in the warrant agreement. In addition, the Company issued stock warrants for the purchase of 2,800 shares of the Company's Series D convertible preferred stock at an exercise price of $6.00 per share. These warrants expire in 1997.

In conjunction with the Series E convertible preferred stock offerings in November 1994 and May, June and September 1995, the Company issued stock warrants for the purchase of 1,079,100, 414,000, 430,046 and 41,000 shares, respectively, of the Company's Series E convertible preferred stock. The warrants issued in November 1994 are exercisable at $5.00 per share and expire in November 1997. The warrants issued in May, June and September 1995 are exercisable at $7.50 per share and expire upon the earlier of one year after the date of issue, 60 days following receipt by the Company of FDA approval on its urine-based HIV-1 test, or 60 days following the closing date of the Company's IPO. As of December 31, 1995, there were 1,079,100 of the $5.00 warrants outstanding and 885,046 of the $7.50 warrants outstanding.

Change of Control Provisions

Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

(10) INCENTIVE STOCK AND STOCK OPTION PLANS

Incentive Stock Plan

In April 1991, the Company's Board of Directors approved the adoption of the Company's Incentive Stock Plan (the Stock Plan) which authorized the issuance of up to 290,992 shares of the Company's common stock. In January 1992 and November 1994, 200,000 and 1,000,000 additional shares, respectively, of common stock were authorized by the Company's Board of Directors for issuance under the Stock Plan. In December 1995, 1,250,000 additional shares of common stock were authorized by the Company's Board of Directors. Under the Stock Plan, employees or consultants may be granted options that allow for the purchase of shares of the Company's common stock.

Under the terms of the Stock Plan, nonstatutory stock options may be granted only to employees, including directors who are employees, and consultants. Incentive stock options may be granted only to employees.


Nonstatutory stock options may be granted under the Stock Plan at a price not less than 85% of the fair market value of the common stock on the date the option is granted. Incentive stock options may be granted under the Stock Plan at a price not less than 100% of the fair market value of the common stock on the date the option is granted. The fair value of the common stock is determined by the Board of Directors and includes consideration of a variety of factors including other equity transactions of the Company. Options granted under the Stock Plan generally vest monthly over four to five years. The term of the nonstatutory and incentive stock options granted is 10 years or less from the date of the grant, as provided in the option agreements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Incentive and nonstatutory stock options granted to employees and consultants who, on the date of grant, own stock representing more than 10% of the voting power of all classes of stock of the Company are granted at an exercise price not less than 110% of the fair market value of the common stock. Any options granted are exercisable at the time and under conditions as determined by the Company's Board of Directors. The Board of Directors may amend or modify the Stock Plan at any time. The Stock Plan will terminate in 2001, unless sooner terminated by the Board of Directors.

The following table summarizes activity under the Stock Plan:

                                                               OPTIONS      EXERCISE PRICE
                                                              ---------     --------------
        Outstanding as of December 31, 1992.................    248,845      $ 0.20 - 0.40
          Granted...........................................     62,300        0.40 - 0.50
          Exercised.........................................    (22,444)       0.20 - 0.40
          Canceled..........................................     (6,808)       0.40 - 0.50
                                                              ---------       ------------
        Outstanding as of December 31, 1993.................    281,893        0.20 - 0.50
          Granted...........................................    148,582        0.50 - 1.00
          Exercised.........................................    (31,334)       0.20 - 0.50
          Canceled..........................................    (84,314)       0.20 - 1.00
                                                              ---------       ------------
        Outstanding as of December 31, 1994.................    314,827        0.20 - 1.00
          Granted...........................................    992,371        0.50 - 5.00
          Exercised.........................................     (4,547)       0.50 - 1.00
          Canceled..........................................    (17,237)       0.50 - 1.00
                                                              ---------       ------------
        Outstanding as of December 31, 1995.................  1,285,414      $ 0.20 - 5.00
                                                              =========       ============
        Exercisable as of December 31, 1995.................    543,799      $ 0.20 - 5.00
                                                              =========       ============

As of December 31, 1995, 1,329,173 shares of common stock were available for grant under the Stock Plan.


In accordance with Staff Accounting Bulletin No. 83, the Company has recorded deferred compensation of $567,000 for the difference between the grant price and the deemed fair value of the stock for financial reporting purposes at the grant date related to stock options granted within one year of a planned public offering of the Company's common stock. This amount is being amortized over the relevant period of benefit. For the year ended December 31, 1995, $201,000 was amortized.


In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments such as common stock, except for employee stock ownership plans. SFAS No. 123 establishes a new method of accounting for stock-based compensation arrangements with employees which is fair value based. The statement encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. Companies may continue to apply the accounting provisions of APB No. 25 in determining net income; however, they must apply the disclosure requirements SFAS No. 123. If the Company were to adopt the fair value based method of SFAS No. 123, a higher compensation cost would result for fixed stock option plans and a different compensation cost would result for the Company's contingent or variable stock option plans. The recognition provisions and disclosure requirements of SFAS No. 123 are effective for the year ending December 31, 1996. The Company has elected to continue to use its current practice under APB No. 25.

Also see Notes 9 and 12 regarding outstanding warrants.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

1995 Employee Stock Purchase Plan

In December 1995, the Company's Board of Director's approved the Company's Employee Stock Purchase Plan (the Purchase Plan) subject to the closing of the Company's IPO of its common stock. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code (the Code). The Company will reserve 300,000 shares of common stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's common stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the common stock on the last day of an offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which the national stock exchanges and the Nasdaq Stock Market are open for trading, on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of the Company's IPO and will end on October 31, 1996. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year, who has been employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

1995 Director Option Plan

In December 1995, the Company's Board of Director's approved the Company's Director Option Plan (the Director Option Plan) subject to the closing of the Company's IPO of its common stock. Under the Director Option Plan, the Company will reserve 200,000 shares of common stock for issuance to the directors of the Company pursuant to nonstatutory stock options. Under the Director Option Plan, directors who are not employees or consultants of the Company automatically receive an option to purchase 12,000 shares of common stock (the First Option) on the date on which such person first becomes a director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. Thereafter, each person shall receive an option to acquire 3,000 shares of the Company's common stock (the Subsequent Option) on each date such outside director is reelected. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company's common stock on the date such option was granted. Twenty-five percent of the First Option shall vest one year after the date of grant, with 25% vesting each anniversary thereafter. Twelve and one-half percent of the shares subject to the Subsequent Option shall be exercisable on the first day of each month following the date of grant. The plan shall be in effect for a term of ten years unless sooner terminated under the Director Option Plan.

(11) SECTION 401(K) PLAN

In October 1995 (effective January 1, 1995), the Company adopted a Retirement Savings and Investment Plan (the 401(k) Plan) covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan. The Company has not made any contributions to the 401(k) Plan.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

(12) INVESTMENT IN PEPGEN CORPORATION


During 1995, the Company purchased a 49% equity interest in Pepgen for $1.0 million paid at closing, $1.0 million payable to Pepgen pursuant to a promissory note (Note 6) and options to purchase the Company's common stock valued at $500,000. The options were granted to Pepgen stockholders' for the purchase of an aggregate of 475,000 shares of the Company's common stock at a price of $7.50 per share, of which 100,000 of such shares were immediately exercisable upon signing of the agreement and the remaining 375,000 shares become exercisable upon attainment of certain milestones. The options expire in September 2005. In addition, Calypte has the right of first negotiation to purchase the remaining 51% of Pepgen at fair market value, and the Company is entitled to elect two of the seven Board members of Pepgen. Other than the payment of the $1.0 million dollar promissory note, Calypte does not have any ongoing commitments to fund Pepgen.


The Company uses the equity method to account for its investment in Pepgen. Upon completion of this transaction, the Company wrote-off its entire investment in Pepgen as purchased in-process research and development costs.

(13) INCOME TAXES

As discussed in Note 2, the Company adopted SFAS No. 109 effective January 1, 1993 on a prospective basis. The cumulative effect of this change in accounting for income taxes did not have a significant effect on the consolidated financial statements.


Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax losses as a result of the following:


                                                             DECEMBER 31,
                                              -------------------------------------------
                                                 1993            1994            1995
                                              -----------     -----------     -----------
        Computed "expected" tax expense.....  $(2,101,600)    $(1,829,600)    $(3,418,300)
        Meals and entertainment expenses,
          and officers' life insurance not
          deductible for income taxes.......        3,300           7,000           5,500
        Research expenses...................       59,000          62,900          86,200
        State tax expense...................        1,100           1,100           1,100
        Losses and credits for which no
          benefit has been recognized.......    2,089,200       1,790,100       3,334,500
        Other...............................      (49,400)        (29,900)         (7,400)
                                              -----------     -----------     -----------
                                              $     1,600     $     1,600     $     1,600
                                              ===========     ===========     ===========

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets is presented below:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                              1994             1995
                                                           -----------     ------------
        Deferred tax assets:
          Employee benefit reserves, including accrued
             vacation....................................  $    13,000     $     25,500
          Start-up and other capitalization..............        9,100            7,300
          Fixed assets, due to differences in
             depreciation................................      224,500          298,800
          Deferred rent..................................       36,600           35,100
          Net operating loss carryover...................    6,290,100        8,941,100
          Research and development credit................      600,400          920,900
          Loss contingency...............................       20,100           20,100
          Purchased research and development.............           --          978,400
                                                           -----------     ------------
                  Total gross deferred tax assets........    7,193,800       11,227,200
        Less valuation allowance.........................   (7,193,800)     (11,227,200)
                                                           -----------     ------------
                  Net deferred tax asset.................  $        --     $         --
                                                           ===========     ============

The net change in the valuation allowance for the years ended December 31, 1993, 1994, and 1995 was an increase of $2,444,000, $2,142,000, and $4,033,400, respectively. Because there is uncertainty regarding the Company's ability to realize its deferred tax assets, a 100% valuation allowance has been established.

As of December 31, 1995, the Company had federal tax net operating loss carryforwards of approximately $24,107,000, which will expire in the years 2004 through 2010. The Company also has federal research and development credit carryforwards as of December 31, 1995 of approximately $750,000, which will expire in the years 2005 through 2010.

State tax net operating loss carryforwards were approximately $12,133,000 and state research and development credit carryforwards were $259,000 as of December 31, 1995. The state net operating loss carryforwards will expire in the years 1997 through 2000 and the state research and development credits will expire in the years 2005 through 2010.

The Company's ability to utilize its net operating loss and research and development tax credit carryforwards may be limited in the future if it is determined that the Company experienced an ownership change, as defined in
Section 382 of the Internal Revenue Code, as a result of prior transactions or upon the completion of the IPO.

(14)  ROYALTY, LICENSE, AND RESEARCH AGREEMENTS

Royalty and License Agreements

The Company has entered into an agreement that provides for royalty payments to former related parties based on sales of certain products conceived by the former related parties prior to March 30, 1989.

The Company has entered into arrangements with various organizations to receive the right to utilize certain patents and proprietary rights under licensing agreements in exchange for the Company making certain royalty payments based on sales of certain products and services. The royalty obligations are based on a percentage of net sales of licensed products and include minimum annual royalty payments under some agreements. During 1993, the Company paid $1,040,000 in product license and related legal fees as consideration for these

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

agreements, which has been recorded as research and development expense in the accompanying consolidated statements of operations.

Research Agreement

In August 1993 and as amended in 1994, the Company entered into a research agreement that allowed for a university to perform certain research on behalf of the Company for a seven-year period. Under the terms of the agreement, the Company may negotiate certain license rights to the inventions made by the university resulting from this research. The Company's annual payment under this agreement is approximately $150,000 through 1999.

(15)  DISTRIBUTION AGREEMENTS

Seradyn, Inc.

In April 1995, the Company entered into an agreement with Seradyn, Inc. (Seradyn), under which Seradyn was granted exclusive distribution rights for the Company's urine-based HIV-1 test under the trade name "Seradyn Sentinel" for all non-Calypte accounts in the United States and all customers in Europe, Latin America, Africa, and the Middle East (excluding Israel). The agreement provides for certain minimum purchases by Seradyn. If such minimum purchases are not met, the Company has the right to terminate the agreement or render Seradyn's rights non-exclusive for the region in which the minimum purchases were not met provided that Seradyn will be guaranteed the prices given to Calypte's most favored customers in the territory. The initial term of the agreement extends through December 1998. Seradyn has the right to extend the agreement for successive two-year terms provided it has met minimum sales requirements. Seradyn has agreed to assist the Company in obtaining regulatory approvals in its distribution territory at the Company's expense. The agreement also grants Seradyn a right of first refusal on distribution rights for certain new products which may be developed during the term of the agreement.

Otsuka Pharmaceutical Co., Ltd.

In August 1994, the Company entered into a distribution agreement with Otsuka Pharmaceutical Co., Ltd. (Otsuka), a drug development and distribution company incorporated in Japan. Otsuka is also a stockholder of the Company. The agreement gives Otsuka exclusive distribution rights for the Company's urine-based HIV-1 test and to use the name "Calypte" to market the test in 22 Asian countries, Australia and New Zealand. To maintain exclusivity, the agreement requires that Otsuka purchase certain annual minimums, which increase each year, and total 70 million tests over ten years. Otsuka has agreed to use its best efforts to obtain regulatory approvals for the product in its territory. In 1993, Otsuka paid $500,000 to the Company to be applied against future commercial product purchases from the Company. The Company recorded this $500,000 payment as deferred revenue as of December 31, 1994 and 1995.

The agreement between the Company and Otsuka is for a term of ten years, and is terminable without cause by Otsuka upon 120-days notice. The Company has committed up to one-half of its total manufacturing capacity to Otsuka. If the Company is unable to meet Otsuka's manufacturing requirements, Otsuka has a right to manufacture tests itself. The agreement also grants Otsuka the right of first refusal to distribute certain new products which may be developed during the term of the agreement.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

Travenol Laboratories (Israel) Ltd.

In December 1994, the Company entered into an agreement with Travenol Laboratories (Israel) Ltd. (Travenol). The agreement gives Travenol exclusive rights to distribute the Company's urine-based HIV-1 test under the trade name "Calypte" within Israel. Under the agreement, Travenol will undertake registration of the product in Israel with the Company paying regulatory fees. The term of the agreement is perpetual unless terminated earlier for specified causes. No minimum purchase levels are required under this agreement.

(16) CONSULTING AND EMPLOYEE AGREEMENTS

On April 10, 1995, the Company entered into an employment agreement with an officer which is effective from May 1, 1995 through December 31, 1996. Under the agreement the officer is receiving a salary of $195,000 per year and is eligible for a maximum bonus in 1996 of $35,000. The agreement is automatically renewable each year subject to three months notice prior to the end of each calendar year. In the event the officer's employment with the Company is terminated by the Company other than for cause, the officer may be entitled to receive his base salary for up to 12 months. In addition, the Company agreed to pay the officer's moving expenses in connection with his relocation to California.


On January 1, 1995, the Company entered into an employment agreement with an officer for the year ended December 31, 1995, which provided for an annual salary of $140,000 plus an annual bonus not to exceed $35,000 per year. The agreement was automatically renewed for the year ending December 31, 1996 and is automatically renewable each year subject to three months notice prior to the end of each calendar year.


The Company has entered into other employee and consulting agreements with varying terms, in the ordinary course of business.

(17) RELATED PARTY TRANSACTIONS

Included in revenue earned under research and development contracts is $2,099,116 for the period from February 18, 1988 (inception) to December 31, 1995 earned from CBC or its affiliates. The founders of the Company included entities affiliated with CBC.

In March 1992, the Company advanced $85,000 to a stockholder and officer of the Company in exchange for a note receivable issued by the stockholder and officer. In anticipation of the forgiveness of a portion of the note, the Company wrote-off half of the note during 1995. The remaining $42,500 balance of the note is due March 20, 1997 and is secured by shares in the Company's common stock acquired by the borrower since 1989. Interest income recognized by the Company and paid by the borrower was $6,132, $5,950, and $5,950 in 1993, 1994, and 1995, respectively.

In January 1994, the Company entered into an agreement with a stockholder of the Company for management services. Expense related to cash payments under this agreement for such services was $135,000 and $137,500 for 1994 and 1995, respectively. In addition, options to purchase 154,276 shares of the Company's common stock at a per share price of $0.50 were granted to the stockholder.

(18) LEGAL MATTERS

The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability, if any, will not have a material adverse effect on the Company's financial condition or results of operations.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1993, 1994, AND 1995

(19) ACCOUNTING CHANGES

In connection with the Company's filing of a registration statement with the SEC for the planned sale of common stock in an IPO and pursuant to the provisions of APB Opinion No. 20, Accounting Changes, the Company has retroactively restated its consolidated financial statements for all periods presented to reclassify its mandatorily redeemable Series A preferred stock out of permanent equity and to accrue dividends on the manditorily redeemable Series A preferred stock regardless of their declaration by the Company's Board of Directors. The impact of this change was to recognize dividends of $120,000 in each of the years in the three-year period ended December 31, 1995 and $736,438 for the period February 18, 1988 (inception) through December 31, 1995. In addition, the Company changed its policy with regards to the date it commences depreciating and amortizing amounts capitalized for new facilities to the date such facilities are available for their intended use. This change resulted in an increase in the 1994 net loss of approximately $86,000.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                  (UNAUDITED)


                                     ASSETS

                                                                                                MARCH 31, 1996
                                                                        DECEMBER 31,   --------------------------------
                                                                            1995          ACTUAL      PRO FORMA(NOTE 2)
                                                                        ------------   ------------   -----------------
Current assets:
  Cash and cash equivalents...........................................  $  2,558,650   $  1,841,696     $   1,339,003
  Other current assets................................................       755,572        914,591           914,591
                                                                        ------------   ------------      ------------
         Total current assets.........................................     3,314,222      2,756,287         2,253,594
Property and equipment, net...........................................     1,854,010      1,884,298         1,884,298
Note receivable from officer..........................................        42,500         42,500            42,500
Other assets..........................................................       126,144        143,485           143,485
                                                                        ------------   ------------      ------------
                                                                        $  5,336,876   $  4,826,570     $   4,323,877
                                                                        ============   ============      ============
                                          LIABILITIES, MANDATORILY REDEEMABLE
                                  PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses...............................  $  1,697,447   $  2,249,153     $   2,249,153
  Notes payable -- current portion....................................     3,258,456      3,250,536         2,747,843
  Capital lease obligations -- current portion........................       260,214        423,384           423,384
  Deferred revenue....................................................       500,000        625,000           625,000
                                                                        ------------   ------------      ------------
         Total current liabilities....................................     5,716,117      6,548,073         6,045,380
Deferred rent obligation..............................................        87,357         76,876            76,876
Capital lease obligations -- long-term portion........................       542,725        682,867           682,867
                                                                        ------------   ------------      ------------
         Total liabilities............................................     6,346,199      7,307,816         6,805,123
Mandatorily redeemable Series A preferred stock, $0.001 par value;
  100,000 shares authorized, issued, and outstanding; aggregate redemption and liquidation value of $1,000,000 plus cumulative
  dividends...........................................................     1,736,438      1,766,438         1,766,438
Commitments and contingencies
Stockholders' equity (deficit):
  Series B convertible preferred stock, $0.001 par value; 804,860 shares authorized; 804,846 shares issued and outstanding as of
    December 31, 1995 and March 31, 1996 (-0- shares pro forma);
    aggregate liquidation value of $1,500,235 as of March 31, 1996
    ($-0- pro forma)..................................................           805            805                --
  Series C convertible preferred stock, $0.001 par value; 1,702,727 shares authorized; 1,702,705 shares issued and outstanding as of
    December 31, 1995 and March 31, 1996 (-0- shares pro forma);
    aggregate liquidation value of $6,300,004 as of March 31, 1996
    ($-0- pro forma)..................................................         1,703          1,703                --
  Series D convertible preferred stock, $0.001 par value; 2,130,051 shares authorized; 2,116,999 shares issued and outstanding as of
    December 31, 1995 and March 31, 1996 (-0- shares pro forma);
    aggregate liquidation value of $10,585,000 as of March 31, 1996
    ($-0- pro forma)..................................................         2,117          2,117                --
  Series E convertible preferred stock, $0.001 par value; 4,000,000 shares authorized; 1,967,866 and 2,207,866 shares issued and outstanding as of December 31, 1995 and March 31, 1996,
    respectively (-0- shares pro forma); aggregate liquidation value
    of $11,039,330 as of March 31, 1996 ($-0- pro forma)..............         1,967          2,207                --
  Common stock, $0.001 par value; 12,000,000 shares authorized
    (20,000,000 shares pro forma); 573,899 and 574,018 shares issued and outstanding as of December 31, 1995 and March 31, 1996,
    respectively (7,406,434 shares pro forma).........................           574            574             7,406
  Additional paid-in capital..........................................    28,014,030     29,329,343        29,329,343
  Deferred compensation...............................................      (365,871)      (366,914)         (366,914)
  Deficit accumulated during development stage........................   (30,401,086)   (33,217,519)      (33,217,519)
                                                                        ------------   ------------      ------------
         Total stockholders' equity (deficit).........................    (2,745,761)    (4,247,684)       (4,247,684)
                                                                        ============   ============      ============
                                                                        $  5,336,876   $  4,826,570     $   4,323,877
                                                                        ============   ============      ============

     See accompanying notes to consolidated condensed financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)



                                                                                      PERIOD FROM
                                                          THREE MONTHS             FEBRUARY 18, 1988
                                                         ENDED MARCH 31,              (INCEPTION)
                                                   ---------------------------     THROUGH MARCH 31,
                                                      1995            1996               1996
                                                   -----------     -----------     -----------------
Revenue earned under research and development
  contracts, substantially from related
  parties........................................  $        --     $        --       $   2,390,187
Operating expenses:
  Research and development.......................      970,811       1,827,559          22,174,123
  Purchased in-process research and development
     costs.......................................           --              --           2,500,000
  Selling, general and administrative............      491,527         896,185          11,822,590
                                                   -----------     -----------        ------------
          Loss from operations...................   (1,462,338)     (2,723,744)        (34,106,526)
Interest income..................................       60,761          36,939             606,767
Interest expense.................................      (17,749)       (134,845)           (737,864)
Other income.....................................       21,066           5,217              75,660
                                                   -----------     -----------        ------------
          Loss before income taxes and
            extraordinary item...................   (1,398,260)     (2,816,433)        (34,161,963)
Income taxes.....................................           --              --             (60,750)
                                                   -----------     -----------        ------------
          Loss before extraordinary item.........   (1,398,260)     (2,816,433)        (34,222,713)
Extraordinary gain on debt extinguishment........           --              --             485,453
                                                   -----------     -----------        ------------
          Net loss...............................   (1,398,260)     (2,816,433)        (33,737,260)
Less dividend on mandatorily redeemable Series A
  preferred stock................................      (30,000)        (30,000)           (766,438)
                                                   -----------     -----------        ------------
Net loss attributable to common stockholders.....  $(1,428,260)    $(2,846,433)      $ (34,503,698)
                                                   ===========     ===========        ============
Net loss per share attributable to common
  stockholders...................................  $     (0.19)    $     (0.38)
                                                   ===========     ===========
Weighted average shares used to compute net loss
  per share attributable to common
  stockholders...................................    7,450,212       7,450,241
                                                   ===========     ===========


     See accompanying notes to consolidated condensed financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)



                                                                                    PERIOD FROM
                                                            THREE MONTHS         FEBRUARY 18, 1988
                                                           ENDED MARCH 31,          (INCEPTION)
                                                       -----------------------   THROUGH MARCH 31,
                                                          1995         1996            1996
                                                       ----------   ----------   -----------------
Cash flows from operating activities:
  Net loss...........................................  $(1,398,260) $(2,816,433)    $(33,737,260)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization...................     104,354      187,070        2,004,317
     Loss on sale or disposal of equipment...........      61,718           --          115,192
     Extraordinary gain on debt extinguishment.......          --           --         (485,453)
     Amortization of deferred compensation...........          --       44,391          245,505
     Compensation paid by stock issuance.............      22,000           --           47,421
     Purchased in-process research and development
       costs.........................................          --           --        2,500,000
     Changes in operating assets and liabilities:
       Other current assets..........................      (7,176)    (159,019)        (675,752)
       Organizational costs..........................          --           --         (123,074)
       Other assets..................................        (300)     (17,341)        (424,825)
       Accounts payable, accrued expenses and
          deferred revenue...........................    (192,909)     676,706        2,776,222
       Deferred rent obligation......................        (981)     (10,481)          76,876
       Note payable in exchange for expenses paid on
          behalf of the Company......................          --           --          191,964
                                                       -----------  -----------    ------------
          Net cash used in operating activities......  (1,411,554)  (2,095,107)     (27,488,867)
                                                       -----------  -----------    ------------
Cash flows from investing activities:
  Proceeds from disposition of equipment.............          --           --           25,000
  Purchase of equipment..............................    (106,550)          --       (2,276,552)
  Investment in Pepgen Corporation...................          --           --       (1,000,000)
                                                       -----------  -----------    ------------
          Net cash used in investing activities......    (106,550)          --       (3,251,552)
                                                       -----------  -----------    ------------
Cash flows from financing activities:
  Proceeds from the sale of stock....................      18,900    1,300,119       29,579,524
  Expenses paid related to sale of stock.............        (779)          --         (870,006)
  Prepaid license fee................................          --           --          500,000
  Principal payments on notes payable................      (7,026)      (7,920)        (924,846)
  Principal payments on capital lease obligations....     (21,000)     (66,688)        (233,513)
  Proceeds from notes payable........................          --           --        2,692,035
  Capital contributions..............................          --           --           75,500
  Joint ventures' capital contributions..............          --           --        1,610,779
  Proceeds from capital lease obligations............          --      152,642          152,642
                                                       -----------  -----------    ------------
          Net cash (used in) provided by financing
            activities...............................      (9,905)   1,378,153       32,582,115
                                                       -----------  -----------    ------------
Net (decrease) increase in cash and cash
  equivalents........................................  (1,528,009)    (716,954)       1,841,696
Cash and cash equivalents at beginning of period.....   4,477,924    2,558,650               --
                                                       -----------  -----------    ------------
Cash and cash equivalents at end of period...........  $2,949,915   $1,841,696      $ 1,841,696
                                                       ===========  ===========    ============
Supplemental disclosure of cash flow activities:
  Cash paid for interest.............................  $   17,749   $   95,822      $   574,000
  Cash paid for income taxes.........................          --           --           60,100
Supplemental disclosure of noncash activities:
  Acquisition of equipment through obligations under
     capital leases..................................          --      217,358        1,187,122
  Accrued liabilities converted to notes payable.....          --           --          363,091
  Accrued liabilities converted to common stock......          --           --           38,978
  Notes payable converted to common stock............          --           --          458,760
  Notes payable converted to Series B convertible
     preferred stock.................................          --           --           50,000
  Note payable issued upon investment in Pepgen
     Corporation.....................................          --           --        1,000,000
  Options issued upon investment in Pepgen
     Corporation.....................................          --           --          500,000
  Dividend on mandatorily redeemable Series A
     preferred stock.................................      30,000       30,000          766,438
  Deferred compensation attributable to stock
     grants..........................................          --       45,425          612,416


     See accompanying notes to consolidated condensed financial statements.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)


                            MARCH 31, 1995 AND 1996

The accompanying unaudited consolidated condensed financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. Operating results for the three months ended March 31, 1996, are not necessarily indicative of the results to be expected for the year.

Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto for the year ended December 31, 1995.

(1)  THE COMPANY AND BASIS OF PRESENTATION

Calypte Biomedical Corporation (the Company) was incorporated on November 11, 1989 and is a development stage enterprise. The Company's primary activities have been to obtain funding and to perform research and development. The Company is in the process of applying for approvals to market and sell its product in both domestic and foreign markets.

The accompanying consolidated condensed financial statements include the results of operations of the Company and its wholly owned subsidiary, Calypte, Inc., and Calypte Biomedical Company (the Joint Venture). All significant intercompany accounts and transactions have been eliminated in consolidation.


The Company accounts for its 49% interest in Pepgen Corporation (Pepgen) under the equity method (Note 7).


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Financial Information

Pro forma stockholders' equity (deficit) of the Company as of March 31, 1996 gives effect to the conversion of 6,832,416 shares of Series B, C, D, and E convertible preferred stock into 6,832,416 shares of common stock and gives effect to the reincorporation of the Company into a Delaware company and authorization for the Company to issue up to 20 million shares of common stock. Pro forma financial information also gives effect, as of March 31, 1996, to repayment of $502,693 of current notes payable which were repaid in April 1996.

Net Loss Per Share Attributable to Common Stockholders

Except as noted below, net loss per share attributable to common stockholders is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 83, common stock issued for consideration below the assumed IPO price and warrants exercised, warrants granted and stock options granted with exercise prices below the IPO price during the 12-month period preceding the date of the initial

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)


                            MARCH 31, 1995 AND 1996

filing of the registration statement, even when antidilutive, have been included in the calculation of common equivalent shares, using the treasury stock method based on the assumed IPO price, as if they were outstanding for all periods presented.

Furthermore, common equivalent shares from convertible preferred stock that will be converted upon the completion of the Company's IPO are included using the "as if converted" method.


In accordance with paragraph 23 of Accounting Principles Board Opinion No. 15, pro forma net loss per share has been presented to reflect the use of proceeds from the Company's IPO to repay the mandatorily redeemable Series A preferred stock and to repay certain debt obligations as of the beginning of the period presented. The pro forma weighted average shares for the three months ended March 31, 1996 were 7,951,828 and pro forma net loss was $2,681,587 which resulted in pro forma net loss per share of $0.34 for the three months ended March 31, 1996.


(3)  NOTES PAYABLE -- CURRENT PORTION

Notes payable consisted of the following:


                                                             DECEMBER 31,     MARCH 31,
                                                                 1995            1996
                                                             ------------     ----------
        Prime plus 3.5%; 11.75% as of March 31, 1996; note
          payable to a bank; secured by property and
          equipment; due July 5, 1996......................   $2,000,000      $2,000,000
        10% note payable to a former related party; secured
          by property and equipment; due August 1, 1996....      247,843         247,843
        12% note payable; secured by equipment; due April
          1996.............................................       10,613           2,693
        4% note payable to Pepgen, due the earlier of: 60
          days following either FDA approval of the
          Company's urine-based HIV-1 test or completion of
          an IPO; or April 23, 1996 (extended to October
          31, 1996 in May 1996)............................    1,000,000       1,000,000
                                                              ----------      ----------
                  Notes payable -- current portion.........   $3,258,456      $3,250,536
                                                              ==========      ==========


In December 1995, the Company entered into a line of credit agreement with a bank to borrow up to $2,000,000 at an interest rate of prime plus 3.5%. The agreement requires the Company to maintain a balance of cash and cash equivalents of not less than $700,000 as of the last day of each month during the term of the agreement. In addition, borrowings under the line of credit agreement are secured by the Company's assets. In March 1996, the Company extended the due date of the line of credit such that the line of credit is due July 5, 1996. In connection with the extension, the Company made a $500,000 principal payment in April 1996 and the available line of credit was reduced to $1,500,000.

The note payable to Pepgen Corporation (Pepgen) relates to the Company's September 1995 investment in Pepgen.

(4)  LEASE COMMITMENTS

In 1993, and as amended in 1995, the Company obtained two equipment lease lines of credit which aggregated $2,300,000 and were collateralized by the related equipment acquired with the borrowings. The Company's ability to draw additional funds on these lines of credit expired in December 1995. However, drawdowns subsequent to the expiration have been allowed under one of these lease lines. Lease payments under the lines of credit are based on the total delivered equipment cost multiplied by a monthly rate factor of approximately

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)


                            MARCH 31, 1995 AND 1996

3.5% (approximate effective interest rate of 18% per annum). Through March 31, 1996, total borrowings under these equipment lease lines of credit were approximately $1,340,000 to be repaid through 1998.

(5)  STOCKHOLDERS' EQUITY

Automatic Conversion of Convertible Preferred Stock

Series B, C, D, and E convertible preferred stock are automatically convertible into shares of common stock immediately upon the closing of the Company's IPO at a per share price of not less than $7.50 and which results in aggregate cash proceeds to the Company of at least $8,000,000.

Convertible Preferred Stock Warrants

On February 6, 1996, 18,000 warrants issued in conjunction with the Series D convertible preferred stock offerings during 1993 and 1994 expired unexercised. Warrants to purchase 2,800 shares of the Company's Series D convertible preferred stock at an exercise price of $6.00 per share remain outstanding and unexercised as of March 31, 1996. These warrants expire in 1997.

In conjunction with the Series E convertible preferred stock offerings in November 1994 and in May, June and September 1995, the Company issued stock warrants for the purchase of 1,079,100, 414,000, 430,046 and 41,000 shares, respectively, of the Company's Series E convertible preferred stock. The warrants issued in November 1994 are exercisable at $5.00 per share and expire in November 1997. The warrants issued in May, June and September 1995 are exercisable at $7.50 per share and expire upon the earlier of one year after the date of issue, 60 days following receipt by the Company of FDA approval on its urine-based HIV-1 test, or 60 days following the closing date of the Company's IPO.

During the three months ended March 31, 1996, the Company received proceeds of $1,000,000 and $300,000 from the exercise of 200,000 of the $5.00 warrants and 40,000 of the $7.50 warrants, respectively. As of March 31, 1996, there were 879,100 of the $5.00 warrants outstanding and 845,046 of the $7.50 warrants outstanding.

(6) INCENTIVE STOCK PLAN

Under the Company's Incentive Stock Plan (the Stock Plan), 1,490,992 shares are authorized for issuance and in December 1995, 1,250,000 additional shares of common stock were authorized by the Company's Board of Directors for issuance under the Stock Plan. Under the Stock Plan, employees or consultants may be granted options that allow for the purchase of shares of the Company's common stock.

The following table summarizes activity under the Stock Plan for the three months ended March 31, 1996:

                                                               OPTIONS      EXERCISE PRICE
                                                              ---------     --------------
        Outstanding as of December 31, 1995.................  1,285,414      $ 0.20 - 5.00
          Granted...........................................      7,400               1.00
          Exercised.........................................       (119)              1.00
          Canceled..........................................       (134)              1.00
                                                              ---------
        Outstanding as of March 31, 1996....................  1,292,561        0.20 - 5.00
                                                               ========
        Exercisable as of March 31, 1996....................    630,780        0.20 - 5.00
                                                               ========

As of March 31, 1996, 1,321,907 shares of common stock were available for grant under the Stock Plan.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)


                            MARCH 31, 1995 AND 1996

(7) INVESTMENT IN PEPGEN CORPORATION


During 1995, the Company purchased a 49% equity interest in Pepgen for $1.0 million paid at closing, $1.0 million payable to Pepgen pursuant to a promissory note (Note 3) and options to purchase the Company's common stock valued at $500,000. The options were granted to Pepgen stockholders for the purchase of an aggregate of 475,000 shares of the Company's common stock at a price of $7.50 per share, of which 100,000 of such shares were immediately exercisable upon signing of the agreement and the remaining 375,000 shares become exercisable upon attainment of certain milestones. The options expire in 2005. In addition, Calypte has the right of first negotiation to purchase the remaining 51% of Pepgen at fair market value, and the Company is entitled to elect two of the seven Board members of Pepgen. Other than the payment of the $1.0 million dollar promissory note, Calypte does not have any ongoing commitments to fund Pepgen.


The Company uses the equity method to account for its investment in Pepgen. Upon completion of this transaction, the Company wrote-off its entire investment in Pepgen as purchased in-process research and development costs.

(8) LEGAL MATTERS

The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability, if any, will not have a material adverse effect on the Company's financial condition or results of operations.

(9) SUBSEQUENT EVENTS

Series E Stock Warrants

From March 31, 1996 to May 10, 1996, the Company received an additional $131,000 and $1,740,000 from the exercise of an additional 26,200 of the $5.00 warrants and 231,976 of the $7.50 warrants, respectively. As of May 10, 1996, there were 852,900 of the $5.00 warrants and 613,070 of the $7.50 warrants outstanding.

Royalty and License Agreement

In April 1996, the Company signed an agreement with a corporation for the joint development of a diagnostic product. As part of the agreement, the Company granted a license to the corporation to make, use and sell the product. The Company will receive royalty payments from the corporation based on a percentage of net sales of the licensed product.

Authorization of Initial Public Offering

On May 16, 1996, the Board of Directors authorized the Company's management to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                        PRO FORMA FINANCIAL INFORMATION



During 1995, the Company acquired a 49% interest in Pepgen Corporation (Pepgen) for $2.5 million. The $2.5 million was comprised of $1.0 million cash, a $1.0 million note payable and options granted to Pepgen shareholders to purchase 475,000 shares of the Company's common stock valued at $500,000. Other than the payment of the $1.0 million note payable, Calypte does not have any ongoing commitments to fund Pepgen. The Company uses the equity method to account for its investment in Pepgen. Upon completion of the investment, the Company wrote off its entire investment in Pepgen as purchased in-process research and development costs.



The following Unaudited Pro Forma Consolidated Condensed Statement of Operations gives the effect to the investment as if it had occurred on January 1, 1995. No other unaudited pro forma consolidated condensed financial information is presented since the transaction is already included in the audited Consolidated Balance Sheet of the Company as of December 31, 1995 and in the unaudited Consolidated Condensed Statement of Operations of the Company for the three-month period ended March 31, 1996.



The Unaudited Pro Forma Consolidated Condensed Statement of Operations does not purport to present the results of operations of Calypte Biomedical Corporation had the transaction assumed therein occurred on the date specified, nor is it indicative of the results of operations that may be achieved in the future.



The Unaudited Pro Forma Consolidated Condensed Statement of Operations is based on certain assumptions and the adjustment described in Note(1) to the Unaudited Pro Forma Consolidated Condensed Statement of Operations included herein and should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations and the Consolidated Financial Statements of the Company and the related Notes thereto and the Financial Statements of Pepgen and the related Notes thereto included herein.

                 CALYPTE BIOMEDICAL CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1995



                                                        CALYPTE       PRO FORMA        CALYPTE
                                                      HISTORICAL      ADJUSTMENT      PRO FORMA
                                                      -----------     ----------     -----------
Revenue earned under research and development
  contracts, substantially from related parties.....  $   --           $ --          $   --
Operating expenses:
  Research and development..........................    5,017,545        --            5,017,545
  Purchased in-process research and development
     costs..........................................    2,500,000        --            2,500,000
  Selling, general and administrative...............    2,862,049        --            2,862,049
                                                      -------------    --------      -------------
          Loss from operations......................  (10,379,594)       --          (10,379,594)
Interest income.....................................      194,944        --              194,944
Interest expense....................................     (116,842)      (30,000)(1)     (146,842)
Other income........................................       11,707        --               11,707
                                                      -------------    --------      -------------
          Loss before income taxes..................  (10,289,785)      (30,000)     (10,319,785)
Income taxes........................................       (1,600)       --               (1,600)
                                                      -------------    --------      -------------
          Net loss..................................  (10,291,385)      (30,000)     (10,321,385)
Less dividend on mandatorily redeemable Series A
  preferred stock...................................     (120,000)       --             (120,000)
                                                      -------------    --------      -------------
Net loss attributable to common stockholders........  $(10,411,385)    $(30,000)     $(10,441,385)
                                                      =============    ========      =============
Net loss per share attributable to common
  stockholders......................................  $     (1.40)                   $     (1.40)
                                                      =============                  =============
Weighted average shares used to compute net loss per
  share attributable to common stockholders.........    7,450,692                      7,450,692
                                                      =============                  =============


- ---------------


(1) For purposes of the accompanying unaudited pro forma financial statement, additional interest expense has been provided on the $1 million Pepgen note payable at the rate of 4% for the period January 1 through September 30, 1995, the assumed transaction date for purposes of the pro forma financial statement.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders


Pepgen Corporation:



We have audited the consolidated balance sheets of Pepgen Corporation and subsidiary (a development stage enterprise) (the Company) as of December 31, 1993 and 1994, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the period from July 8, 1992 (inception) through December 31, 1992, for each of the years in the two-year period ended December 31, 1994, and for the period from July 8, 1992 (inception) through December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pepgen Corporation and subsidiary (a development stage enterprise) as of December 31, 1993 and 1994, and the results of their operations and their cash flows for the period from July 8, 1992 (inception) through December 31, 1992, for each of the years in the two-year period ended December 31, 1994, and for the period from July 8, 1992 (inception) through December 31, 1994, in conformity with generally accepted accounting principles.



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company's losses from operations and accumulated deficit during the development stage raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                          KPMG Peat Marwick LLP



San Francisco, California


November 15, 1995

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)


                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1993          1994
                                                                       ---------     ---------
Current assets:
  Cash...............................................................  $  11,691     $   1,905
  Other current assets...............................................     12,794         1,711
                                                                       ---------     ---------
          Total current assets.......................................     24,485         3,616
Intangible assets, net of accumulated amortization of $1,573 in 1993
  and $17,024 in 1994................................................    105,716       113,758
Organization costs, net of accumulated amortization of $6,576 in 1993
  and $12,822 in 1994................................................     24,648        18,402
                                                                       ---------     ---------
                                                                       $ 154,849     $ 135,776
                                                                       =========     =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable...................................................  $  28,552     $  24,816
  Accrued salary.....................................................      8,030       105,000
  Accrued consulting fees............................................      3,000        24,700
  Convertible notes payable to shareholder...........................         --        80,000
                                                                       ---------     ---------
          Total current liabilities..................................     39,582       234,516
Convertible notes payable to shareholder.............................     55,000            --
                                                                       ---------     ---------
          Total liabilities..........................................     94,582       234,516
                                                                       ---------     ---------
Commitments and subsequent events
Shareholders' equity (deficiency):
  Convertible preferred stock, no par value, 20,000,000 shares authorized, 763,300 shares issued and outstanding in 1993 and
     1994, aggregate liquidation value of $381,650...................    381,650       381,650
  Common stock, no par value, 40,000,000 shares authorized, 3,960,000
     shares issued and outstanding in 1993 and 1994..................      4,500         4,500
  Deficit accumulated during the development stage...................   (325,883)     (484,890)
                                                                       ---------     ---------
          Total shareholders' equity (deficiency)....................     60,267       (98,740)
                                                                       ---------     ---------
                                                                       $ 154,849     $ 135,776
                                                                       =========     =========


          See accompanying notes to consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                             PERIOD FROM                                PERIOD FROM
                                             JULY 8, 1992                               JULY 8, 1992
                                             (INCEPTION)     YEARS ENDED DECEMBER       (INCEPTION)
                                               THROUGH                31,                 THROUGH
                                             DECEMBER 31,   -----------------------     DECEMBER 31,
                                                 1992         1993          1994            1994
                                             ------------   ---------     ---------     ------------
Revenue earned under research,
  development and licensing agreements...      $     --     $      --     $ 100,000      $  100,000
Operating expenses:
  Research and development...............         9,000       110,375        91,728         211,103
  General and administrative.............        62,434       142,474       166,479         371,387
                                              ---------     ---------     ---------
          Total operating expenses.......        71,434       252,849       258,407         582,490
          Loss before income taxes.......       (71,434)     (252,849)     (158,207)       (482,490)
Provision for income taxes...............           800           800           800           2,400
                                              ---------     ---------     ---------
          Net loss.......................      $(72,234)    $(253,649)    $(159,007)     $ (484,890)
                                              =========     =========     =========



          See accompanying notes to consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)


          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)



         PERIOD FROM JULY 8, 1992 (INCEPTION) THROUGH DECEMBER 31, 1994


                                                                                  DEFICIT
                                         CONVERTIBLE                            ACCUMULATED
                                       PREFERRED STOCK        COMMON STOCK      DURING THE
                                      ------------------   ------------------   DEVELOPMENT
                                      SHARES     AMOUNT     SHARES     AMOUNT      STAGE       TOTAL
                                      -------   --------   ---------   ------   -----------   --------
Net loss for the period from July 8,
  1992 (inception) through December
  31, 1992..........................       --   $     --          --   $   --    $ (72,234)   $(72,234)
                                      -------   --------   ---------   ------     --------    --------
Balances as of December 31, 1992....       --         --          --       --      (72,234)    (72,234)
Issuance of common shares for
  cash..............................       --         --   3,900,000    3,900           --       3,900
Issuance of convertible preferred
  shares for cash...................  700,000    350,000          --       --           --     350,000
Issuance of common shares on
  conversion of note payable and
  accrued interest..................       --         --      60,000      600           --         600
Issuance of convertible preferred
  shares on conversion of note
  payable and accrued interest......   63,300     31,650          --       --           --      31,650
Net loss............................       --         --          --       --     (253,649)   (253,649)
                                      -------   --------   ---------   ------     --------    --------
Balances as of December 31, 1993....  763,300    381,650   3,960,000    4,500     (325,883)     60,267
Net loss............................       --         --          --       --     (159,007)   (159,007)
                                      -------   --------   ---------   ------     --------    --------
Balances as of December 31, 1994....  763,300   $381,650   3,960,000   $4,500    $(484,890)   $(98,740)
                                      =======   ========   =========   ======     ========    ========

          See accompanying notes to consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                              PERIOD FROM                                  PERIOD FROM
                                              JULY 8, 1992                                 JULY 8, 1992
                                              (INCEPTION)                                  (INCEPTION)
                                                THROUGH        YEARS ENDED DECEMBER 31       THROUGH
                                              DECEMBER 31,     -----------------------     DECEMBER 31,
                                                  1992           1993          1994            1994
                                              ------------     ---------     ---------     ------------
Cash flows from operating activities:
  Net loss..................................    $(72,234)      $(253,649)    $(159,007)     $ (484,890)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Amortization...........................       2,582           7,817        21,697          32,096
     Purchased research and development
       cost.................................      --              49,315        --              49,315
     (Increase) decrease in other current
       assets...............................      --             (12,794)       11,083          (1,711)
     Increase in intangible assets..........     (50,453)        (56,836)      (23,493)       (130,782)
     Increase in organization costs.........      (3,989)        (27,235)       --             (31,224)
     Increase (decrease) in accounts payable
       and accrued liabilities..............      63,568         (23,986)      114,934         154,516
                                               ---------       ----------    ----------     ----------
          Net cash used in operating
            activities......................     (60,526)       (317,368)      (34,786)       (412,680)
                                               ---------       ----------    ----------     ----------
Cash flows used in investing activities --
  loans to and acquisition of PepTech.......      --             (49,315)       --             (49,315)
                                               ---------       ----------    ----------     ----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to
     shareholder............................      55,000          55,000        80,000         190,000
  Principal repayments on notes payable to
     shareholder............................      --             (25,000)      (55,000)        (80,000)
  Proceeds from issuance of common stock....      --               3,900        --               3,900
  Proceeds from issuance of convertible
     preferred stock........................      --             350,000        --             350,000
  Change in bank overdraft..................       5,526          (5,526)       --             --
                                               ---------       ----------    ----------     ----------
Net cash provided by financing activities...      60,526         378,374        25,000         463,900
                                               ---------       ----------    ----------     ----------
Net (decrease) increase in cash.............      --              11,691        (9,768)          1,905
Cash at beginning of period.................      --              --            11,691         --
                                               ---------       ----------    ----------     ----------
Cash at end of period.......................    $ --           $  11,691     $   1,905      $    1,905
                                               =========       ==========    ==========     ==========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for income
     taxes..................................    $    800       $     800     $     800      $    2,400
Supplemental disclosure of noncash financing
  activities:
  Conversion of note payable and accrued
     interest to shareholder to common and
     convertible preferred stock............      --              32,250        --              32,250



          See accompanying notes to consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1993 AND 1994

(1) THE COMPANY

Pepgen Corporation (the Company) was incorporated in California on July 8, 1992 as a biopharmaceutical company and is currently conducting research.

The Company is in the development stage and has experienced losses since inception; the Company's accumulated deficit during the development stage, (July 8, 1992 (inception) through December 31, 1994) was $484,890, including a loss of $159,007 for the year ended December 31, 1994. Cash flows used in operations were $34,786 in 1994. The Company's ability to continue as a going concern is dependent upon management's ability to raise additional equity capital or obtain debt financing to fund future operations. Management is actively seeking additional financing and, during 1995, entered into an agreement with another development stage enterprise to obtain such financing (Note 9).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not give effect to adjustments that would be necessary should the Company be required to realize its assets and satisfy its liabilities in other than the normal course of business.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, PepTech, Inc. (PepTech). All intercompany transactions and balances have been eliminated in consolidation.

Organization Costs

Organization costs are stated at cost and are being amortized over five years using the straight-line method.

Research and Development

Research and development costs are expensed as incurred (Note 3).

Income Taxes


Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1993 AND 1994

Intangible Assets

Intangible assets consist of license fees and patent support costs. Such fees and costs are capitalized and amortized over their estimated useful life of ten years using the straight-line method. Amortization commences once final approval of the related patent has been obtained. Such fees and costs are charged to operations when it is determined that the patent will not be obtained or when the Company determines that it will not pursue research or development of the subject technology.

(3) ACQUISITION OF PEPTECH

On July 16, 1993, the Company acquired all of the outstanding capital stock of PepTech for $25,000 cash, the cancellation of notes receivable from PepTech totaling $20,000, and other expenses of $4,315. The acquisition was accounted for as a purchase.

The sole shareholder and employee of PepTech is the principal researcher with respect to certain technology and compounds pursuant to which the Company has obtained license rights. PepTech has obtained a research grant, and has applied for additional grants related to such technology and compounds. At the date of acquisition, PepTech had no tangible assets or liabilities. Accordingly, the entire purchase price was charged to operations at acquisition as purchased research and development expense.

(4) NOTES PAYABLE TO SHAREHOLDER

Notes payable to shareholder (President) consist of the following at December
31:


                                                                   1993         1994
                                                                  -------     --------
        Promissory notes to shareholder, uncollateralized, due
          December 31, 1995.....................................  $55,000     $ 80,000
        Less current portion....................................       --      (80,000)
                                                                  --------     -------
        Long term portion.......................................  $55,000     $     --
                                                                  ========     =======


During 1994, the Company issued convertible promissory notes totaling $80,000 to a shareholder and officer, payable on December 31, 1995. Of the total, $60,000 of these notes bear interest at 10% per annum while $20,000 are non-interest bearing. These notes, including accrued interest, are convertible at the option of the holder, in whole or in part, into shares of fully-paid and nonassessable convertible preferred stock of the Company upon issuance of preferred stock by the Company for proceeds of not less than $1,000,000 (the New Preferred Stock), at a rate per share equal to the then fair market value. Shares issued upon conversion would have the same rights, preferences and privileges, and be subject to all of the same restrictions, as the New Preferred Stock. In connection with the issuance of the convertible promissory notes, the noteholder obtained an option to purchase up to 160,000 shares of common stock for the price of $.01 per share at the time of issuance of the New Preferred Stock. The Company must provide the holder notice of at least 20 days prior to the issuance of the New Preferred Stock. Should the noteholder not give the Company notice of his election to convert, the conversion feature and common stock option will expire on the earlier of the issuance of New Preferred Stock or December 31, 1995.

Subsequent to December 31, 1994 the Company issued to the President and another shareholder additional convertible promissory notes in the amount of $127,000. These notes have the same terms as those issued in 1994, including the option to purchase up to 254,000 shares of common stock at a price of $.01 per share. Also, during 1995 the $20,000 non-interest bearing notes existing at December 31, 1994 and $100,000 of the notes issued in 1995 were repaid with all related conversion and stock option features (for the purchase of 240,000

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1993 AND 1994

shares) expiring unexercised. The remaining balance of notes payable, including accrued interest, all to the President, were converted into a new note payable on November 15, 1995 which bears interest at 6.25% per annum. All conversion and stock option features related to the notes expired unexercised.


During 1994, the Company issued convertible promissory notes totaling $55,000 to a shareholder and officer with the same terms as the notes issued in 1993. The 1993 notes were prepaid in 1994 and the conversion feature and related option expired.



(5) SHAREHOLDERS' EQUITY (DEFICIENCY)


The Company has two classes of stock: convertible preferred stock and common stock. As of December 31, 1994, preferred stock consists of only Series A, for which the Company has designated 8,000,000 of the 20,000,000 authorized shares. The preferences, privileges, and restrictions granted or imposed on the preferred stock are:

     Dividend Rights

     Holders of Series A preferred stock are entitled to dividends at an annual rate of 8% per annum of the original $.50 per share price (Original Purchase Price), if declared, prior to the payment of any dividend on common stock. The right to such dividends is not cumulative. No shares of common stock shall receive any dividend at a rate which is greater than the rate at which the dividends are simultaneously paid in respect of the preferred stock. No dividends have been declared through December 31, 1994.

     Conversion Rights

     Each share of Series A preferred stock is, at any time, at the option of the holder, convertible into shares of fully-paid and nonassessable common stock. Each share of preferred stock is convertible into the number of shares of common stock that results from dividing the conversion price of preferred stock in effect at the time of conversion into the Original Purchase Price for each share of preferred stock being converted. The conversion price is subject to adjustment from time to time.

     Automatic Conversion

     Upon either the voluntary conversion of at least 70% of the originally issued shares of Series A preferred stock or the completion of a qualified initial public offering in which the Company receives proceeds of at least $5,000,000 at a price of at least $3.00 per share, subject to adjustment, each share of preferred stock shall automatically be converted into shares of common stock at the conversion price for preferred stock then in effect.

     Liquidation Rights

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock shall be entitled to an amount equal to the Original Purchase Price per share, plus all declared but unpaid dividends, if any. If insufficient funds are available to pay the full preference amount, then the amount available shall be distributed ratably among the holders of the Series A preferred stock. After payment of the liquidation preference to all preferred shareholders, remaining assets of the Company shall be distributed ratably to all common shareholders.

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1993 AND 1994

     Voting Rights

     Holders of Series A preferred stock are entitled to the number of votes per share that would be equivalent to the number of shares of common stock into which the shares of Series A preferred stock is convertible.

Stock Options

During 1993, the Board of Directors of the Company approved the 1993 Flexible Stock Incentive Plan (the Plan). Under the Plan, the Company may grant nonqualified and incentive stock options to directors, officers, employees and consultants of the Company to acquire up to 2,300,000 common shares of the Company, which the Company has reserved. The exercise price of the options shall equal the fair market value of the stock at the date of grant. The term of any stock option may not exceed ten years from the date of grant. All options are nonassignable.

In 1994, the Company granted to its President and founding shareholder options to purchase of 100,000 shares of common stock at $.001 per share, the common stock's then fair market value. Subsequent to December 31, 1994, the Company granted additional options to its President and founding shareholder to purchase another 100,000 common shares of stock at $.001 per share, the then fair market value of the common stock. During 1995 all of these outstanding options were exercised.

In 1995 the Board of Directors of the Company approved the 1995 Stock Option Plan (the 1995 Plan). Under the 1995 Plan, the Company may grant nonqualified and incentive stock options to directors, officers, employees and consultants of the Company to acquire up to 30% of the fully diluted number of common shares of the Company. The exercise price of the option shall equal the fair market value of the stock at the date of grant. The term of any stock option may not exceed ten years from the date of grant. All options are nonassignable.

(6) RESEARCH, DEVELOPMENT AND LICENSING AGREEMENTS

In 1992, the Company entered into a licensing agreement with a university to obtain the right to utilize certain patents in exchange for a $57,000 cash payment, future milestone payments of up to $250,000 and future royalty payments or sales on products covered by the technology under license.

In 1992, the Company entered into an agreement with a university to perform certain research and development work. Under this agreement, the Company paid eight quarterly cash installments of $9,000 over the research period, which expired in October 1994.

In 1993, the Company entered into an agreement with an independent research group to perform certain research and development work. Under this agreement, the Company paid quarterly cash installments of $8,000 over the research period, which expired in May 1995. As of December 31, 1994, $13,300 was accrued under this agreement.

During 1993, the Company entered into a licensing agreement with an independent research group to obtain the right to utilize certain patents and proprietary rights in exchange for a $15,000 cash payment, future milestone payments of up to $125,000 and future royalty payments on sales of products covered by the technology under license.

During 1994, the Company entered into an agreement with a pharmaceutical company whereby consideration, totaling $100,000, was received by the Company in exchange for the rights to evaluate the Company's material over a defined period of time which is dependent on the achievement of certain technical milestones and to enter into a worldwide, exclusive licensing agreement with the Company for the acquisition of the related

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1993 AND 1994

patent, should it be obtained. The agreement was extended for an additional month for an additional $25,000 in 1995.

In 1995, the Company entered into a research and development agreement with an international company for the right to evaluate certain of the Company's research, and an exclusive right to negotiate a license for patent rights in certain countries. The Company received a $400,000 nonrefundable payment, and will receive another $600,000 over the term of the agreement which expires in 1996. In connection with the agreement, the Company paid an $80,000 finders fee to another party.

(7) COMMITMENTS

Consulting Agreement

In August 1993, the Company entered into a consulting agreement with one of its founding shareholders. This agreement was terminated in August 1994. The total amount earned and accrued as of December 31, 1994 was $24,700.

Employment Agreement

In July 1992, the Company entered into a five-year employment agreement with its President, Chief Executive Officer and one of its founding shareholders. The total amount earned in 1994 and 1993 was $108,000 and $95,000, respectively, of which $116,000 was accrued at December 31, 1994.

(8) INCOME TAXES

The provision for income taxes for all periods presented in the accompanying consolidated statements of operations represent minimum California franchise taxes.

The significant tax effected components of temporary differences and carryforwards of December 31, 1993 and 1994 are as follows:


                                                                 1993          1994
                                                               ---------     ---------
        Deferred tax assets:
          Capitalized research and development...............  $  10,300     $  17,000
          Accrued expenses...................................     15,800        62,000
          Net operating loss carryforwards...................     84,200        94,000
          Depreciation and amortization......................     38,000        40,800
          Other..............................................      2,800         8,000
                                                               ---------      --------
                  Total deferred tax assets..................    151,100       221,800
          Valuation allowance................................   (151,100)     (221,800)
                                                               ---------      --------
                  Net deferred tax asset.....................  $      --     $      --
                                                               =========      ========


The Company has established a valuation allowance to offset all deferred tax assets at December 31, 1993 and 1994 as it is considered more likely than not that the Company will not receive future benefit.

The Company had a net operating loss carryforward as of December 31, 1994 available to offset future taxable income for federal tax purposes of approximately $268,200, which expires from 2002 to 2009. The Company's utilization of its net operating loss and credit carryforwards to offset taxable income will be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code due to cumulative changes in stock ownership.

                       PEPGEN CORPORATION AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1993 AND 1994

(9) SUBSEQUENT EVENT

Subsequent to December 31, 1994, the Company and its shareholders entered into a Master Stock Purchase Agreement (the Agreement) with Calypte Biomedical Corporation, a development stage enterprise (Calypte), that provided for the issuance of 3,041,406 of new shares of convertible preferred stock to Calypte in exchange for cash of $45,875 and a note receivable in the amount of $1,000,000. The Agreement also provided for the acquisition by Calypte of all 763,300 outstanding shares of the Company's convertible preferred stock from the existing preferred shareholders for $954,125 in cash and for the issuance of options for the purchase of Calypte common stock to the existing common shareholders of the Company. After completion of the above transaction, Calypte owned 49% of the Company's outstanding stock.

The convertible preferred stock acquired by Calypte is convertible into common stock of the Company, at the option of the holder, at any time, at an initial ratio of one share of common stock for one share of convertible preferred stock and carries other conversion, voting, and dividend rights similar to those held by the previous convertible preferred stock shareholders. The convertible preferred stock has a liquidation preference aggregating $2,000,000 in the event of an involuntary or voluntary liquidation.

Concurrent with the above transaction, the Company issued warrants to Calypte that provide Calypte with the right to purchase up to 5,435,294 shares of the Company's convertible preferred stock at a price of $0.01 per share. The warrants may be exercised only to the extent that currently outstanding or new options issued under the Company's 1995 Stock Option Plan are exercised for the purchase of the Company's common stock or as a result of the Company granting stock awards to any management employee of the Company for no consideration at a ratio of 99.5% of the newly issued common shares.


The $1,000,000 note receivable from Calypte bears interest at 4% per annum and is payable at the earlier of (a) six months from the date of issuance or (b) 60 days following either Calypte receiving FDA approval on its HIV-1 urine testing product or the closing of the sale of Calypte's common stock in a public offering.


Other terms of the Agreement provide Calypte with certain rights with regard to the appointment of directors and the right of first negotiation to purchase the remaining 51% of the Company at fair market value.

Also, concurrent with the Agreement, the Company entered into a separate agreement that provides for payments to the former convertible preferred shareholders and to the current common shareholders upon the receipt of licensing fees from certain prospects identified as of the date of the Agreement. The aggregate obligation to these current and former shareholders consists of 20% of the net licensing fees, as defined, received prior to October 1996 from any of the prospects identified in the Agreement.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                           CONSOLIDATED BALANCE SHEET


                                  (UNAUDITED)



                                     ASSETS



                                                                                   DECEMBER
                                                                                   31, 1995
                                                                                  -----------
Current assets -- Cash and cash equivalents...................................    $   193,320
Intangible assets, net of accumulated amortization of $20,808.................        209,778
Organization costs, net of accumulated amortization of $19,067................         12,157
                                                                                    ---------
                                                                                  $   415,255
                                                                                    =========
                            LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities....................................    $   210,565
  Note payable to shareholder.................................................         98,523
                                                                                    ---------
          Total liabilities...................................................        309,088
                                                                                    ---------
Shareholders' equity:
  Convertible preferred stock, no par value, 20,000,000 shares authorized,
     3,804,706 shares issued and outstanding..................................      1,427,525
  Common stock, no par value, 40,000,000 shares authorized, 4,160,000 shares
     issued and outstanding...................................................          4,700
  Amounts due from shareholder................................................     (1,011,667)
  Deficit accumulated during the development stage............................       (314,391)
                                                                                    ---------
          Total shareholders' equity..........................................        106,167
                                                                                    ---------
                                                                                  $   415,255
                                                                                    =========



     See accompanying notes to unaudited consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                                                 PERIOD FROM
                                                                                 JULY 8, 1992
                                                                                 (INCEPTION)
                                                                 YEAR ENDED        THROUGH
                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1995             1995
                                                                ------------     ------------
Revenue earned under research, development and licensing
  agreements and grants.......................................   $  481,385       $  581,385
Operating expenses:
  Research and development....................................       36,868          247,971
  General and administrative..................................      256,225          627,612
                                                                  ---------        ---------
          Total operating expenses............................      293,093          875,583
                                                                  ---------        ---------
          Income (loss) from operations.......................      188,292         (294,198)
Other income (expense):
  Interest income.............................................       12,598           12,598
  Interest expense............................................      (17,351)         (17,351)
                                                                  ---------        ---------
          Income (loss) before income taxes...................      183,539         (298,951)
Provision for income taxes....................................       13,040           15,440
                                                                  ---------        ---------
          Net income (loss)...................................   $  170,499       $ (314,391)
                                                                  =========        =========



     See accompanying notes to unaudited consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)


                                  (UNAUDITED)



         PERIOD FROM JULY 8, 1992 (INCEPTION) THROUGH DECEMBER 31, 1995



                                                                                                       DEFICIT
                                              CONVERTIBLE                                            ACCUMULATED
                                            PREFERRED STOCK          COMMON STOCK      AMOUNTS DUE   DURING THE
                                         ----------------------   ------------------      FROM       DEVELOPMENT
                                          SHARES       AMOUNT      SHARES     AMOUNT   SHAREHOLDER      STAGE        TOTAL
                                         ---------   ----------   ---------   ------   -----------   -----------   ---------
Net loss for the period from July 8,
  1992 (inception) through December 31,
  1992.................................         --   $       --          --   $  --    $       --     $ (72,234)   $ (72,234)
                                                                              -------
                                                                               -----
                                         ---------   ----------   ----------           ----------      --------     --------
Balances as of December 31, 1992.......         --           --          --      --            --       (72,234)     (72,234)
Issuance of common shares for cash.....         --           --   3,900,000   $3,900           --            --        3,900
Issuance of convertible preferred
  shares for cash......................    700,000      350,000          --      --            --            --      350,000
Issuance of common shares on conversion
  of note payable and accrued
  interest.............................         --           --      60,000     600            --            --          600
Issuance of convertible preferred
  shares on conversion of note payable
  and accrued interest.................     63,300       31,650          --      --            --            --       31,650
Net loss...............................         --           --          --      --            --      (253,649)    (253,649)
                                                                              -------
                                                                               -----
                                         ---------   ----------   ----------           ----------      --------     --------
Balances as of December 31, 1993.......    763,300      381,650   3,960,000   4,500            --      (325,883)      60,267
Net loss...............................         --           --          --      --            --      (159,007)    (159,007)
                                                                              -------
                                                                               -----
                                         ---------   ----------   ----------           ----------      --------     --------
Balances as of December 31, 1994.......    763,300      381,650   3,960,000   4,500            --      (484,890)     (98,740)
Exercise of stock options..............         --           --     200,000     200            --            --          200
Issuance of convertible preferred
  shares for cash and promissory
  note.................................  3,041,406    1,045,875          --      --    (1,000,000 )          --       45,875
Interest earned on promissory note.....         --           --          --      --       (11,667 )          --      (11,667)
Net income.............................         --           --          --      --            --      (170,499)    (170,499)
                                                                              -------
                                                                               -----
                                         ---------   ----------   ----------           ----------      --------     --------
Balances as of December 31, 1995.......  3,804,706   $1,427,525   4,160,000   $4,700   $(1,011,667)   $(314,391)   $ 106,167
                                         =========   ==========   ==========  ============ ==========   ========    ========



     See accompanying notes to unaudited consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                                      PERIOD FROM
                                                                                      JULY 8, 1992
                                                                                      (INCEPTION)
                                                                      YEAR ENDED        THROUGH
                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1995             1995
                                                                     ------------     ------------
Cash flows from operating activities:
  Net income (loss)................................................   $  170,499       $ (314,391)
                                                                       ---------        ---------
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
     Noncash interest on shareholder note payable..................       11,523           11,523
     Amortization..................................................       10,029           39,875
     Purchased research and development cost.......................           --           49,315
     (Increase) decrease in other current assets...................       (9,956)         (11,667)
     Increase in intangible assets.................................      (99,805)        (230,587)
     Increase in organization costs................................           --          (31,225)
     Increase in accounts payable and accrued liabilities..........       56,050          212,817
                                                                       ---------        ---------
       Net cash provided by (used in) operating activities.........      138,340         (274,340)
                                                                       ---------        ---------
Cash used in investing activities -- acquisition of PepTech:.......           --          (49,315)
                                                                       ---------        ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to shareholders..........      127,000          317,000
  Principal repayments of notes payable to shareholders............     (120,000)        (200,000)
  Proceeds from exercise of stock options..........................          200              200
  Proceeds from issuance of common stock...........................           --            3,900
  Proceeds from issuance of convertible preferred stock............       45,875          395,875
                                                                       ---------        ---------
     Net cash provided by financing activities.....................       53,075          516,975
                                                                       ---------        ---------
     Net increase in cash..........................................      191,415          193,320
Cash and cash equivalents, beginning of period.....................        1,905               --
                                                                       ---------        ---------
Cash and cash equivalents, end of period...........................   $  193,320       $  193,320
                                                                       =========        =========
Supplemental disclosure of noncash financing activities:
  Promissory note due from shareholder received in exchange for
     preferred stock...............................................   $1,000,000       $1,000,000
  Interest earned on promissory note due from shareholder..........       11,667           11,667
  Interest expense on shareholder note payable converted to new
     shareholder note payable......................................       11,523           11,523
  Refinance of shareholder notes payable...........................       87,000           87,000
  Conversion of note payable and accrued interest to common and
     preferred stock...............................................           --           32,250
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Income taxes..................................................          800            3,200
     Interest......................................................        5,828            5,828



     See accompanying notes to unaudited consolidated financial statements.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



                               DECEMBER 31, 1995



(1)  THE COMPANY



Pepgen Corporation (the "Company") was incorporated in California on July 8, 1992 as a biopharmaceutical company.



The Company is in the development stage, has a working capital deficit and has an accumulated deficit during the development stage of $314,391 at December 31, 1995. Moreover, the recoverability of the carrying value of the Company's assets is entirely dependent upon the Company's ability to develop products related to its patents, obtain regulatory approvals and successfully market its products. Revenues to date have been primarily from research and development agreements in an effort to develop the Company's products. The Company's planned principal operations have not yet commenced. The Company is actively seeking additional funding; however, the outcome of these activities is uncertain. These matters raise a substantial doubt about the Company's ability to continue as a going concern.



The accompanying consolidated financial statements have been prepared on a basis of accounting principles applicable to a going concern and, accordingly, they do not give effect to adjustments that would be necessary should the Company be required to realize its assets and satisfy its liabilities in other than the normal course of business.



(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



Basis of Consolidation



The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, PepTech, Inc. (PepTech). All intercompany transactions have been eliminated in consolidation.



Intangible Assets



Intangible assets consist of license fees and patent support costs. Such fees and costs are capitalized and amortized over their estimated useful life of ten years using the straight-line method. Amortization commences once final approval of the related patent has been obtained. Such fees and costs are charged to operations when it is determined that the patent will not be obtained or when the Company determines that it will not pursue research or development of the subject technology.



Organization Costs



Organization costs are stated at cost and are being amortized over their estimated useful lives of five years using the straight-line method.



Research and Development



Research and development costs are expensed as incurred.



Income Taxes



Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  (UNAUDITED)



                               DECEMBER 31, 1995



Cash and Cash Equivalents



Cash and cash equivalents include cash on hand, and amounts on deposit with financial institutions that are readily convertible into cash with an acquired maturity date of 90 days or less.



Fair Value of Financial Instruments



Financial assets and liabilities have carrying values which approximate their fair values for all periods presented.



(3)  ACQUISITION OF PEPTECH



On July 16, 1993, the Company acquired all of the outstanding capital stock of PepTech for $25,000 cash, the cancellation of notes receivable from PepTech totaling $20,000, and other expenses of $4,315.



The sole shareholder and employee of PepTech is the principal researcher with respect to certain technology and compounds pursuant to which the Company has obtained license rights. Moreover, PepTech has obtained a research grant, and has applied for additional grants, related to such technology and compounds. At the date of acquisition, PepTech had no tangible assets or liabilities. Accordingly, the entire purchase price was charged to operations as purchased research and development expenses.



(4)  NOTE PAYABLE TO SHAREHOLDER



Note payable to shareholder consists of the following at December 31, 1995:



        Promissory note to shareholder, uncollateralized, interest
          payable at 6.25% per annum, no stated repayment date..........    $ 98,523
        Less current portion............................................     (98,523)
                                                                            --------
                                                                            $     --
                                                                            ========



(5)  EQUITY



In 1995, the Company entered into a Master Stock Purchase Agreement (the "Agreement") with a biomedical firm whereby, upon the completion of the events contemplated by the Agreement, as described below, the biomedical firm would acquire 49% of the fully-diluted common stock of the Company.



Under the terms of the Agreement, the biomedical firm purchased all of the outstanding preferred shares from the existing shareholders for cash and certain options to purchase common stock in the biomedical firm, and an additional 3,041,406 preferred shares from the Company for total consideration to the Company of $1,045,875. Cash of $45,875 was paid at the closing and a promissory note in the amount of $1,000,000 was issued. This promissory note bears interest at 4% per annum and is payable at the earlier of: (a) October 1996 or (b) sixty days following either FDA approval of the biomedical firm's major product or completion of an initial public offering of the biomedical firm's common stock.



The Company also issued warrants to purchase an additional 5,435,294 shares of the Company's preferred stock at $.001 per share. These warrants may be exercised only to the extent that currently outstanding or new options issued under the Company's 1995 Stock Option Plan are exercised for the purchase of the Company's common stock or as a result of the Company granting stock awards to any management employee of the Company for no consideration at a ratio of 99.5% of the newly issued common shares.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  (UNAUDITED)



                               DECEMBER 31, 1995



If payment of the promissory note is not made in accordance with its terms, the Company may repurchase or redeem the 3,041,406 shares of preferred stock for $45,875, and the warrants to purchase the additional shares of preferred stock shall expire.



Preferred Stock



The Company has authorized 20,000,000 shares of preferred stock of which 10,000,000 shares are designated as Series A Preferred Stock ("Series A preferred"). The other 10,000,000 shares are currently undesignated.



Holders of Series A preferred stock are entitled to annual dividends at the rate of 8%, payable quarterly. The dividends are not cumulative and are only payable if declared by the Company's Board of Directors. Interest shall not be paid on any undeclared or unpaid dividends. No dividends may be paid to common stock shareholders until full annual dividends are declared and paid to the preferred shareholders. No dividends have been declared as of December 31, 1995.



In the event of any liquidation, dissolution or wind up of the Company, either voluntary or involuntary, the Series A preferred holders are entitled to an aggregate liquidation value of $2,000,000.



The Series A preferred shares are convertible, at the holder's option, at any time into an equal number of shares of the Company's common stock. The preferred shares will automatically convert into common shares upon the earlier of: (a) the closing of a firm commitment initial public offering with a price per common share of no less than $3.00 and aggregate gross proceeds of no less than $5,000,000, or (b) the voluntary conversion into common shares of at least 70% of the issued and outstanding Series A preferred shares.



Series A preferred shareholders have voting rights in their equivalent number of common shares, as if converted. Under the terms of the Agreement, the biomedical firm is entitled to 49% of the voting interest in the Company at all times prior to the conversion of Series A preferred shares to common shares.



(6)  STOCK OPTIONS



During 1995, the Company approved the 1995 Incentive and Non-Statutory Stock Option Plan (the Plan). This Plan replaced the 1993 Flexible Stock Incentive Plan. Under the Plan, the Company may grant nonqualified and incentive stock options to officers, employees and consultants of the Company to acquire up to 5,657,143 common shares of the Company. As of December 31, 1995, there were 1,885,695 options granted and outstanding under the Plan to the Company's Chief Executive Officer, Chairman and founding shareholder as part of his employment agreement (Note 7). These options are fully vested, are exercisable, and have an exercise price of $.02 per share, the estimated fair market value of the Company's common stock at the grant date.



During 1995, the Company approved a resolution with respect to compensation of outside directors. Each outside director will be granted options to acquire 20,000 shares of common stock to be vested over four years, at the rate of 5,000 per year, at an exercise price of $.02 per share. As of December 31, 1995, no options had been granted to outside directors.



In 1994, the Company granted options to acquire 100,000 shares of common stock to its President and founding shareholder at $.001 per share, the estimated fair market value of the Company's common stock at the grant date. In March 1995, the Company granted an additional 100,000 common stock options to its President at $.001 per share, the estimated fair market value of the Company's common stock at the grant

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  (UNAUDITED)



                               DECEMBER 31, 1995



date. The options to acquire 200,000 shares of common stock were exercised in November 1995 for cash proceeds of $200.



(7)  COMMITMENTS AND CONTINGENCIES



Research and Development Agreements



In 1993, the Company entered into an agreement with an independent research group to perform certain research and development work. Under this agreement, the Company paid quarterly cash installments over the research period, which expired in May 1995. The amount paid under this agreement in 1995 was approximately $11,000.



During 1994, the Company entered into an agreement with a major pharmaceutical company whereby consideration, totaling $100,000, was received by the Company in exchange for the rights to evaluate the Company's material over a defined period of time and to enter into a worldwide, exclusive licensing agreement with the Company for the acquisition of the related patent, should it be obtained. The agreement was extended for one additional month during 1995 for an additional $25,000. The agreement was mutually terminated subsequent to this one month extension.



During 1995, the Company entered into an agreement with a major Japanese research firm whereby a non-refundable cash payment of $400,000 was received by the Company in 1995 for the right to use the Company's material in a research and development program over a defined period of time. The agreement provides for total consideration of $1,000,000 with the remainder to be paid upon the attainment of certain milestones by the research program. Upon completion of the research program, the Japanese firm has the option to pay the Company an additional $3,000,000 for the right to negotiate an exclusive licensing arrangement for the product in Japan and Korea. The negotiation period would be over three months and the option payment would be non-refundable regardless of the outcome of the negotiations.



Federal Research Grant



The Company is a recipient of a federal research grant amounting to $75,002. As of December 31, 1995, the Company received $56,385 of this grant. The grant expires on March 1, 1996.



Employment Agreement



In November 1995, the Company entered into an employment agreement with its Chief Executive Officer, Chairman and one of its founding shareholders. The agreement, which replaced a previous employment agreement, provides for minimum annual salary and benefits. In the event of involuntary termination, as defined, the Company is liable for twelve months of salary. The Company also granted the executive fully vested options to acquire 1,885,695 shares of common stock (Note
6). The agreement expires on December 31, 1996, unless renewed. The total amount earned by this executive in 1995 under employment agreements was $120,000.



Corporate Partnership Agreement



In March 1995, the Company entered into a twelve-month corporate partnership agreement with an agent whereby the Company would pay the agent a defined percentage of revenues or license fees received as a result of the agent locating a corporate partner in Japan or Korea. During the year ended December 31, 1995, the Company paid the agent $80,000 for services performed.

                       PEPGEN CORPORATION AND SUBSIDIARY


                        (A DEVELOPMENT STAGE ENTERPRISE)



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  (UNAUDITED)



                               DECEMBER 31, 1995



Net Licensing Fee Agreements



In September 1995, the Company entered into net licensing agreements, whereby for a period of one year, the Company will pay ten percent of any net licensing fee, as defined, received by the Company to the common shareholders and an additional ten percent of any net licensing fee, as defined, to the previous holders of preferred stock (prior to the investment by the biomedical firm -- see Note 5). No amounts were earned or paid under these net licensing fee agreements for the year ended December 31, 1995.



(8)  INCOME TAXES



The provision for income taxes consists of the following:



                                                                              PERIOD FROM
                                                          YEAR ENDED         JULY 8, 1992
                                                         DECEMBER 31,     (INCEPTION) THROUGH
                                                             1995          DECEMBER 31, 1995
                                                         ------------     -------------------
        Current:
          Federal......................................    $     --             $    --
          State........................................      13,040              15,440
                                                            -------             -------
                                                           $ 13,040             $15,440
                                                            =======             =======



The Company's effective tax rate differs from the U.S. federal statutory rate due primarily to losses incurred for which benefits have not been realized, the change in the valuation allowance and the effect of state income tax.



The tax effected amounts of temporary differences as of December 31, 1995 are as follows:



          Deferred tax assets:
            Capitalized research and development......................    $  20,647
            State income taxes........................................        4,434
            Accrued expenses..........................................       85,875
            Net operating loss carryforwards..........................       17,014
            Other.....................................................        5,291
                                                                          ---------
                    Total deferred tax assets.........................      133,261
            Valuation allowance.......................................     (133,261)
                                                                          ---------
                    Net deferred tax asset............................    $  --
                                                                          =========



The Company has a net operating loss carryforward as of December 31, 1995 available to offset future taxable income for federal tax purposes of approximately $50,000, which begins to expire in 2001.



In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a 50% ownership change (as defined) takes place in any three-year period. The Company is currently evaluating whether any adjustments are required as a result of Section 382.



(9)  CONCENTRATION OF CREDIT RISK



The Company maintains its cash accounts in a commercial bank. At December 31, 1995, cash on deposit was in excess of the federally insured limit of $100,000 by approximately $84,000.

- ------------------------------------------------------
- ------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   5
The Company............................  12
Use of Proceeds........................  12
Dividend Policy........................  12
Capitalization.........................  13
Dilution...............................  14
Selected Consolidated Financial Data...  15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  16
Business...............................  19
Management.............................  35
Certain Transactions...................  42
Principal Stockholders.................  45
Description of Capital Stock...........  46
Shares Eligible for Future Sale........  47
Underwriting...........................  49
Legal Matters..........................  50
Experts................................  51
Additional Information.................  51
Index to Consolidated Financial
  Statements........................... F-1


                               ------------------

UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                2,500,000 SHARES
                                      LOGO

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS

                              --------------------
                         PACIFIC GROWTH EQUITIES, INC.
                                            , 1996

- ------------------------------------------------------
- ------------------------------------------------------

APPENDIX--(DESCRIPTION OF GRAPHICS)

INSIDE FRONT COVER

[Graphic: The Manufacturing Process. This four panel graphic depicts the Registrant's manufacturing process. The first panel depicts a laboratory staff member holding a roller bottle containing a liquid. This person is standing in front of an incubator containing roller bottles.]

Graphic Caption: Antigen production begins with the growth of proprietary cell lines. Cells are grown in complex media, rotated in roller-bottles, and incubated under controlled conditions.

[Graphic: Second panel. The second panel depicts a laboratory staff member sitting in front of a laboratory hood under which are placed roller bottles. The person is sitting in front of the hood dipping a pipette into one of the roller bottles under the hood.]

Graphic Caption: Cells are infected with a vector carrying the genetic information for the expression of HIV-1 envelope protein (rgp 160). Infected cells containing rgp 160 are harvested, frozen and used for antigen puri-fication.

[Graphic: Third panel. The third panel depicts certain laboratory equipment.]

Graphic Caption: Rgp 160 is purified in a sequential bioprocess incorporating proprietary manufacturing techniques.

[Graphic: Fourth panel. This panel depicts the Company's test wells being coated with antigen.]

Graphic Caption: Microwell plates are produced by automated filling of wells with diluted rgp 160, incubation, blocking and packaging with dessicant.

GATEFOLD FOLLOWING INSIDE FRONT COVER

[Graphic: The HIV-1 Virus and Calypte urine test. This graphic depicts in one panel the HIV-1 virus envelope structure and seven panels depicting the operation of the Company's urine HIV-1 test for a positive and a negative test.]

Graphic Caption: Panel 1: The complex structure of HIV-1, the virus highly associated with AIDS. Gp 160 is glyco-protein from the envelope region of the HIV-1 virus. The same protein is manufactured in a recombinant form (rgp 160) for use in the Calypte HIV-1 urine assay.

Graphic Caption: Panel 2: How the test works. Positive urine. Urine from HIV-1 positive subject which contains HIV-1 anti-bodies is added to a test well.

Graphic Caption: Panel 3: Human HIV-1 antibodies in urine bind to the rgp 160 in the well.

Graphic Caption: Panel 4: Conjugate containing an enzyme is added to the well. The conjugate will bind only to the human HIV-1 antibody. After the well is washed, substrate reagent is added and color development occurs indicating the presence of human HIV-1 antibody in the well.

Graphic Caption: Panel 5: The microwell plate coated with proprietary recombinant HIV-1 rgp 160 antigen being filled with urine.

Graphic Caption: Panel 6: Negative Urine. Urine from HIV-1 negative subject which contains no HIV-1 antibodies is added to a test well.

Graphic Caption: Panel 7: No antibodies are present in urine to bind to the rgp 160 in the well.

Graphic Caption: Panel 8: Conjugate containing an enzyme is added to the well. The conjugate will not bind since the human HIV-1 antibody is not present. After the well is washed, substrate reagent is added and color development will not occur since no antibody and therefore no conjugate is present in the well.

Page Caption: The Calypte HIV-1 urine-based test has not been approved by the FDA for marketing in the United States. The test cannot be sold in the United States unless and until such FDA approval is obtained, if at all.

INSIDE BACK COVER

[Graphic: The HIV-1 Urine EIA Test Kit. This graphic depicts the Company's test kit, including various bottles of reagents and packages of tests.]

Graphic Caption: The Calypte FDA HIV-1 Urine EIA Test Kit. When used with the Western blot confirmatory test Calypte will provide the first and only complete urine-based HIV testing system.

Page Caption: The Calypte HIV-1 urine-based test has not been approved by the FDA for marketing in the United States. The test cannot be sold in the United States unless and until such FDA approval is obtained, if at all.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee NASD filing fee and Nasdaq National Market listing fee.

                                                                          AMOUNT TO BE
                                                                          PAID BY THE
                                                                            COMPANY
                                                                          ------------
        SEC registration fee............................................   $    9,914
        NASD filing fee.................................................        3,375
        Nasdaq National Market listing fee..............................       50,000
        Printing and engraving costs....................................      125,000
        Legal fees and expenses.........................................      400,000
        Accounting fees and expenses....................................      230,000
        Directors' and officers' prospectus liability insurance.........      120,000
        Blue Sky fees and expenses......................................       15,000
        Transfer Agent and Registrar fees...............................       15,000
        Miscellaneous expenses..........................................       51,711
                                                                             --------
                  Total.................................................   $1,020,000
                                                                             ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since May, 1993, the Registrant has issued and sold the following unregistered securities.


1. In August 1993, the Company issued and sold 2,500 shares of Common Stock to one consultant at a price of $0.80 per share.



2. In April 1994, the Company issued and sold 10,000 shares of Common Stock to one accredited investor at a price of $0.80 per share.



3. In September 1994, the Company issued and sold 1,250 shares of Common Stock to three employees at prices ranging from $0.50 to $1.00.



4. From December 28, 1992 to June 9, 1994, the Registrant issued and sold 2,116,999 shares of Series D Preferred Stock, convertible into 2,116,999 shares of Common Stock, to a total of 44 accredited investors for an aggregate purchase price of $10,584,996.



5. From November 10, 1994, to September 1, 1995, the Registrant issued to 72 accredited investors warrants to acquire 1,964,146 shares of Series E Preferred Stock exercisable at prices per share ranging from $5.00 to $7.50.

6. On June 26, 1995, the Registrant issued to 2 accredited investors warrants to acquire 35,155 shares of Common Stock exercisable at prices per share ranging from $5.00 to $7.50.



7. From February 2, 1993 to June 23, 1994, the Registrant issued warrants to 2 accredited investors to acquire 2,800 shares of Series D Preferred Stock exercisable at prices per share ranging from $5.60 to $6.00.



8. On October 12, 1995, the Registrant issued to the 6 shareholders of Pepgen options to acquire 475,000 shares of Common Stock at $7.50.



9. From May 1, 1993 to June 21, 1996, the Registrant issued employees, officers, and consultants options to acquire 1,369,186 shares of Common Stock at exercise prices per share ranging from $0.22 to $5.00.



10. From November 30, 1994 to June 21, 1996 the Registrant issued and sold a total of 2,660,437 shares of Series E Preferred Stock, convertible into 2,660,437 shares of Common Stock, to a total of 72 accredited investors for an aggregate purchase price of $15,420,080.



11. From May 1993 to May 1996, the Company has issued to those individuals referred to in 9 above 39,527 shares of Common Stock upon exercise of options at prices ranging from $0.20 to $1.00 per share.



The sales of the securities in paragraphs 2, 4, 5, 6, 7, 8 and 10 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder. The sales of securities in paragraphs 1, 3, 9, and 11 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. With respect to the grants of stock options, an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.



The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients received adequate information about the Registrant or had access, through employment or other relationships to such information.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


         1.1      Form of Underwriting Agreement among the Registrant and the Underwriters therein represented by Pacific Growth Equities, Inc.
         3.1*     Restated Articles of Incorporation of Calypte Biomedical Corporation, a
                  California corporation, as currently in effect.
         3.2      Form of Restated Certificate of Incorporation of the Company to be filed after the closing of the offering made under this Registration Statement.
         3.3*     Bylaws of the Registrant, as currently in effect.
         4.1*     Registrant's specimen common stock certificate.
         5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
        10.1*     Form of Indemnification Agreement between the Company and each of its directors and officers.
        10.2*     Incentive Stock Plan.
        10.3*     1995 Director Option Plan.
        10.4*     1995 Employee Stock Purchase Plan.
        10.5*     Lease Agreement between the Registrant and Charles A. Grant and Mark
                  Greenberg, dated as of November 30, 1990.
        10.6*     Second Lease Extension Agreement between Registrant and Charles A. Grant and Mark Greenberg, dated as of May 14, 1991.

        10.7*     Lease Extension Agreement between Registrant and Charles A. Grant and Mark
                  Greenberg, dated as of February 5, 1992.
        10.8*     Lease Extension Agreement between Registrant Charles A. Grant and Mark
                  Greenberg, dated as of April 15, 1993.
        10.9*     Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park
                  between Commercial Center Bank and the Registrant, dated as of August 22,
                  1992.
        10.10*    Employment Agreement between the Registrant and John P. Davis, dated as of
                  April 10, 1995 as amended.
        10.11     Amendment No. 1 to Employment Agreement between the Registrant and John P.
                  Davis, dated as of April 22, 1996.
        10.12*    Employment Agreement between the Registrant and Howard B. Urnovitz, dated as of January 25, 1995.
        10.13     Employment Agreement between the Registrant and John J. DiPietro, dated as of September 26, 1995.
        10.14*    Business Consultant Agreement between the Registrant and Cynthia Green, dated as of May 1, 1993.
        10.15+*   License Agreement between the Registrant and New York University, dated as of August 13, 1993.
        10.16*    First Amendment to License Agreement between the Registrant and New York
                  University, dated as of January 11, 1995.
        10.17*    Second Amendment to License Agreement between the Registrant and New York
                  University, dated as of October 15, 1995.
        10.18+*   Third Amendment to License Agreement between the Registrant and New York
                  University, dated as of January 31, 1996.
        10.19+*   Research Agreement between the Registrant and New York University, dated
                  August 12, 1993.
        10.20+*   First Amendment to Research Agreement between the Registrant and New York
                  University, dated as of January 11, 1995.
        10.21+*   Sublicense Agreement between the Registrant and Cambridge Biotech
                  Corporation, dated as of March 31, 1992.
        10.22+*   Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
        10.23+*   Sub-License Agreement between the Registrant and Cambridge Biotech
                  Corporation, dated as of April 12, 1996.
        10.24+*   Agreement between the Registrant and Repligen Corporation, dated as of
                  March 8, 1993.
        10.25+*   Non-Exclusive License Agreement between the Registrant and The Texas A&M
                  University System, dated as of September 12, 1993.
        10.26+*   Non-Exclusive License Agreement between the Registrant and The Board of
                  Trustees of the Leland Stanford Junior University, dated as of March 1,
                  1993.
        10.27+*   Distribution Agreement between the Registrant and Otsuka Pharmaceutical
                  Co., Ltd., dated as of August 7, 1994.
        10.28+*   Distribution Agreement between the Registrant and Seradyn, Inc., dated as of April 10, 1995.
        10.29+*   Distribution Agreement between the Registrant and Travenol Laboratories
                  (Israel), Ltd., dated as of December 31, 1994.
        10.30+*   Manufacturing/Packing Agreement between the Registrant and Biomira
                  (formerly ADI) Diagnostics Inc., dated as of September 27, 1994.
        10.31     Loan and Bridge Security Agreement between the Registrant and Silicon
                  Valley Bank, dated as of December 8, 1995.
        10.32*    First Amendment to Loan and Security Agreement between the Registrant and
                  Silicon Valley Bank, dated as of March 5, 1996.

        10.33     Form of Option Agreement for Stockholders of Pepgen Corporation dated as of
                  October 12, 1995.
        10.34     $1.0 Million Promissory Note delivered to Pepgen Corporation, dated as of
                  October 12, 1995.
        10.35     Equipment Lease Agreement between the Registrant and Phoenix Leasing, dated as of August 20, 1993.
        10.36     Equipment Lease Agreement between the Registrant and Meir Mitchell/GATX, dated as of August 20, 1993.
        11.1      Statement of Computation of Net Income Per Share.
        21.1      Subsidiaries of the Registrant.
        23.1      Consent of KPMG Peat Marwick LLP, Independent Auditors.
        23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
                  counsel to the Registrant (included in Exhibit 5.1).
        23.3*     Consent of Arnold White & Durkee.
        24.1*     Power of Attorney (see page II-5).
        27.1*     Financial Data Schedule.


- ---------------


* Previously filed.


+ Confidential treatment requested as to certain portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULES

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant, Calypte Biomedical Corporation, a corporation organized under the laws of the State of California, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on the 25th day of June, 1996.


                                          CALYPTE BIOMEDICAL CORPORATION


                                          By: */s/ John P. Davis


                                            ------------------------------------
                                            John P. Davis
                                            President and Chief Executive
                                              Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------    ---------------------------    ----------------
         */s/ William A. Boeger, III                Chairman of Board of           June 25, 1996
- ---------------------------------------------             Directors
           William A. Boeger, III
             */s/ John P. Davis                  President, Chief Executive        June 25, 1996
- ---------------------------------------------       Officer and Director
                John P. Davis                       (Principal Executive
                                                          Officer)
                                                  Chief Science Officer and
- ---------------------------------------------             Director
          Howard B. Urnovitz, Ph.D.
            /s/ John J. DiPietro                 Vice President of Finance,        June 25, 1996
- ---------------------------------------------    Chief Financial Officer and
              John J. DiPietro                      Secretary (Principal
                                                     Accounting Officer)
- ---------------------------------------------             Director
            Kuo-Yu (Frank) Chiang
             */s/ David Collins                           Director                 June 25, 1996
- ---------------------------------------------
                David Collins
        */s/  Julius R. Krevans, M.D.                     Director                 June 25, 1996
- ---------------------------------------------
           Julius R. Krevans, M.D.
          */s/  Mark Novitch, M.D.                        Director                 June 25, 1996
- ---------------------------------------------
             Mark Novitch, M.D.
                                                          Director
- ---------------------------------------------
              Roger Quy, Ph.D.
                                                          Director
- ---------------------------------------------
               Hideji Nonomura
          By:          /s/  John J.
                   DiPietro
- ---------------------------------------------
              John J. DiPietro
              Attorney-in-fact

                                 EXHIBIT INDEX

    EXHIBIT
     NO.                                        DESCRIPTION
    -----     -------------------------------------------------------------------------------
     1.1      Form of Underwriting Agreement among the Registrant and the Underwriters therein represented by Pacific Growth Equities, Inc.
     3.1*     Restated Articles of Incorporation of Calypte Biomedical Corporation, a
              California corporation, as currently in effect.
     3.2      Form of Restated Certificate of Incorporation of the Company to be filed after the closing of the offering made under this Registration Statement.
     3.3*     Bylaws of the Registrant, as currently in effect.
     4.1*     Registrant's specimen common stock certificate.
     5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
    10.1*     Form of Indemnification Agreement between the Company and each of its directors and officers.
    10.2*     Incentive Stock Plan.
    10.3*     1995 Director Option Plan.
    10.4*     1995 Employee Stock Purchase Plan.
    10.5*     Lease Agreement between the Registrant and Charles A. Grant and Mark Greenberg,
              dated as of November 30, 1990.
    10.6*     Second Lease Extension Agreement between Registrant and Charles A. Grant and
              Mark Greenberg, dated as of May 14, 1991.
    10.7*     Lease Extension Agreement between Registrant and Charles A. Grant and Mark
              Greenberg, dated as of February 5, 1992.
    10.8*     Lease Extension Agreement between Registrant Charles A. Grant and Mark
              Greenberg, dated as of April 15, 1993.
    10.9*     Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay Business Park
              between Commercial Center Bank and the Registrant, dated as of August 22, 1992.
    10.10*    Employment Agreement between the Registrant and John P. Davis, dated as of
              April 10, 1995 as amended.
    10.11     Amendment No. 1 to Employment Agreement between the Registrant and John P.
              Davis, dated as of April 22, 1996.
    10.12*    Employment Agreement between the Registrant and Howard B. Urnovitz, dated as of
              January 25, 1995.
    10.13     Employment Agreement between the Registrant and John J. DiPietro, dated as of
              September 26, 1995.
    10.14*    Business Consultant Agreement between the Registrant and Cynthia Green, dated as of May 1, 1993.
    10.15+*   License Agreement between the Registrant and New York University, dated as of
              August 13, 1993.
    10.16*    First Amendment to License Agreement between the Registrant and New York
              University, dated as of January 11, 1995.
    10.17*    Second Amendment to License Agreement between the Registrant and New York
              University, dated as of October 15, 1995.
    10.18+*   Third Amendment to License Agreement between the Registrant and New York
              University, dated as of January 31, 1996.
    10.19+*   Research Agreement between the Registrant and New York University, dated August
              12, 1993.
    10.20+*   First Amendment to Research Agreement between the Registrant and New York
              University, dated as of January 11, 1995.

    EXHIBIT
     NO.                                        DESCRIPTION
    -----     -------------------------------------------------------------------------------
    10.21+*   Sublicense Agreement between the Registrant and Cambridge Biotech Corporation, dated as of March 31, 1992.
    10.22+*   Master Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
    10.23+*   Sub-License Agreement between the Registrant and Cambridge Biotech Corporation, dated as of April 12, 1996.
    10.24+*   Agreement between the Registrant and Repligen Corporation, dated as of March 8,
              1993.
    10.25+*   Non-Exclusive License Agreement between the Registrant and The Texas A&M
              University System, dated as of September 12, 1993.
    10.26+*   Non-Exclusive License Agreement between the Registrant and The Board of
              Trustees of the Leland Stanford Junior University, dated as of March 1, 1993.
    10.27+*   Distribution Agreement between the Registrant and Otsuka Pharmaceutical Co.,
              Ltd., dated as of August 7, 1994.
    10.28+*   Distribution Agreement between the Registrant and Seradyn, Inc., dated as of
              April 10, 1995.
    10.29+*   Distribution Agreement between the Registrant and Travenol Laboratories
              (Israel), Ltd., dated as of December 31, 1994.
    10.30+*   Manufacturing/Packing Agreement between the Registrant and Biomira (formerly
              ADI) Diagnostics Inc., dated as of September 27, 1994.
    10.31     Loan and Bridge Security Agreement between the Registrant and Silicon Valley
              Bank, dated as of December 8, 1995.
    10.32*    First Amendment to Loan and Security Agreement between the Registrant and
              Silicon Valley Bank, dated as of March 5, 1996.
    10.33     Form of Option Agreement for Stockholders of Pepgen Corporation dated as of
              October 12, 1995.
    10.34     $1.0 Million Promissory Note delivered to Pepgen Corporation, dated as of
              October 12, 1995.
    10.35     Equipment Lease Agreement between the Registrant and Phoenix Leasing, dated as of August 20, 1993.
    10.36     Equipment Lease Agreement between the Registrant and Meir Mitchell/GATX, dated as of August 20, 1993.
    11.1      Statement of Computation of Net Income Per Share.
    21.1      Subsidiaries of the Registrant.
    23.1      Consent of KPMG Peat Marwick LLP, Independent Auditors.
    23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (included in Exhibit 5.1).
    23.3*     Consent of Arnold White & Durkee.
    24.1*     Power of Attorney (see page II-5).
    27.1*     Financial Data Schedule.

- ---------------

* Previously filed.

+ Confidential treatment requested as to certain portions of this exhibit.